Exhibit 11

EXECUTION VERSION

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REPORTING PERSONS HAVE DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REPORTING PERSONS TREAT AS PRIVATE OR CONFIDENTIAL.

CELTIC BIDCO S.À R.L.

(as Third Party Security Provider)

CELTIC LUX HOLDINGS S.À R.L.

(as Company)

with

CERTAIN FINANCIAL INSTITUTIONS

(as the Lenders)

and

GLOBAL LOAN AGENCY SERVICES LIMITED

(as Agent)

GLAS TRUST CORPORATION LIMITED

(as Security Agent)

FACILITY AGREEMENT

SIDLEY

70 St. Mary Axe

London EC3A 8BE

www.sidley.com

TABLE OF CONTENTS

		Page

1	Definitions and Interpretation	1
2	The Facilities	33
3	Purpose	34
4	Conditions of Utilisation	34
5	Utilisation – Loans	35
6	Repayment	36
7	Illegality, Voluntary Prepayment and Cancellation	36
8	Mandatory Prepayment	37
9	Restrictions and Call Price	42
10	Default Interest	43
11	Fees	43
12	Taxes	43
13	Increased Costs	48
14	Other Indemnities	50
15	Mitigation by the Lenders	52
16	Costs and Expenses	52
17	Representations and Warranties	53
18	Information and Accounting Undertakings	60
19	Financial Covenant	65
20	General Undertakings	66
21	Events of Default	77
22	Changes to the Lenders	85
23	Restriction on Debt Purchase Transactions	92
24	Changes to the Company and third party security provider	95
25	Role of the Agent and Others	95
26	Application of Proceeds	109
27	Conduct of Business by the Finance Parties	110
28	Sharing among the Finance Parties	110
29	Payment Mechanics	112
30	Contractual recognition of Bail-In	115
31	Set-Off	116
32	Notices	116
33	Calculations and Certificates	119
34	Partial Invalidity	119
35	Remedies and Waivers	119
36	Amendments and Waivers	119
37	Confidentiality	128
38	Counterparts	132
39	Governing Law	132
40	Enforcement	132

i

THIS AGREEMENT is dated 26 June 2026.

Between:

(1)	CELTIC BIDCO S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 29, Avenue de la Porte-Neuve, L-2227 Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B197876 (the “Third Party Security Provider”);

(2)	CELTIC LUX HOLDINGS S.À R.L., a private limited liability company (société à responsabilité limitée) established under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, Heienhaff, L-1736 Senningerberg, Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés, Luxembourg) under number B149045 (the “Company” and the “Borrower”);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as Lenders (the “Original Lender”);

(5)	GLOBAL LOAN AGENCY SERVICES LIMITED, as agent of the other Finance Parties (the “Agent”); and

(6)	GLAS TRUST CORPORATION LIMITED, as security agent for the Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)	a bank or financial institution which has a long term unsecured rating of at least BBB+ by Standard & Poor’s Rating Services or Fitch Ratings Ltd or at least Baa1 by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency;

(b)	any Finance Party or any Affiliate of a Finance Party; or

(c)	any other bank or financial institution approved by the Majority Lenders (acting reasonably).

“Accounting Principles” means, in respect of the Company or any other member of the Group, IFRS or the accounting principles applicable to it in its jurisdiction of incorporation, in each case to the extent applicable to the relevant financial statements and as applied by the Company or the relevant member of the Group from time to time (provided that any changes to such principles shall be governed in accordance with Clause 18.8 (Agreed Accounting Principles)).

“Accounting Reference Date” means 31 December.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means:

(a)	(subject to paragraph (b) below) the spot rate of exchange as obtained by the Agent for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. on a particular day; or

(b)	(if the Agent does not obtain an available spot rate of exchange) any publicly available spot rate of exchange selected by the Agent (acting reasonably) for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. on a particular day.

“Alvotech” means Alvotech ((which assumed all the rights and obligations of Alvotech Holdings S.A. following completion of the statutory merger between Alvotech S.A and Alvotech Holdings S.A. on 16 June 2022)), a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 9, Rue de Bitbourg, L-1273 Luxembourg Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies’ Register under number B258884.

“Alvotech LTV” has the meaning given to that term in Clause 19 (Financial Covenant).

“Alvotech LTV Shares” means the Existing Alvotech Stake and the New Alvotech Stake.

“Alvotech Side Letter Agreement” means the side letter dated on or about the date hereof and made between the Agent, the Company and Alvotech in relation to cooperation by Alvotech in respect of a sale of the Shares.

“Annual Financial Statements” has the meaning given to it in Clause 18.4 (Financial Statements).

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Auditors” means any firm of independent accountants appointed by the Company as its auditors from time to time, having the relevant capabilities and expertise to perform an audit of a group of companies such as the Restricted Group (in the Company’s reasonable opinion).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration, in each case required by any applicable law or regulation.

“Availability Period” means the period from and including the date of this Agreement to (and including) the date falling 5 Business Days after the date of this Agreement.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the amount of its aggregate participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Bank Levy” means any amount payable by any Finance Party or any of its Affiliates on the basis of, or in relation to, its balance sheet or capital base or any part of that person or its liabilities or minimum regulatory capital or any combination thereof, including, without limitation:

(a)	the UK bank levy as set out in the Finance Act 2011;

(b)	the French taxe bancaire de risque systémique as set out in Article 235 ter ZE of the French Code Général des impôts;

(c)	the German bank levy as set out in the German Restructuring Fund Act 2010 (Restrukturierungsfondsgesetz);

(d)	the Dutch bankenbelasting as set out in the bank levy act (Wet bankenbelasting);

(e)	the Swedish bank levy as set out in the Swedish Act on State Support to Credit Institutions (Sw. lag (2015:1017) om förebyggande statligt stöd till kreditinstitut);

(f)	any other levy or tax of a similar nature in force as at the date of this Agreement or (if applicable) in respect of any New Lender, as at the date that New Lender accedes as a Lender to this Agreement and imposed in any jurisdiction by reference to the assets or liabilities of a financial institution or other entity carrying out financial transactions, and in each case in relation to which a Lender would reasonably be able to quantify the relevant Increased Cost or loss or liability or cost for or on account of tax (as applicable) as at the date of this Agreement or (if applicable) in respect of any New Lender, as at the date that New Lender accedes as a Lender to this Agreement.

“Base Currency” means USD.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, the Grand Duchy of Luxembourg, New York, Iceland, and Sweden.

“Call Price” has the meaning given to that term in Clause 9.8 (Call Price).

“Cash Collateral” means cash in GBP, euro or US dollars.

“Collateral Account” means a deposit account of the Company which has been designated by the Agent which shall be a bank account: (i) held by the Company with a financial institution designated by the Agent in writing; (ii) identified in a letter from the Agent to the Borrower as the Collateral Account for the purposes of this Agreement; (iii) in respect of which Transaction Security has been granted in favour of the Security Agent (on behalf of the Lenders) and/or other Secured Parties (in a form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders)) and (iv) from which no withdrawals may be made by the Borrower without the prior written consent of the Agent.

“CEO” means the chief executive officer of the Company or, if no chief executive officer is appointed, such other person fulfilling the functions of chief executive officer of the Group.

“CFO” means the chief financial officer of the Company or, if no chief financial officer is appointed, such other person fulfilling the functions of chief financial officer of the Group.

“Change of Control” means any of the following events:

(a)	the Investors cease (directly or indirectly) to have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to appoint directors or other equivalent officers of the Company which control the majority of the votes which may be cast at a meeting of the board of directors of the Company;

(b)	the Investors cease (directly or indirectly) to beneficially own and control more than 50 per cent. of the issued share capital and/or voting rights of the Company; or

(c)	the Third Party Security Provider ceases to directly own 100 per cent. of the shares of, or economic interests in the Company (calculated on a fully diluted basis).

“Charged Property” means all of the assets of the Company or the Third Party Security Provider which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Closing Date” means the date on which the first utilisation of Facility B occurs.

“Code” means the U.S. Internal Revenue Code of 1986.

“Commitment” means the Facility B Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 and delivered by the Company to the Agent under Clause 18.5 (Compliance Certificates) or otherwise in form and substance satisfactory to the Agent (acting on the instructions of the Majority Lenders (acting reasonably)).

“Confidential Information” means all information relating to the Company, the Third Party Security Provider, the Group, the Restricted Group, the Investors, the Finance Documents, a Facility or any entity, group or business that the Company notifies to the Agent is potentially to be the subject of a Permitted Acquisition, and of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or the Restricted Group or any of their respective advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or the Restricted Group or any of their advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 37 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or the Restricted Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group or the Restricted Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA from time to time or in any other form agreed between the Company and the Agent.

“Constitutional Documents” means the articles of association of the Company.

“Conversion of a Non-Voting Sub-Participation” means the exercise of any option under a Non-Voting Sub-Participation whereby voting rights under the Finance Documents pass (as a result of and at the time of exercise of that option).

“CRR” has the meaning given to that term in paragraph (d) of Clause 13.3 (Exceptions).

“CVC” means any funds or limited partnerships managed or advised by CVC Advisers Limited or any of its Affiliates or direct or indirect Subsidiaries or any investors in such funds or limited partnership (but excluding, in each case, any portfolio companies in which such funds or limited partnerships hold an investment and excluding, in each case, CVC Credit Partners Group Holding Foundation and its Subsidiaries and any funds or entities managed or advised by CVC Credit Partners Group Holding Foundation or any of its direct or indirect Subsidiaries engaged in the same or a similar business to CVC Credit Partners Group Holding Foundation) who are investors in such funds or limited partnerships.

“Debt Purchase Transaction” means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

“Declared Default” means the giving of notice by the Agent under paragraphs (a), (b) or (d) of Clause 21.18 (Acceleration), or any demand for payment made by the Agent in respect of any amounts placed on demand under paragraph (c) of Clause 21.18 (Acceleration).

“Default” means an Event of Default, or an event which would (with the expiry of a grace period or the giving of notice provided for in Clause 21 (Events of Default) or any combination of the foregoing) be an Event of Default, provided that any such event or circumstance which requires the satisfaction of a condition as to materiality before it becomes an Event of Default shall not be a Default unless that condition is satisfied.

“Defaulting Lender” means any Lender (other than a Lender which is a member of the Group or any Investor Affiliate):

(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which (or any Holding Company of which) an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(ii)	payment is made within three (3) Business Days of its due date; or

(iii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Delisting” means the NASDAQ, NASDAQ Stockholm or NASDAQ Iceland announces that, pursuant to the rules of its stock exchange, the Shares have ceased to be listed, traded or publicly quoted on the NASDAQ, NASDAQ Stockholm or NASDAQ Iceland, as applicable.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Earn-Out” means the earn-out payment owed to the Company as described in Exhibit B of the Lotus SPA.

“Environment” means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation binding upon a member of the Group in the jurisdiction in which it operates and which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Equity Documents” means the Constitutional Documents, the Redeemable Preferred Shares Documents, the Subscription Agreement and any document evidencing a Shareholder Loan.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Existing Alvotech Stake” means the Shares held by the Company immediately prior to the Closing Date.

“Facility” means Facility B.

“Facility B” means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facilities).

“Facility B Commitment” means:

(a)	in relation to an Original Lender the amount set out in Schedule 1 (The Original Lenders) as its Facility B Commitment; and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement,

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 23 (Restriction on Debt Purchase Transactions).

“Facility B Lender” means any Lender who makes available a Facility B Commitment or a Facility B Loan.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility Office” means the office or offices notified by a Lender or Finance Party to the Agent in writing on or before the date it becomes a Lender or Finance Party (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any amended or successor provision which is substantively comparable thereto or any associated regulations or other official guidance;

(b)	any treaty, law, agreement (including any intergovernmental agreement), regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), the first date from which such payment may become subject to a deduction or withholding required by FATCA; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means:

(a)	the fee letter dated on or about the date of this Agreement between, amongst others, Morgan Stanley Bank AG, Alinor Capital Master Fund SCA SICAV-RAIF and the Company; and

(b)	any agreement setting out fees payable to a Finance Party referred to in Clause 11.1 (Agent and Security Agent fees) of this Agreement or under any other Finance Document.

“Finance Document” means this Agreement, any Compliance Certificate, any LTV Certificate, any Fee Letter, the Subordination Agreement, any Subordination Agreement Accession Deed, the Alvotech Side Letter Agreement, any Transaction Security Document, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Company.

“Finance Lease” means any lease or hire purchase contract which would, in accordance with the Accounting Principles as in force prior to 1 January 2019, be treated as a finance or capital lease.

“Finance Party” means the Agent, the Security Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of (without double counting):

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any amount raised by acceptance under any acceptance credit or bill discounting facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument (but not Trade Instruments);

(d)	the amount of any liability in respect of Finance Leases;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold or discounted on a non-recourse basis or where recourse is limited to customary warranties and indemnities);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) required to be accounted for as a borrowing in accordance with the Accounting Principles;

(g)	any Treasury Transaction (and, when calculating the value of any Treasury Transaction, only the marked to market net value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(h)	amounts raised by any issue of shares which are expressed to be redeemable mandatorily or at the option of the holder prior to the date which is the last Termination Date in respect of the Facilities;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability (excluding any Trade Instruments ) of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(j)	the amount of any liability in respect of any credit for goods and services raised in the ordinary course and outstanding for more than 150 days after its customary date of payment;

(k)	deferred consideration to the extent recognised as non-contingent liabilities in accordance with the Accounting Principles; and

(l)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (k) above,

but excluding in all cases, for the avoidance of doubt:

(i)	any amount due or outstanding in respect of any Shareholder Loans or New Shareholder Injections;

(ii)	Financial Indebtedness arising under Treasury Transactions except to the extent included in paragraph (g) above;

(iii)	guarantees incurred in the ordinary course of business by any member of the Group in respect of obligations or Financial Indebtedness of the Company;

(iv)	any intra-day exposures; or

(v)	any obligations in respect of workers’ compensation claims, any pension scheme operated by any member of the Group from time to time, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Financial Quarter” has the meaning given to that term in Clause 19 (Financial Covenant).

“Financial Statements” means Annual Financial Statements or Quarterly Financial Statements.

“Financial Year” has the meaning given to that term in Clause 19 (Financial Covenant).

“Funds Flow Statement” means the Original Funds Flow Statement.

“Group” means the Company and each of its Subsidiaries from time to time (it being understood that Alvotech and its Subsidiaries do not constitute a member of the Group).

“Group Structure Chart” means the structure chart of the Restricted Group in the agreed form.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means International Financial Reporting Standards endorsed from time to time by the European Union or United Kingdom or any variation thereof.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (c) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Initial Shareholder Loan” means any unsecured loan, or any instrument or agreement evidencing an unsecured loan (as the case may be) made to the Company by the Third Party Security Provider on or prior to the Closing Date and which is subordinated as Subordinated Debt pursuant to the terms of (and as defined in) the Subordination Agreement and to the extent such loan has been disclosed to, and approved in writing by, the Original Lenders on or prior to the original date of this Agreement.

“Insolvency Event” in relation to a Finance Party means the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that Finance Party or all or substantially all of that Finance Party’s assets or any analogous procedure or step is taken in any jurisdiction (all other than by way of an Undisclosed Administration) with respect to that Finance Party.

“Intellectual Property” means:

(a)	any patents, utility models, trademarks, service marks, designs, business names, copyrights, database rights, design rights, registered designs, domain names, moral rights, inventions, confidential information, trade secrets, knowhow and all other intellectual property rights throughout the world and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications (and all goodwill associated with such applications) and rights to use such assets of each member of the Group, including all rights under any agreements relating to the use or exploitation of any such rights, which may now or in the future subsist.

“Investor Affiliate” means (i) any Investor and each of its Affiliates and direct and indirect Subsidiaries, (ii) any limited partnerships or entities managed or advised by an Investor or any of its Affiliates or any of its direct or indirect Subsidiaries (iii) any trust of an Investor or any of its Affiliates or any of its direct or indirect Subsidiaries or in respect of which any such persons are a trustee, (iv) any partnership of an Investor or any of its Affiliates or any of its direct or indirect Subsidiaries or in respect of which any such persons are a partner, and (v) any trust, fund or other entity which is managed by, or is under the control of, an Investor or any of its Affiliates or any of its direct or indirect Subsidiaries but excluding (in each case), (A) any other fund or entity that is affiliated with or managed and/or advised by any Investor where the principal business of such affiliated fund or entity is investing in debt and (B) any member of the Group or the Restricted Group.

“Investors” means

(a)	CVC;

(b)	Pamplona Capital Management LLP and any of its Affiliates, and funds or partnerships managed or advised by any of Pamplona Capital Management LLP or any of its Affiliates;

(c)	Aztiq ehf, Aztiq Finance SCA, Aztiq Finance Holdings Sarl, Aztiq Fund scsp, Aztiq Partners NY 78685055v5 11 A.B., Aztiq Pharma Partners SCA SICAR, Floki Holdings S.à r.l. or Floki LP;

(d)	Temasek Holdings (Private) Limited and its Affiliates; and

(e)	any funds, limited liability companies or limited partnerships managed or advised by Vatera Capital Management LLC or any of its Affiliates or direct or indirect Subsidiaries or any investors in such funds, limited liability companies or limited partnership who are investors in such funds, limited liability companies or limited partnerships.

“Joint Venture” means any joint venture entity or minority interest, whether in or relating to a company, unincorporated firm, undertaking, association, joint venture or partnership or any other person in which a member of the Group directly or indirectly holds (or, upon making an initial investment will hold) shares or other applicable ownership interests.

“Legal Opinion” means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent).

“Legal Reservations” means:

(a)	the principle that certain remedies may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(b)	the time barring of claims under applicable limitation laws (including the Limitation Acts) and defences of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void;

(c)	the principle that in certain circumstances Security granted by way of fixed charge may be recharacterised as a floating charge or that Security purported to be constituted as an assignment may be recharacterised as a charge;

(d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)	the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security has purportedly been created;

(g)	the principle that a court may not give effect to any parallel debt provisions, covenants to pay the Security Agent or other similar provisions;

(h)	similar principles, rights and defences under the laws of any relevant jurisdiction;

(i)	the principles of private and procedural laws of any relevant jurisdiction which affect the enforcement of a foreign court judgment; and

(j)	any other matters which are set out as qualifications or reservations (however described) as to matters of law in the Legal Opinions.

“Lender” means:

(a)	an Original Lender; or

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement and provided that upon (i) termination in full of all Commitments of any Lender in relation to any Facility; and (ii) payment in full of all amounts which then are due and payable to such Lender under that Facility, such Lender shall not be regarded as a Lender for that Facility for the purpose of determining whether any provision which requires consultation, consent, agreement or vote with any Lender (or any class thereof) has been complied with.

“Liability” means any present or future payment and discharge obligation, liability, claim, debt, claim for specific performance, damages or restitution, counterclaim, suit, right of action or right whatsoever or howsoever arising, including, without limitation, for the payment of money or the performance of an act or obligation (whether deliberate or otherwise) or any failure to perform any obligation or any omission, whether for negligence, breach of duty, breach of trust or misrepresentation or otherwise, whether in respect of principal, interest or otherwise, whether actual or contingent, whether fixed or undetermined, whether admitted or disputed, whether known or unknown, whether owed jointly or severally and whether owed as principal, surety or in any capacity whatsoever and whether it arises at common law, in equity or by statute, in England and Wales or in any other jurisdiction under whatever applicable law, under any legal theory, and in any manner whatsoever.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Listing” means the listing or the admission to trading of all or any part of the share capital of the Borrower, or the Company or any Holding Company (the only material assets of which are shares held directly or indirectly, or other direct or indirect investments, in the Group (other than the Investors)) of the Company on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or in or on any other exchange or market in any jurisdiction or country or any other sale or issue by way of listing, flotation or public offering or any equivalent circumstances in relation to the Borrower or the Company or any Holding Company of the Company (other than the Investors) in any jurisdiction or country.

“LMA” means the Loan Market Association.

“Loan” means a Facility B Loan.

“Lotus SHA” means the shareholders agreement dated 25 November 2025 and made between, amongst others, Lotus US Financing S.à r.l. and the Company.

“Lotus SPA” means the stock purchase agreement dated 23 September 2025 and made between, amongst others, Lotus US Financing S.à r.l. and the Company in relation the sale and purchase of the entire capital stock of New Alvogen US Holdings.

“LTV Calculation Template” has the meaning given to that term in Clause 19 (Financial Covenant).

“LTV Certificate” means a certificate delivered to the Agent in accordance with the terms of this Agreement setting out the calculation of the Alvotech LTV in accordance with this Agreement and including such other information and certifications as may be required hereunder or such other form agreed in writing between the Borrower and the Agent (acting on behalf of the Majority Lenders (acting reasonably)) from time to time.

“LTV Snap Test” has the meaning given to that term in sub-paragraph (e)(ii) of Clause 20.30 (Restricted Group).

“LTV Snap Test Event” means:

(a)	the notification by the Agent to the Company (acting on the instructions of the Majority Lenders) of the determination by the Majority Lenders, acting reasonably (the “LTV Snap Notification”) that any transaction, arrangement or other event or circumstance has occurred or arisen, or may reasonably be expected to occur or arise, in relation to or in connection with Alvotech and its subsidiaries (including, without limitation, any movement in the Alvotech Investment Value) that may have resulted in or could reasonably be expected to result in the Alvotech LTV exceeding the LTV Cap, provided that no prior LTV Snap Notification has not been given by the Agent within the last five (5) Business Days (but only to the extent that such prior LTV Snap Notification relates to the same or substantively equivalent transaction, arrangement or other event or circumstance); and/or

(b)	the Company becoming aware of any transaction, arrangement or other event or circumstance has occurred or arisen, or may reasonably be expected to occur or arise, in relation to or in connection with Alvotech and its subsidiaries (including, without limitation, any movement in the Alvotech Investment Value) that may have resulted in or could reasonably be expected to result in the Alvotech LTV exceeding the LTV Cap.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Obligor” means the Third Party Security Provider and the Company.

“Luxembourg Security Documents” means each of the Luxembourg law governed security documents listed as being a Transaction Security Document in Schedule 2 (Conditions Precedent to Utilisation).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 50.1 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66.67 per cent. of the Total Commitments immediately prior to that reduction).

“Material Adverse Effect” means any event or circumstance which in each case after taking into account all mitigating factors or circumstances including any warranty, indemnity or other resources reasonably available to the Group or right of recourse against any third party with respect to the relevant event or circumstance (provided that the Group is diligently pursuing such warranty, indemnity or right of recourse and has reasonable grounds for belief in the success of that pursuit) and any legally binding obligation of any person in force to provide any additional equity investment (provided that if such equity commitment has not been advanced to the Group within 20 Business Days of such commitment being provided, it shall not be so taken into account) which:

(a)	has a material adverse effect on:

(i)	the business, assets or financial condition of the Group and the Third Party Security Provider (taken as a whole); or

(ii)	the ability of the Group and the Third Party Security Provider (taken as a whole) to perform their payment obligations under the Finance Documents; or

(iii)	the business, assets or financial condition of Alvotech and its Subsidiaries (taken as a whole).

(b)	subject to the Legal Reservations and any Perfection Requirements, affects the validity or the enforceability of, or the effectiveness or ranking of any Security granted or purported to be granted pursuant to any of, the Finance Documents to an extent which is materially adverse to the interests, rights or remedies of the Finance Parties under the Finance Documents and, if capable of remedy, is not remedied within 10 Business Days of the earlier of (i) the Company becoming aware of the issue and (ii) the giving of written notice of the issue by the Agent.

“Material Transaction” means in relation to each member of the Restricted Group:

(a)	any incurrence of secured Financial Indebtedness (other than Refinancing Indebtedness and any unsecured Financial Indebtedness), the making of any loan or the granting of any security, guarantees or indemnities or any other arrangement having a similar effect in each case other than the indebtedness, guarantees, security and indemnities existing as at the date of this Agreement to the extent disclosed to, and approved in writing by, the Original Lender on or prior to the date of this Agreement;

(b)	the declaration or payment of a Restricted Payment; or

(c)	the making of any acquisition, investment, joint venture transaction or any disposal of assets or any other arrangement having a similar effect, save to the extent made in the ordinary course of trade (it being understood for the avoidance of doubt and without prejudice to the generality of the foregoing that acquiring or disposing of shares or businesses (whether in whole or in part) shall not constitute actions conducted in the ordinary course of trade).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

“NASDAQ” means The Nasdaq Stock Market LLC.

“NASDAQ Iceland” means the Nasdaq Main Market in Iceland.

“NASDAQ Stockholm” means the Nasdaq Main Market in Stockholm.

“New Alvogen US Holdings” means New Alvogen Group Holdings, Inc., a Delaware corporation.

“New Alvotech Stake” means the Shares to be acquired by the Company pursuant to and in accordance with the Subscription Agreement.

“New Lender” has the meaning given to that term in Clause 22.2 (Assignments and Transfers by Lenders).

“New Shareholder Contribution” means any amount contributed to the Company’s share capital after the Closing Date on terms such that no shares or other securities are issued by the Company to the person making such contribution and no rights, obligations or liabilities (whether by operation of law, on a contractual basis, or otherwise) arise between such person and the Company.

“New Shareholder Injection” means any amount subscribed for in cash in the Company after the Closing Date for any Permitted Share Issue of the Company or made available by way of New Shareholder Loan or contributed to the Company by way of New Shareholder Contribution, to the extent not:

(a)	included in the Funds Flow Statement; or

(b)	directly or indirectly funded from the proceeds of any other indebtedness of the Company.

“New Shareholder Loan” means any unsecured loan, or any instrument or agreement evidencing a loan (as the case may be) made to the Company by the Third Party Security Provider after the Closing Date and not included in the Funds Flow Statement and which is subordinated as Subordinated Debt pursuant to the terms of (and as defined in) the Subordination Agreement and pledged pursuant to the terms of a Transaction Security Document or otherwise on terms satisfactory to the Majority Lenders (acting reasonably).

“Non-Consenting Lender” has the meaning given to that term in Clause 36.4 (Replacement of Lender).

“Non-Voting Sub-Participation” means any sub-participation or sub-contract where no voting rights under the Finance Documents pass as a result of such sub-participation or sub-contract.

“Notifiable Debt Purchase Transaction” has the meaning given to that term in paragraph (j) of Clause 23 (Restriction on Debt Purchase Transactions).

“Obligors’ Agent” means the Company or such other person appointed to act on behalf of the Third Party Security Provider in relation to the Finance Documents pursuant to Clause 2.3 (Obligors’ Agent).

“Original Financial Statements” means the annual audited financial statements of the Company for the financial year ending 31 December 2025 (as delivered to the Original Lenders prior to the date of this Agreement).

“Original Funds Flow Statement” means a funds flow statement in the agreed form and delivered pursuant to Clause 4.1 (Initial conditions precedent).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Payment Direction Letter” means the payment direction letter dated on or about the date of this Agreement provided by the Company and which designates that all payments to be made to the Company under or in connection with the Redeemable Preferred Shares and the Earn-Out shall, following the occurrence of a Declared Default, be paid to the Collateral Account.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, acknowledgements, filing, endorsements, notarisation, stampings and/or notifications of the Transaction Security Documents and/or the Security created thereunder as determined by the Agent (acting on the instructions of the Majority Lenders (acting reasonably)).

“Permitted Acquisition” means:

(a)	any acquisition of Redeemable Preferred Shares in accordance with the terms of the Redeemable Preferred Shares Documents;

(b)	any acquisition of Shares pursuant to the Subscription Agreement or the exercise of Share Collateral Cure Rights;

(c)	any acquisition pursuant to a Permitted Transaction;

(d)	an acquisition constituting a Permitted Material Transaction;

(e)	any acquisition of shares following the conversion of an intra-Group loan into equity to the extent such intra-Group loan was disclosed to, and approved in writing by, the Original Lender on or prior to the date of this Agreement;

(f)	an acquisition of cash;

(g)	an acquisition of shares or securities pursuant to a Permitted Share Issue;

(h)	any acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal; and

(i)	any acquisition of the Shares other than pursuant to and in accordance with the Subscription Agreement (the “Further Shares Acquisition”), provided that:

(i)

(A)	no Default has occurred and is continuing under the Finance Documents or would result from such Further Shares Acquisition;

(B)	the consideration for such Further Shares Acquisition is funded from New Shareholder Injections;

(C)	the Borrwer will remain in compliance with paragraph (d) of Clause 20.34 (Constitutional Documents and Listing) on each Shares Acquisition Relevant Test Date;

(D)	as at each Shares Acquisition Relevant Test Date, giving reasonable details of the calculations thereof, the Alvotech LTV (after giving pro forma effect to such Further Shares Acquisition, including with respect to the application of any proceeds thereof), shall not exceed the LTV Cap; and

(E)	the Borrower has certified in an LTV Certificate to the Agent in writing that each of the conditions in paragraphs (i)(A), (i)(B), (i)(C) and (i)(D) above (the “Shares Acquisition Reporting Requirement”) are satisfied (i) by the date falling not later than 10 Business Days before the date of the Company (or such other person or entity as relevant) legally committing to the Further Shares Acquisition and (ii) as at the date of completion of the Further Shares Acquisition ((i) and (ii) each being a “Shares Acquisition Relevant Test Date”); and

(ii)	any cash received from such Further Shares Acquisition (including, without limitation, any coupon paid under the Redeemable Preferred Shares) shall be applied in prepayment of the Facility B Loan together with any applicable Call Price in accordance with Clause 8.2 (Disposal, Further Shares Acquisition and Insurance Proceeds).

“Permitted Disposals” means:

(a)	any disposal of any business, assets or shares permitted by paragraph (a) of Clause 20.12 (Amalgamations and Change of Business);

(b)	any disposal of Redeemable Preferred Shares pursuant to a Redeemable Preferred Shares Redemption Event provided that:

(iii)	such disposal is made:

(A)	to Lotus US Financing S.à r.l.;

(B)	in accordance with the terms of the Redeemable Preferred Shares Documents; and

(C)	for consideration in cash at least equal to the notional value of such Redeemable Preferred Shares together with any accured and not yet capitalised coupon; and

(iv)	the proceeds of such disposal are applied in prepayment of the Facility together with any applicable Call Price in accordance with Clause 8.3 (Redeemable Preferred Shares);

(c)	any disposal of assets arising as a result of a Permitted Share Issue or Permitted Security;

(d)	any disposal of assets arising as a result of a Permitted Transaction;

(e)	any disposal of an intra-Group loan as a result of the conversion of such intra-Group loan into equity pursuant to paragraph (e) of the definition of Permitted Acquisition to the extent such intra-Group loan was disclosed to, and approved in writing by, the Original Lender on or prior to the date of this Agreement;

(f)	any disposal of assets (other than cash and shares (or similar ownership interests)) which are obsolete for the purpose for which such assets are normally utilised or which are no longer required for the purpose of the relevant person’s business or operations;

(g)	any disposal of assets seized, expropriated or compulsorily acquired by the order of any central or local a governmental agency or authority which individually or together would not result in a breach of Clause 21.12 (Compulsory Acquisition);

(h)	disposals required by any applicable law or regulation or made in order to comply with regulatory requirements relating to the business from time to time carried on by the Group (including, without limitation, as relate to fair trading);

(i)	any disposal of cash or in exchange for other cash in a manner not prohibited by the Finance Documents; and

(j)	any disposal to which the Majority Lenders shall have given their prior written consent.

“Permitted Financial Indebtedness” means Financial Indebtedness:

(a)	arising under the Finance Documents;

(b)	arising under (or issued pursuant to) a Permitted Guarantee, a Permitted Loan, a Permitted Disposal, or as permitted under Clause 20.21 (Treasury Transactions);

(c)	to which the Majority Lenders have given their prior written consent;

(d)	arising as a result of daylight exposures of any member of the Group in respect of banking arrangements entered into in the ordinary course of its treasury activities; and

(e)	which constitutes Shareholder Loans.

“Permitted Guarantee” means:

(a)	any guarantee arising under the Finance Documents;

(b)	any guarantee of or in respect of Permitted Financial Indebtedness;

(c)	guarantees to which the Agent (on the instructions of the Majority Lenders) has given prior written consent;

(d)	any guarantee which, if it were a loan, would be a Permitted Loan to the extent the issuer of the relevant guarantee would have been entitled to make a loan in an equivalent amount under the definition of Permitted Loan to the person whose obligations are being guaranteed;

(e)	any guarantee or indemnity provided by a member of the Group for the obligations of another member of the Group in connection with a member of the Group claiming exemption from audit, the preparation and filing of its accounts or other similar exemptions (including under section 394C, 448C or 479C of the Companies Act 2006 or other similar or equivalent provisions);

(f)	mandatory guarantees under any applicable law or regulation; and

(g)	customary indemnities contained in mandate, engagement and commitment letters, facility agreements, purchase agreements and indentures, in each case entered into in respect of or in contemplation of Permitted Financial Indebtedness and/or refinancing of the Facilities.

“Permitted Holding Company Activity” means:

(a)	(in the case of the Third Party Security Provider) the holding of shares in the Company and (in the case of the Company) the holding of the Alvotech LTV Shares, any Cure Collateral Share Collateral and the Redeemable Preferred Shares;

(b)	making Permitted Loans (provided that the Third Party Security Provider shall only make Permitted Loans to the Company);

(c)	granting Permitted Security and providing Permitted Guarantees to the extent consistent with the activities of a holding company in the ordinary course of its business as a holding company as contemplated by paragraphs (d) to (k) below;

(d)	the entry into and performance of its obligations under the Transaction Documents;

(e)	the granting of Transaction Security to the Finance Parties in accordance with the terms of this Agreement;

(f)	the provision of administrative, managerial, legal, treasury and accounting services and the secondment of employees to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(g)	the incurrence of Financial Indebtedness (including without limitation any Shareholder Loans) permitted to be outstanding under the terms of this Agreement;

(h)	the incurrence of Permitted Financial Indebtedness and entering into and performance of its obligations under any necessary document in connection thereto;

(i)	the making of or receipt of (x) any Permitted Payment, (y) any Permitted Disposal or (z) Permitted Share Issue;

(j)	general administration activities including without limitation those relating to overhead costs and paying filing fees and other ordinary course expenses (such as audit fees and Taxes), to include the fulfilment of any periodic reporting requirements;

(k)	the incurrence of any other reasonable costs that relate to services provided or duties of the Group; and

(l)	having any liabilities in connection with the payment of salaries of management and employees of the Group, and participating in any management equity plan, incentive plan or employee or participation scheme or other similar scheme operated by, for the benefit of, on behalf of or in respect of any member of the Group or any Holding Company (and/or any current or past employees, directors or members of management of any member of the Group) including any steps and actions taken in connection with, or incidental to, such participation and the implementation thereof and approved by the board of the Company from time to time following the date of this Agreement.

“Permitted Loan” means:

(a)	loans by the Company in lieu of a distribution to its shareholders to the extent the same would be permitted as a Permitted Payment and to the extent that the amount of such loan does not exceed the amount which it could have made by way of such distribution;

(b)	loans to which the Majority Lenders have given their prior written consent; and

(c)	loans required to be made by mandatory provisions of law.

“Permitted Material Transaction” means any Material Transaction entered into by a member of the Restricted Group which prior to its entry into such Material Transaction, complies with each of the conditions set out below:

(a)	with respect to any Material Transaction which includes a proposed Restricted Payment, the Borrower has delivered to the Agent (which the Agent shall promptly forward to the Lenders) evidence satisfactory to the Majority Lenders (acting reasonably) that such payment is expressly permitted by any applicable partnership agreement, shareholders’ agreement, constitutional documents or any other similar document applicable to the relevant member of the Restricted Group, and all Authorisations required have been obtained in relation to such Restricted Payment;

(b)

(i)	no Default has occurred and is continuing under the Finance Documents or would result from such Material Transaction;

(ii)	as at each Relevant Test Date, the Alvotech LTV (after giving pro forma effect to such Material Transaction, including with respect to the application of proceeds thereof) shall not exceed the LTV Cap; and

(iii)	subject to paragraph (c) of Clause 20.30 (Restricted Group) and the Cure Rights in Clause 21.2 (Financial covenant), the Borrower has certified in an LTV Certificate to the Agent in writing that each of the conditions in paragraphs (b)(i) and (ii) above (the “Reporting Requirement”) are satisfied (i) by the date falling not later than 10 Business Days before the date of the relevant member of the Restricted Group (or such other person or entity as relevant) legally committing to the Material Transaction and (ii) as at the date of completion of the Material Transaction ((i) and (ii) each being a “Relevant Test Date”), provided that such Reporting Requirement shall not apply to any Material Transaction that (A) is an intra-Group transaction between members of the Restricted Group where such intra-Group Material Transaction will not and could not reasonably be expected to (after giving pro forma effect to such Material Transaction) result in a breach of the Alvotech LTV as required by paragraph (b)(ii) above (each calculated on a pro forma basis for that transaction) as determined by the Company (acting reasonably and in good faith having exercised all due care and attention in making such determination) (B) is a Material Transaction comprising assets or consideration with a market value not exceeding $10,000,000 (taken together with any related Material Transactions) or (C) any equity investment for cash consideration received by the relevant member of the Restricted Group.

“Permitted Payment” means a payment including the cash payment of a dividend, repayment of equity, reduction of capital, loan, fee, charge or the cash payment of interest on, or repayment or prepayment of principal in respect of New Shareholder Injections or any other Shareholder Loan or other Financial Indebtedness, redemption, set-off, acquisition of liabilities or other discharge in each case to fund:

(a)	any payment to enable or assist any Holding Company of the Company to pay its establishment costs or to pay Taxes, insurance premiums or administration fees, in each case to the extent required to maintain its existence and incurred by such Holding Company solely in respect of it being a Holding Company of the Group, provided that the aggregate amount of all payments under this paragraph, when aggregated with any amount paid under paragraph (c) below, shall not exceed $300,000 in each Financial Year of the Group;

(b)	any payment reflected in the Funds Flow Statement;

(c)	amounts payable under service contracts of management of the Company or any Holding Company provided that the aggregate amount of all payments under this paragraph, when aggregated with any amount paid under paragraph (a) above, shall not exceed $250,000 in each Financial Year of the Group;

(d)	any payment for surrenders of group or other similar tax relief to the Group provided that such payment does not exceed the amount of tax which is actually saved by that member of the Group as a result of the relevant surrender or reallocation of such relief to it;

(e)	any payments made by a Subsidiary of the Company to its direct shareholders or to other members of the Group, proportionate to each such person’s shareholding in the capital of the Subsidiary making such payments and provided such payment is made in accordance with the terms of any applicable shareholders agreement or equivalent; and

(f)	any repayment of Shareholder Loans or intra-Group loans, the consideration for which is a Permitted Share Issue, or which represents payment-in-kind (PIK), compounding or capitalising interest thereon (to the extent not paid in cash or by way of transfer of any asset).

“Permitted Sanction Action” means an action in relation to any Sanctions imposed, administered or enforced from time to time by a Sanctions Authority, which is licensed or otherwise authorized by that Sanctions Authority.

“Permitted Security” means:

(a)	charges or liens in each case arising solely by operation of law and in the ordinary course of trading;

(b)	encumbrances over credit balances on bank accounts to facilitate operation of such bank accounts on a cash pooled net balance basis;

(c)	Transaction Security and Security arising under the Transaction Security Documents or other Security or Quasi Security arising under or in connection with the Finance Documents;

(d)	Security arising pursuant to an order of attachment or injunction restraining disposal of assets or similar legal process arising in connection with court proceedings which are contested by any member of the Group in good faith by appropriate proceeding provided (to the extent a member of the Group becomes aware thereof and unless prevented by any applicable law or regulation) written notice including evidence thereof is delivered to the Agent;

(e)	Security arising automatically by operation of law in favour of any taxation or any government authority or organisation in respect of taxes, assessments or governmental charges which are not yet due or the liability in respect of which is being contested by the relevant member of the Group in good faith by appropriate proceedings, provided (to the extent a member of the Group becomes aware thereof and unless prevented by any applicable law or regulation) written notice including evidence thereof is delivered to the Agent;

(f)	(x) Security created pursuant to a court order or judgment or as security for costs arising pursuant to court proceedings being contested by the relevant member of the Group in good faith by appropriate proceedings and (y) any pledge and/or deposit securing any settlement of litigation provided (to the extent a member of the Group becomes aware thereof and unless prevented by any applicable law or regulation) written notice including evidence thereof is delivered to the Agent;

(g)	any lien arising under the general terms and conditions of banks with whom any member of the Group maintains a banking relationship in the ordinary course of business (other than with respect to any Luxembourg Obligor);

(h)	any rights of set off or netting or charges arising by operation of law or by contract by virtue of the provision to any member of the Group of clearing bank or similar facilities or overdraft facilities and arising under the standard commercial terms and conditions of such; and

(i)	Security to which the Majority Lenders have given their prior written consent.

provided that, in each case, no member of the Group shall grant any Security in favour of any Restricted Person or Investor Affiliate (other than to any such person which is a Lender provided the requirements of Clause 23 (Restriction on Debt Purchase Transactions) are satisfied).

“Permitted Share Issue” means:

(a)	an issue of shares by the Company not constituting a Change of Control;

(b)	an issue of shares by a Subsidiary of the Company to its shareholders or to another member of the Group, provided that ownership interests (direct or indirect) of the Company in such Subsidiary prior to such issue is not diluted as a result and provided further that (in any such case) in the event that the shares of such Subsidiary are subject to Transaction Security prior to such issue, then the percentage of shares in such Subsidiary subject to Transaction Security is not diluted;

(c)	an issue of shares permitted pursuant to a Permitted Acquisition, or as permitted under paragraph (a) of Clause 20.12 (Amalgamations and Change of Business); and

(d)	any issue of shares to which the Majority Lenders have given their prior written consent.

“Permitted Transaction” means:

(a)	any disposal required, Financial Indebtedness incurred, guarantee, indemnity, Security or Quasi Security given, or other transaction arising (including any Debt Purchase Transaction), under or in accordance with the Finance Documents or required to comply with applicable laws or regulations provided that the relevant disposal, Financial Indebtedness, guarantee, indemnity, Security or Quasi Security is permitted under the terms of this Agreement other than by reason of or reference to this paragraph (a) of Permitted Transaction;

(b)	any repurchase of shares in any person upon the exercise of warrants, options or other securities convertible into or exchangeable for shares if such shares represents all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for shares as part of a “cashless” exercise, provided such warrants, options or other securities convertible into or exchangeable for shares were disclosed to, and approved by, the Original Lender on or prior to the date of this Agreement; and/or

(c)	any transaction to which the Majority Lenders have given their prior written consent.

“Power of Attorney” means the power of attorney dated on or about the date of this Agreement and granted by the Company in respect of all its rights under the Redeemable Preferred Shares Documents and which provides the Security Agent with the right to enforce all of the Company’s rights in relation to the Redeemable Preferred Shares and the Earn-Out following the occurrence of a Declared Default.

“Prohibited Payment” means any offer, gift, payment, promise to pay, commission, fee, loan or other consideration which would constitute bribery or an improper gift or payment under, or a breach of, any law of any Relevant Jurisdiction or England and Wales or within the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions of 17 December 1997.

“Quarter Date” has the meaning given to that term in Clause 19 (Financial Covenant).

“Quarterly Financial Statements” has the meaning given to that term in Clause 18.4 (Financial Statements).

“Quasi Security” means a transaction or arrangement to:

(a)	sell, transfer or otherwise dispose of to any person who is not a member of the Group any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(b)	sell, transfer or otherwise dispose of any of its receivables to any person who is not a member of the Group on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Redeemable Preferred Shares” means the redeemable preferred shares issued by Lotus US Financing S.à r.l. and held by the Borrower, issued from time to time pursuant to the Lotus SPA and having the rights attributed to them in the Redeemable Preferred Shares Documents.

“Redeemable Preferred Shares Documents” means the Lotus SPA, Lotus SHA and the Lotus articles of association (each in the form delivered to the Original Lender on or prior to the date of this Agreement).

“Redeemable Preferred Shares Redemption Event” means the redemption, repayment, sale, exchange or other monetisation of all Redeemable Preferred Shares held by the Company.

“Redeemable Preferred Shares Full Redemption Event” means the redemption, repayment, sale, exchange or other monetisation of any Redeemable Preferred Shares held by the Company.

“Refinancing Indebtedness” means any indebtedness incurred to refinance in full any indebtedness existing as at the original date of this Agreement provided that (a) the final stated maturity of that refinancing indebtedness is the same as or later than the indebtedness so refinanced, (b) the aggregate principal amount of that refinancing indebtedness does not exceed the aggregate principal amount of the indebtedness so refinanced (plus, without duplication, any additional indebtedness incurred to pay accrued and unpaid interest, fees, underwriting discounts and other fees and expenses, including any premiums, break costs, repayment protection or defeasance costs and costs, expenses, taxes and fees incurred in connection with such refinancing), and (c) the refinancing indebtedness is not guaranteed or secured to a greater extent than, and has the same ranking as, the indebtedness so refinanced.

“Register” has the meaning given to that term in Clause 22.10 (The Register).

“Related Fund” in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Jurisdiction” means, in relation to the Company and the Third Party Security Provider:

(a)	its jurisdiction of incorporation; and

(b)	the jurisdiction whose laws govern any of the Transaction Security Documents entered into by it.

“Relevant Period” has the meaning given to that term in Clause 19 (Financial Covenant).

“Relevant Restricted Group Transaction” has the meaning given to that term in Clause 20.30 (Restricted Group).

“Repeating Representations” has the meaning given to it in Clause 17.30 (Repetition).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.

“Restricted Group” means each of the Company and its direct and indirect subsidiaries (including without limitation Alvotech and its respective subsidiaries) and for the purposes hereto, “subsidiaries” shall, for the avoidance of doubt, include any minority interest held by the Company in any such direct or indirect subsidiary irrespective of whether such interest shall amount to “control” of that subsidiary including without prejudice any Joint Venture.

“Restricted Party” means any Person that is (a) listed on, or owned or controlled by a person listed on, a Sanctions List, (b) a government of a Sanctioned Country, (c) an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Sanctioned Country, or (d) resident or located in, operating from, or incorporated under the laws of, a Sanctioned Country.

“Restricted Payment” means the declaration or payment of a dividend, repayment of equity, any share issuance, any distribution of cash or assets, and any other return to or transaction with a shareholder of any member of the Restricted Group or any other arrangement having a similar effect.

“Restricted Person” means any Holding Company of Company, any Investor or any other person with an interest (direct or indirect) in the shares of the Company, except to the extent any such person is acting in its capacity as a Finance Party or as a manager or director of any member of the Group (and not in his/her capacity as a shareholder (directly or indirectly) in the Company), and excluding for the avoidance of doubt, the Company and any Subsidiary of the Company or, for the purpose of Clause 20.28 (Permitted Payments), is a portfolio company of an Investor, and excluding for the avoidance of doubt, the Company and any Subsidiary of the Company.

“Sale” means a sale of all or substantially all of the business and assets of the Group to persons who are not members of the Group (whether in a single transaction or a series of related transactions).

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means (a) the United States, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom or (e) the respective governmental institutions of any of the foregoing including, without limitation, His Majesty’s Treasury, the Office of Foreign Assets Control of the US Department of the Treasury, the US Department of Commerce, the US Department of State and any other agency of the US government.

“Sanctions List” means any of the lists of specifically designated nationals or designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or as principal or surety or in any other capacity whatsoever and whether originally incurred by an Company or Third Party Security Provider or by some other person) of the Company and Third Party Security Provider to any Secured Party under or in connection with the Finance Documents and including, without limitation, the Call Price.

“Secured Parties” means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.

“Security” means a mortgage, land charge, charge, pledge, lien, security assignment, security transfer of title, retention of title arrangements, submission to enforcement, or other security interest having a similar effect.

“Shareholder Loan” means any Initial Shareholder Loan and any New Shareholder Loan.

“Shares” means the shares and Swedish Depository Receipts of Alvotech listed, as applicable, on NASDAQ, NASDAQ Stockholm and NASDAQ Iceland (or, in each case, their respective successors).

“Subordinated Creditor” means the Third Party Security Provider.

“Subordinated Debt”, in relation to the Subordinated Creditor, has the meaning given to it in the Subordination Agreement.

“Subordination Agreement” means the subordination agreement entered into or to be entered into by the Borrower, the Subordinated Creditor and the Security Agent in an agreed form.

“Subscription Agreement” means a subscription agreement entered into on or around 15 June 2026 by Alvotech as the Company and the Borrower as the Investor.

“Subsidiary” means in relation to any person, any entity which is controlled directly or indirectly by that person and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and “control” for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the board of directors (or like board) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise it being understood that Alvotech and its respective subsidiaries do not constitute a Subsidiary of the Company.

“Super Majority Lenders” means, at any time:

(a)	a Lender or Lenders whose Commitments aggregate 80 per cent. or more of the Total Commitments; and

(b)	if the Total Commitments have been reduced to zero, whose Commitments aggregated to 80 per cent. or more of the Total Commitments immediately prior to that reduction.

“Takeover Law” means, in respect of Alvotech, the Luxembourg law of 19 May 2006 on takeover bids implementing Directive EU 2004/25/EC of 21 April 2004 on takeover bids and any other similar laws applicable to it (as amended).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Taxes” shall be construed accordingly.

“Termination Date” means the earlier of (i) the date that is 12 Months from the Closing Date and (ii) the first date on which a Redeemable Preferred Shares Full Redemption Event occurs.

“Total Commitments” means (without double counting) the aggregate of the Total Facility B Commitments.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being $40,000,000 as at the date of this Agreement.

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group.

“Trading Suspension” occurs when the Shares are suspended from trading on the NASDAQ, NASDAQ Stockholm or NASDAQ Iceland for five (5) consecutive days on which the NASDAQ, NASDAQ Stockholm or NASDAQ Iceland, as applicable, is open for trading during its regular trading sessions, notwithstanding the applicable exchange closing prior to its scheduled closing time.

“Transaction” means the subscription for 10,133,333 Shares by the Company pursuant to the Subscription Agreement.

“Transaction Closing Date” means the date on which the Transaction is completed in accordance with its terms.

“Transaction Documents” means the Finance Documents and the Equity Documents.

“Transaction Security” means the Security created or expressed to be created in favour of the Secured Parties (represented by the Security Agent, as the case may be) pursuant to the Transaction Security Documents.

“Transaction Security Documents” means each of the security documents listed as being a Transaction Security Document in Schedule 2 (Conditions Precedent to Utilisation) together with any other document entered into by the Company or the Third Party Security Provider creating or expressed to create any Security or Quasi Security over all or any part of its assets in respect of the obligations of the Company or the Third Party Security Provider under any of the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“Undisclosed Administration” means the appointment of an administrator, provisional liquidator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or pursuant to the law in the country where such Finance Party is subject to home jurisdiction suspension, if applicable law requires that such appointment is not to be publicly disclosed.

“Unpaid Sum” means any sum due and payable but unpaid by the Company or the Third Party Security Provider under the Finance Documents.

“US” means the United States of America.

“Utilisation” means a Loan.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the relevant form set out in Schedule 3 (Form of Utilisation Request).

“VAT” means:

(a)	any value added tax imposed pursuant to the United Kingdom Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)	any other tax of a similar nature (whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere).

“Voting Sub-Participation” means any sub-participation or sub-contract where any voting rights under the Finance Documents pass as a result of such sub-participation or sub-contract as at the time of entry into such sub-participation or sub-contract.

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	the “Agent”, any “Finance Party”, any “Lender”, the “Company”, any “Party”, any “Secured Party”, the “Security Agent”, the “Third Party Security Provider” or any other person shall be construed so as to include its successors in title (including the surviving entity of any merger involving that person), permitted assigns and permitted transferees and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Agent and the Company;

(iii)	an “amendment” includes any amendment, supplement, variation, novation, modification, replacement or restatement (however fundamental), and amend and amended shall be construed accordingly;

(iv)	“assets” includes properties, assets, businesses, undertakings, revenues and rights of every kind (including uncalled share capital), present and future, actual or contingent and any interest in any of the foregoing;

(v)	a “consent” includes an authorisation, permit, approval, consent, exemption, licence, order, filing, registration, recording, notarisation, permission or waiver;

(vi)	a “disposal” includes any sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(vii)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is (unless expressed to be a reference to such document, agreement or instrument in its original form or form as at a particular date) a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(viii)	“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(ix)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)	“losses” includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including legal and other fees) and liabilities of any kind, and loss shall be construed accordingly;

(xi)	a “transaction” includes the making of acquisitions, reorganisations, disposals, incurring Financial Indebtedness, granting loans and granting guarantees, the granting of Security or Quasi Security, the making of payments and taking any other action contemplated by the restrictions and otherwise in Clause 20 (General Undertakings);

(xii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xiii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having force of law which are binding or customarily complied with) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xiv)	a provision of law is a reference to that provision as amended or re-enacted; and

(xv)	a time of day is a reference to London time unless stated otherwise;

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (including an Event of Default) is continuing if it has not been remedied or waived. A Declared Default is continuing unless the relevant demand or notice has been revoked by the Agent (acting on the instructions of the Majority Lenders who gave or instructed the giving of the relevant demand or notice (as applicable)).

(e)	The Company shall procure compliance with the relevant provisions of this Agreement by members of the Restricted Group. If it is not possible for the Company to, or they are otherwise unable to procure compliance with such provisions by the relevant members of the Restricted Group, this shall, notwithstanding the inability of the Company to procure such compliance, constitute a Default or Event of Default (howsoever applicable) and, for the avoidance of doubt, no such triggering of a Default or Event of Default shall be avoided by reason of frustration of contract or otherwise and such Default or Event of Default shall be deemed to occur by reference to the occurrence of the relevant circumstances that the Company were unable to or failed to procure.

(f)	References to the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of any other relevant currency which can be purchased with the specified currency amount to the Agent’s Spot Rate of Exchange on the date on which the calculation falls to be made for spot delivery, as determined by the Agent.

1.3	Currency Symbols and Definitions

(a)	“$”, “US$” and “U.S. Dollars” mean the lawful currency for the time being of the United States of America.

1.4	Luxembourg TermsIn the Finance Documents, where it relates to the Company or Third Party Security Provider, a reference to:

(a)	“bylaws”, “organizational documents”, “constitutional documents” and/or “fund documents” includes its up-to-date (restated) articles of association (statuts coordonnés) or its limited partnership agreement (contrat social), as well as any shareholders agreement (pacte d’actionnaires/associés);

(b)	a “director” “manager” or “officer”, includes a gérant or an administrateur or, in case of a partnership, a gérant or administrateur of its general partner;

(c)	a “suspension of payments”, “moratorium of any indebtedness”, “winding up”, “insolvency”, “reorganisation”, “administration” or “dissolution” includes, without limitation, any procedure or proceeding in relation to an entity becoming bankrupt (faillite), insolvency, voluntary or judicial liquidation, moratorium or reprieve from payment (sursis de paiement), according to the law of 7 August 2023 on the preservation of companies and modernisation of the bankruptcy law, a reorganisation by amicable agreement (réorganisation par accord amiable), a judicial reorganisation (réorganisation judiciaire) or a court-ordered liquidation (liquidation judiciaire), general settlement with creditors, reorganisation or any other similar proceedings affecting the rights of creditors generally under Luxembourg law, and shall be construed so as to include any equivalent or analogous liquidation or reorganization proceedings;

(d)	creditors process means an executory attachment (saisie exécutoire) or a conservatory attachment (saisie conservatoire);

(e)	a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes, without limitation, any:

(f)	juge-commissaire or insolvency receiver (curateur) appointed under the Luxembourg commercial code;

(g)	liquidateur appointed under Articles 1100-1 to 1100-15 (inclusive) of the Luxembourg act dated 10 August 1915 on commercial companies, as amended; and

(h)	juge-commissaire or liquidateur appointed under Article 1200-1 of the Luxembourg act dated 10 August 1915 on commercial companies, as amended;

(i)	a “receiver”, “administrative receiver”, “administrator” or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur or any other person performing the same function of each of the foregoing;

(j)	a “lien” or “security” or a “security interest” includes any hypothèque, nantissement, gage, privilège, accord de transfert de propriété à titre de garantie, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(k)	a “guarantee” includes (i) any guarantee which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Article 2011 and seq. of the Luxembourg Civil Code and (ii) any professional payment guarantee (garantie professionnelle de paiement) within the meaning of the Luxembourg law dated 10 July 2020;

(l)	an “agent” includes, without limitation, a mandataire;

(m)	a “matured obligation” includes, without limitation, any exigible, certaine and liquide obligation;

(n)	an “attachment” includes a saisie; and

(o)	a person “being unable to pay its debts” includes that person being in a state of cessation of payments (cessation de paiements).

1.5	Exchange rate fluctuations

(a)	When applying any monetary limits, thresholds and other exceptions to the representations and warranties, undertakings and Events of Defaults under the Finance Documents, the equivalent to an amount in the Base Currency shall be calculated at the rate for the conversion of the Base Currency into the relevant currency of the non-base currency monetary limit, threshold and other exception which the Company (acting reasonably and in good faith) has used and has notified to the Agent or at the option of the Company at the Agent’s Spot Rate of Exchange, in each case, as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking any other relevant action.

(b)	No Event of Default or breach of any representation and warranty or undertaking under the Finance Documents shall arise merely as a result of a subsequent change in the Base Currency equivalent, or any other currency specified in respect of, of any relevant amount due to fluctuations in exchange rates.

(c)	The Agent shall promptly on demand by the Company provide to the Company details of the then current Agent’s Spot Rate of Exchange.

1.6	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement.

1.7	Personal Liability

Where any natural person gives a certificate or other document or otherwise gives a representation or statement on behalf of any of the parties to the Finance Documents pursuant to any provision thereof and such certificate or other document, representation or statement proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate, other document, representation or statement being incorrect save where such individual acted fraudulently in giving such certificate, other document, representation or statement (in which case any liability of such individual shall be determined in accordance with applicable law).

1.8	Specific interpretation provisions applying to the Agent and Security Agent

(a)	Where the Agent or the Security Agent is required to act “reasonably” or “in a reasonable manner” or to come to an opinion or determination that is “reasonable” (or any similar or analogous wording is used), the Agent or the Security Agent shall be deemed to have discharged that obligation if it acts on the instructions of the Majority Lenders, the Super Majority Lenders or all the Lenders (or any other class thereof) (as the context requires), and the Lenders or relevant group of Lenders shall act reasonably in giving those instructions. The Agent and the Security Agent shall be under no obligation to determine the reasonableness of such instructions or whether in giving such instructions the Lenders or relevant group thereof (as the case may be) are acting reasonably or in a reasonable manner.

(b)	The Agent and the Security Agent shall not be responsible for any liability occasioned or by any delay or failure on the part of the Lenders or relevant group thereof (as the case may be) to give any such instructions or direction or to form any such opinion.

2	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Facility B Lenders make available to the Borrower a US Dollar term loan facility in an aggregate amount equal to the Total Facility B Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Company or the Third Party Security Provider shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Obligors’ Agent

(a)	The Third Party Security Provider by its execution of this Agreement irrevocably (to the extent permitted by law) appoints the Company to act severally on its behalf as its agent in relation to the Finance Documents and irrevocably (to the extent permitted by law) authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Finance Parties and to give and receive all notices, instructions and other communications under the Finance Documents and to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by the Third Party Security Provider notwithstanding that they may affect the Third Party Security Provider, without further reference to or the consent of the Third Party Security Provider (including, by increasing the obligations of the Third Party Security Provider howsoever fundamentally, whether by increasing the liabilities, guaranteed or otherwise); and

(ii)	each Finance Party to give any notice, demand or other communication to the Third Party Security Provider pursuant to the Finance Documents to the Company,

and in each case the Third Party Security Provider shall be bound as though the Third Party Security Provideritself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication and each Finance Party may rely on any action taken by the Obligors’ Agent on behalf of the Third Party Security Provider.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of the Third Party Security Provider or in connection with any Finance Document (whether or not known to the Third Party Security Provider and whether occurring before or after the Third Party Security Provider became the Third Party Security Provider under any Finance Document) shall be binding for all purposes on the Third Party Security Provider as if the Third Party Security Provider had expressly made, given or concurred with it (to the extent permitted by law). In the event of any conflict between any notices or other communications of the Obligors’ Agent and the Third Party Security Provider, those of the Obligors’ Agent shall prevail.

(c)	If (notwithstanding the fact that the Transaction Security is, intended to guarantee and secure, respectively, all obligations arising under the Finance Documents), any guarantee or Transaction Security does not automatically extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents, the Third Party Security Provider expressly confirms that the Obligors’ Agent is authorised to confirm such guarantee and/or Transaction Security on behalf of Third Party Security Provider.

(d)	For the purpose of this Clause 2.3, the Third Party Security Provider (to the extent necessary under applicable law) shall grant a specific power of attorney (notarized and apostilled) to the Company and comply with any necessary formalities in connection therewith.

(e)	The Obligors’ Agent shall be released from any applicable restrictions of self-dealing under any applicable laws of any relevant jurisdiction.

3	PURPOSE

3.1	Purpose

The Borrower will apply all amounts borrowed by it under the Facility B Loan towards the Transaction and financing the payment of any fees, costs and expenses reasonably and properly incurred in connection with the Finance Documents.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to any Utilisation if on or before the Utilisation Date for that Utilisation the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent to Utilisation) in form and substance satisfactory to the Agent, acting on the instructions of the Majority Lenders (themselves acting reasonably) or receipt of such documents and evidence has been waived by the Majority Lenders. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) in relation to a Utilisation, if on the proposed Utilisation Date in the case of any Utilisation:

(a)	no Event of Default is continuing or would result from the proposed Utilisation; and

(b)	the Repeating Representations are true in all material respects (or, to the extent a materiality test applies, all respects).

4.3	Maxium number of Utilisations

(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than one Loan would be outstanding.

(b)	The Borrower may not request that the Loan be divided.

5	UTILISATION – LOANS

5.1	Delivery of a Utilisation Request

A Borrower (or the Company on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than 9 a.m. (London time) on the date falling 3 Business Days before the proposed Utilisation Date (or such shorter period as may be agreed between the Company and the Agent (acting on the instructions of all of the Lenders with a Commitment under the relevant Facility)).

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	it identifies the relevant Borrower;

(iii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility; and

(iv)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount).

(b)	Only one Utilisation may be requested in a Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be US Dollars.

(b)	The amount of a proposed Utilisation of Facility B must be in a minimum amount of $40,000,000.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available on the Utilisation Date through its Facility Office in accordance with Clause 29.1 (Payments to the Agent).

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility in each case in relation to the relevant Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by 10 a.m. (San Francisco) on the date falling 3 Business Days prior to the proposed Utilisation Date.

5.5	Cancellation of Commitment

The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B (or if earlier, on the Closing Date but following the making of all requested Utilisations of Facility B on such date).

6	REPAYMENT

6.1	Repayment of Facility B Loans

(a)	The Borrower shall repay the aggregate Facility B Loans made to it (including the applicable Call Price) in full on the Termination Date.

(b)	The Borrower may not reborrow any part of a Facility B Loan which is repaid.

7	ILLEGALITY, VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Illegality

If at any time after a Lender becomes party to this Agreement it becomes unlawful in any applicable jurisdiction for such Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation, or it becomes unlawful for any direct Holding Company of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled to the extent of the illegality; and

(c)	to the extent that Lender’s participation has not been transferred pursuant to Clause 36.4 (Replacement of Lender), the Borrower shall promptly repay that Lender’s participation in the Utilisations made to the Borrower after the Agent has notified the Company or, if earlier, by such date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law, taking into account any applicable grace period).

7.2	Voluntary cancellation

The Company may not without the prior written consent of the Majority Lenders, cancel the whole (but not part) of an Available Facility.

7.3	Voluntary prepayment of Facility B Loans

(a)	The Borrower may, if it or the Company gives the Agent not less than 3 Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of the Facility B Loans (but, if in part, being an amount that reduces the amount of that Facility B Loan by a minimum amount of $5,000,000 and multiples thereof).

(b)	Any prepayments made pursuant to this Clause 7.3 shall for the avoidance of dobut be made together with the applicable Call Price.

7.4	Right of cancellation and repayment in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Company is required to be increased under Clause 12.2 (Tax Gross Up); or

(ii)	any Lender claims indemnification from the Company under Clause 12.3 (Tax Indemnity) or Clause 13.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisation.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

7.5	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8	MANDATORY PREPAYMENT

8.1	Exit, Delisting or Trading Suspension

(a)	If a Change of Control, Listing, Delisting, or a Trading Suspension or a Sale occurs:

(i)	the Company will immediately notify the Agent in writing upon becoming aware of that event and the Agent shall promptly notify each Lender accordingly; and

(ii)	each Lender shall be entitled, by notice in writing to the Company given at any time on or before the date falling 30 Business Days after the date that the notice was required to be given by the Company to the Agent pursuant to paragraph (i) above, to require cancellation of its Commitments and prepayment of its participation in any outstanding Utilisations together with the Call Price and any interest accrued thereon and all other amounts accrued to such Lender under the Finance Documents (which prepayment and cancellation must be made within 3 Business Days of the notice given by that Lender to the Company).

(b)	If a Lender has not notified the Agent in accordance with the provisions of sub-paragraph (ii) above within 30 Business Days of being notified by the Agent under sub-paragraph (i) above, that Lender shall not be able to cancel its Commitments or require repayment of its share of the Utilisations and the prepayment of any other amount owing to it under the Finance Documents.

8.2	Disposal, Further Shares Acquisition and Insurance Proceeds

(a)	In this Agreement:

“Disposal” means any sale, lease, licence, transfer, loan or other disposal of all or any part of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions) of the Company or member of the Restricted Group.

“Disposal Proceeds” means the Net Cash Proceeds received by the Company in relation to any Disposal (or series of related Disposals) except for Excluded Disposal Proceeds.

“Excluded Disposal Proceeds” means the Net Cash Proceeds received by Company of any Disposal:

(i)	to the extent falling within paragraphs (c), (d), (e) and (g) (to the extent that the consent given by the Majority Lenders does not require the prepayment of the relevant Net Cash Proceeds) of the definition of Permitted Disposal to the extent such Net Cash Proceeds do not need to be applied in any repayment, prepayment or acquisition of any Permitted Financial Indebtedness which ranks pari passu with Facility B;

(ii)	which is an individual Disposal where the Net Cash Proceeds from such Disposal are in an amount less than $250,000 (or its equivalent in other currencies); and

(iii)	which, when aggregated with the Net Cash Proceeds of other Disposals made in the same Financial Year of the Company, do not exceed a maximum aggregate amount of $500,000 (or its equivalent in other currencies) provided that the Net Cash Proceeds of a Disposal under sub-paragraph (i) above shall be disregarded for the purposes of calculating the amount of the Net Cash Proceeds under this sub-paragraph, provided that no Net Cash Proceeds received from a disposal under paragraph (k) of Permitted Disposal shall be included as Excluded Disposal Proceeds.

“Excluded Insurance Proceeds” means the Net Cash Proceeds received by the Company of any insurance claim:

(i)	which are received in respect of third party liability, public liability, directors’ liability, business interruption, loss of earnings or similar claims; or

(ii)	in respect of the loss or destruction of assets and where the Net Cash Proceeds of such insurance claim are, within 6 Months of receipt, applied or committed to be applied by the board of the Company (and if so committed to be applied, are actually applied within 12 Months of receipt) in the replacement, reinstatement and/or repair of the relevant asset or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made; or

(iii)	which relates to an individual claim the aggregate proceeds of which are less than $250,000 (or its equivalent in other currencies); or

(iv)	which, when aggregated with the Net Cash Proceeds of other insurance claims made in the same Financial Year of the Company, do not exceed a maximum aggregate amount of $500,000 (or its equivalent in other currencies) provided that the Net Cash Proceeds of an insurance claim under sub-paragraph (i) above shall be disregarded for the purposes of calculating the amount of the Net Cash Proceeds under this sub-paragraph.

“Further Shares Acquisition Proceeds” means the Net Cash Proceeds received by the Company (or such other person or entity as relevant) from or in connection with the Further Shares Acquisition.

“Insurance Proceeds” means the Net Cash Proceeds received by the Company of any insurance claim (or series of related insurance claims) received in respect of the loss or destruction of assets of the Restricted Group except for Excluded Insurance Proceeds.

“Net Cash Proceeds” means the cash proceeds, in each case, consequent upon a Disposal, Further Shares Acquisition or insurance claim, in each case, after deducting:

(i)	all taxes incurred and required to be paid or reserved against (as reasonably determined by the Company on the basis of their existing rates and taking account of any available credit, deduction or allowance) by the seller or claimant in relation to the Disposal or insurance claim (including without limitation any Taxes incurred as a result of the transfer of any cash consideration intra-Group);

(ii)	any reasonable fees, costs and expenses on arm’s length terms in respect of the relevant transaction (including, for the avoidance of doubt, reasonable legal fees, reasonable agents’ commission, reasonable auditors’ fees, reasonable out-of-pocket reorganisation costs (including redundancy, closure and other restructuring costs, both preparatory to, and in consequence of, the relevant Disposal or insurance claim));

(iii)	any amount required to be applied in repayment or prepayment of any Financial Indebtedness (other than under the Finance Documents) which is secured over the asset subject to the Disposal (provided that such Financial Indebtedness was not incurred for the purpose of, or in contemplation of, that Disposal); and

(iv)	any reasonable amounts retained to cover indemnities, contingent and other liabilities in connection with the Disposal or insurance claim as evidenced in reasonable detail to the Agent on request but only for so long as such claim may be brought after which time such amount shall not be deducted from Net Cash Proceeds.

(b)	Each of the Company and the Borrower shall use reasonable endeavours and exercise all rights, powers or discretions available to them including without limitation pursuant to any rights directly or indirectly available to them under any constitutional documents, shareholders’ agreement, investment agreement or other similar contractual arrangements, to procure that any (x) proceeds of a Disposal or (y) Net Cash Proceeds of an insurance claim in respect of the loss or destruction of assets that are received by a member of the Restricted Group are upstreamed to the Borrower and treated as Disposal Proceeds or Insurance Proceeds in accordance with this Clause 8.2, it being understood that if the relevant member of the Restricted Group is prevented from upstreaming such proceeds to the Borrower by reason of applicable law, regulation or pursuant to a restriction in any contractual document relating to Permitted Financial Indebtedness, neither the Company, the Borrower nor the relevant member of the Restricted Group shall be required to seek any third party consents or authorisations for the purposes of procuring such proceeds to be upstreamed to the Borrower.

(c)	The Company shall ensure that an amount equal to the following amounts is applied in prepayment of the Facilities together with any applicable Call Price at the times and in the order of application contemplated by Clause 8.5 (Application of prepayments):

(i)	an amount equal to any Disposal Proceeds;

(ii)	an amount equal to any Insurance Proceeds; and

(iii)	an amount equal to any Further Shares Acquisition Proceeds.

(d)	Any prepayment under this Clause 8.2 shall, unless the Company makes an election under paragraph (e) below, be made promptly (and by no later than (10) Business Days) after the relevant circumstance or event giving rise to such prepayment.

(e)	The Company may elect that any prepayment under this Clause 8.2 shall be applied in prepayment of a Loan on the last day of the Quarter Period relating to that Loan provided that:

(i)	if the Company makes such an election then a proportion of the Loan equal to the amount of the relevant prepayment shall be due and payable on the last day of its next Quarter Period; and

(ii)	no such election may be made at any time while an Event of Default has occurred and is continuing, and if the Company has so made an election under this paragraph (e) but an Event of Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (if the Majority Lenders so require in writing).

8.3	Redeemable Preferred Shares

(a)	Upon receipt by the Company of (x) any dividends or other distributions received in cash from Lotus US Financing S.à r.l. attributable to the Redeemable Preferred Shares or (y) any cash proceeds in relation to a Redeemable Preferred Shares Redemption Event (the “Received Amounts”), the Company shall:

(i)	promptly notify the Lenders upon its receipt of such Received Amounts; and

(ii)	promptly, and in any event within 3 Business Days of its receipt of such Received Amounts, apply such Received Amounts in prepayment of the Facility B Loan together with any applicable Call Price.

(b)	The Company shall use reasonable endeavours and exercise all rights, powers or discretions available to them including without limitation pursuant to any rights directly or indirectly available to them under any constitutional documents, shareholders’ agreement, investment agreement or other similar contractual arrangements, to procure that any Received Amounts are promptly paid to the Company and treated as Received Amounts in accordance with this Clause 8.3, provided further that the Company shall use its reasonable endeavours to provide that such Received Amounts are paid to it in a manner that shall minimise any distribution or leakage to any other person.

8.4	Cash Collateral Payment

On any date on which an Event of Default is continuing, the Agent (acting on the instructions of the Majority Lenders (themselves acting in their sole discretion)) shall be entitled to (and is irrevocably authorised by the Company to), and without further consent and/or notice to the Company, to instruct and require the Security Agent, to apply and/or set-off any and all amounts held by it in the Collateral Account pursuant to the terms of this Agreement in prepayment and/or repayment of any outstanding amounts under the Finance Documents including the Facility B Loan together with all accrued but unpaid interest, fees (including legal fees), the Call Price and any other amounts outstanding and/or accrued under the Finance Documents at the times and in the order of application contemplated by Clause 8.5 (Application of prepayments).

8.5	Application of prepayments

The Company shall use all reasonable endeavours to ensure that any transaction giving rise to a prepayment obligation or obligation to provide cash cover is structured in such a way that it will not be unlawful for the Company to move the relevant proceeds received between members of the Group to enable a mandatory prepayment to be lawfully made, cash cover lawfully provided and the proceeds lawfully applied as provided under this Clause 8 (Mandatory Prepayment), and/or to minimise the costs and Taxes of making such mandatory prepayment (including using all reasonable endeavours to fund such payment from surplus cash in the Group that is not so trapped provided doing so would not be materially prejudicial to overall Group liquidity or the availability of such cash to members of the Group requiring funds).

8.6	Right to Refuse Payment

(a)	If a Lender (a “Non-Accepting Lender”) gives notice to the Agent (with a copy to the Company) by 11.00 a.m. on the third Business Day prior to the date on which such payment, repayment and/or prepayment pursuant to this Clause 8 (Mandatory Prepayment) is to be made (or such shorter period as a Lender may agree), that Lender will have a right to waive its right (provided that a Non-Accepting Lender shall act reasonably in exercising such right) to receive such payment, repayment and/or prepayment (as applicable) pursuant to this Clause 8 (Mandatory Prepayment) to the extent specified in its notice (“Payment Waiver Notice”). A Non-Accepting Lender shall provide in its Payment Waiver Notice such reasons (together with any supplementary evidence if available) for waiving its right to receive such payment, repayment and/or prepayment (as applicable) pursuant to this Clause 8 (Mandatory Prepayment).

(b)	The Borrower acknowledges that if any Lender does not accept a payment, repayment and/or prepayment of any amounts outstanding under the Finance Documents pursuant to this Clause 8.6, it shall not for the avoidance of doubt be a waiver of such Lender’s right to repayment in full of all amounts outstanding to it under and pursuant to the Finance Documents.

9	RESTRICTIONS AND CALL PRICE

9.1	Notices of Cancellation or Prepayment

Any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 7 (Illegality, Voluntary Prepayment and Cancellation) shall (subject to the terms of that Clause), unless a contrary indication appears in this Agreement, specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

9.2	Interest and other amounts

Any prepayment, repayment, redemption or repurchase under this Agreement shall be made together with the Call Price.

9.3	No reborrowing of Facility B

The Borrower may not reborrow any part of Facility B which is prepaid.

9.4	Prepayment in accordance with Agreement

The Borrower shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6	Agent’s receipt of Notices

If the Agent receives a notice under Clause 7 (Illegality, Voluntary Prepayment and Cancellation), it shall promptly forward a copy of that notice or election to either the Company or the affected Lender, as appropriate.

9.7	Effect of Repayment and Prepayment on Commitments

If all or part of a participation of a Lender in a Facility B Loan is repaid or prepaid and is not available for redrawing, the Lender’s Commitment shall be reduced pro rata and cancelled by a pro-rated amount equal to the amount repaid or prepaid.

9.8	Call Price

The Borrower shall pay to the Lenders at the time of the cancellation and/or prepayment and/or repayment and/or acceleration in full or in part (as applicable) (each a “Repayment Event”), in relation to any amount of the Facility B Loan so cancelled, repaid, prepaid or accelerated, as applicable (any such amount being, the “Relevant Repayment Amount”), on the date of such Repayment Event, an amount equal to the amount that is:

(a)	[***] per cent. of the Relevant Repayment Amount if the relevant Repayment Event is during the period from (and including) the date of this Agreement to (but excluding) the date falling 6 Months after the date of this Agreement;

(b)	[***] per cent. of the Relevant Repayment Amount if the relevant Repayment Event is during the period from (and including) the date falling 6 Months after the date of this Agreement to (but excluding) the date falling 9 Months after the date of this Agreement; or

(c)	[***] per cent. of the Relevant Repayment Amount if the relevant Repayment Event is during the period from (and including) the date falling 9 Months after the date of this Agreement to (and including) the Termination Date,

(any such amount being the “Call Price”).

10	DEFAULT INTEREST

(a)	For the purposes of this Agreement:

“Interest Period” means a period of one (1) Month.

(b)	If an Event of Default has occurred and is continuing, interest shall accrue on the Outstanding Facility Amount and any Unpaid Sums (and following the occurrence of a Declared Default, the Call Price) at a rate of two per cent. per annum. Any default interest accruing under this Clause 10 shall, at the election of the Majority Lenders, be immediately payable by the Borrower in cash on demand by the Majority Lenders or be capitalised and added to the outstanding principal amount of the Outstanding Facility Amount and subsequently treated for all purposes of this Agreement as part of the principal amount of such Outstanding Facility Amount.

(c)	Default interest (if unpaid) will be compounded at the end of each Interest Period but will remain immediately due and payable.

11	FEES

11.1	Agent and Security Agent fees

The Borrower shall pay (or procure there is paid) to the Agent and the Security Agent (in each case for its own account) a fee in the amount and at the times agreed in a Fee Letter.

12	TAXES

12.1	Tax Definitions

(a)	In this Clause 12 (Taxes):

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purpose of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by the Company to a Finance Party under Clause 12.2 (Tax Gross Up) or a payment under Clause 12.3 (Tax Indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made acting reasonably and in good faith.

12.2	Tax Gross Up

(a)	All payments shall be made by the Company and the Third Party Security Provider under each Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that the Company or the Third Party Security Provider must make a Tax Deduction (or that there is a change in the rate or the basis of any Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and the Third Party Security Provider.

(c)	If a Tax Deduction is required by law to be made by the Company or the Third Party Security Provider, the amount of the payment due from the Company or the Third Party Security Provider (as applicable) shall be increased to an amount which (after making any Tax Deduction), leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Company or the Third Party Security Provider is required by law to make a Tax Deduction it shall make the Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Company or the Third Party Security Provider (as applicable) making that Tax Deduction shall deliver to the Agent for the relevant Finance Party evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	A payment by the Company or the Third Party Security Provider shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Luxembourg if, on the date on which the payment falls due the relevant Lender is an individual resident in Luxembourg for tax purposes and such Tax Deduction is required by virtue of the Luxembourg law of 23 December 2005 introducing a final withholding tax on certain interest income earned by Luxembourg resident beneficial owners (the “Relibi law”).

12.3	Tax Indemnity

(a)	The Company shall, within three (3) Business Days of demand by the Agent, pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the laws of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the laws of the jurisdiction in which that Finance Party’s Facility Office or other permanent establishment is located in respect of amounts received or receivable in that jurisdiction (or in respect of amounts attributable or allocable to the permanent establishment), if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax Gross Up);

(B)	(for the avoidance of doubt) is suffered or incurred in respect of any Bank Levy at the rate in force at the date of this Agreement; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent will notify the Company.

(d)	A Protected Party shall, on receiving a payment from the Company under this Clause 12.3 (Tax Indemnity), notify the Agent.

12.4	Tax Credits

If the Company or the Third Party Security Provider makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party and/or an Affiliate of that Finance Party has obtained and utilised that Tax Credit either on a standalone or an affiliated basis,

the Finance Party and/or the applicable Affiliate shall pay an amount to the Company or the Third Party Security Provider which that Finance Party determines will leave it or the applicable Affiliate (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Company or the Third Party Security Provider, providing such evidence to the Company or the Third Party Security Provider in respect of such amounts as the Company or the Third Party Security Provider may reasonably and in good faith request in writing and the Finance Party can commercially reasonably provide.

12.5	Stamp and documentary duty

The Company shall pay and, within three (3) Business Days of demand, indemnify each Secured Party against any cost, loss or liability that Secured Party incurs in relation to all stamp duty, registration and other similar transfer Taxes payable, in respect of any Finance Document except where such taxes are incurred:

(a)	in respect of an assignment, novation, sub-participation, sub-contract or other transfer of a Loan or any rights under this Agreement (or part thereof) by that Secured Party, unless such event is undertaken;

(i)	at the request of the Company;

(ii)	in consequence of an Event of Default; or

(iii)	as a result of Clause 15 (Mitigation by the Lenders); or

(b)	upon a voluntary registration made by any Party if such registration is not necessary to evidence, prove, maintain, enforce, compel or otherwise assert the rights of such Secured Party or obligations of any Secured Party under a Finance Document.

12.6	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and accordingly, subject to paragraph (b) below if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of that VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT payable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) the Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 12.6 (VAT) to any Party shall, at any time when that Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union)).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)	If a Party confirms to another Party pursuant to paragraph 12.7(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and sub-paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or paragraph (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.8	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

13	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Company shall, within 5 Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement (or, if later, the date that Finance Party became a Party) or (ii) compliance with any law or regulation made after the date of this Agreement (or, if later, the date that Finance Party became a Party) or (iii) the implementation or application of, or compliance with, Basel III or any law or regulation that implements Basel III including, for the avoidance of doubt, the implementation of Basel III by CRD IV and CRD V.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate (giving reasonable details of the circumstances giving rise to such claim and the calculation of the Increased Cost) confirming the amount of its Increased Costs, a copy of which shall be provided to the Company.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Company;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 12.3 (Tax Indemnity);

(iv)	suffered or incurred with respect to any Bank Levy at the rate in force at the date of this Agreement;

(v)	attributable to the implementation or application of, or compliance with, the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

(vi)	attributable to the implementation or application of, or compliance with, Basel III, CRD IV or CRD V to the extent that a Finance Party was or reasonably should have been aware about the relevant Increased Cost on or prior to the date on which it became a Finance Party (provided that, if the Increased Cost was not fully quantifiable on or prior to the date on which it became a Finance Party, Clause 13.1 (Increased costs) shall apply to that amount of the Increased Cost which was not, or could not reasonably be expected to have been, quantifiable);

(vii)	attributable to the breach by any Finance Party or its Affiliates of any law or regulation or the terms of any Finance Document;

(viii)	attributable to a change (whether in the rate basis, timing or otherwise) of Tax on the overall net income of the Finance Party (or any Affiliate of it) making such claim or of the branch or office through which it lends any Loan;

(ix)	attributable to any penalty having been imposed by the relevant central bank or monetary or fiscal authority upon the Finance Party (or any Affiliate of it) making such claim by virtue of its having exceeded any country or sector borrowing limits or breached any directives imposed upon it; or

(x)	not notified to the Agent or the Company in accordance with paragraph (a) of Clause 13.2 (Increased cost claims) above.

(b)	In this Clause 13.3 reference to a Tax Deduction has the same meaning given to the term in Clause 12.1 (Tax Definitions).

(c)	“Basel III” means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework or more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

(d)	“CRD IV” means the Capital Requirements Regulation (Regulation 575/2013) (“CRR”) and the CRD IV Directive (2013/36/EU).

(e)	“CRD V” means the Capital Requirements Regulation (Regulation (EU) 2019/876) amending the CRR, and the CRD V Directive (2019/878/EU) amending the CRD IV Directive and any implementing measures in the Member States.

14	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from the Company or Third Party Security Provider under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Company or Third Party Security Provider; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Company (or the Company on behalf of the Third Party Security Provider) shall as an independent obligation, within five (5) Business Days of demand, indemnify each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

(a)	The Company shall, within three (3) Business Days of demand (which demand shall be accompanied by reasonable calculations or details of the amount demanded) indemnify each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by the Company or any Third Party Security Provider to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requestedby a Borrower in a Utiliastion Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)	any prepayment payable by any Borrower under the Finance Documents not being paid after irrevocable notice of such prepayment has been made to the Agent; or

(v)	the Facility B Loan (or part of the Facility B Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower (including any conditional or revocable notice of prepayment).

(b)	The Company shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each an “Indemnified Person”), against any cost, loss, liability or expense incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Transaction (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Transaction), except to the extent such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate or by a breach by that Finance Party or its Affiliate of any term of the Finance Documents (or, in each case, employee or officer of that Finance Party or Affiliate) and provided that the Indemnified Persons together shall instruct only one legal counsel in any one jurisdiction at any one time (unless it is reasonably determined they have a conflict as between themselves).

(c)	If any event occurs in respect of which indemnification may be sought from the Company, the relevant Indemnified Person shall only be indemnified if it notifies the Company in writing within a reasonable time after the relevant Indemnified Person becomes aware of such event, and shall, to the extent legally permitted and only if it would not prejudice the defence or making of such claim, consult with the Company with respect to the conduct of the relevant claim, action or proceeding, conducts such claim action or proceeding properly and diligently (based on advice from its legal counsel, to the extent permitted by law and without being under any obligation to disclose any information which it is not lawfully permitted to disclose) and does not settle any such claim, action or proceeding without the Company’s prior written consent (such consent not to be unreasonably withheld or delayed).

(d)	Notwithstanding any other provision in this Agreement, each Indemnified Person shall be entitled to rely on the indemnities contained in this Clause 14.2 (as if it were a party to this Agreement).

14.3	Indemnity to the Agent

The Company shall within five (5) Business Days of demand indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is an Event of Default, provided that if after doing so it is established that the event or matter is not a Default or an Event of Default, such cost, loss or liability of investigation shall be for the account of the Lenders;

(ii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement in an amount not exceeding a cap to be agreed with the Company (acting reasonably), provided that the Agent shall consult with the Company and agree such cap prior to instructing any such person; or.

(iii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; and

(b)	any third party cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 29.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

14.4	Indemnity to the Security Agent

(a)	The Company shall promptly indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	any failure by the Company to comply with its obligations under Clause 16 (Costs and Expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(v)	any default by the Company in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).

(b)	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

15	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Taxes) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Company under the Finance Documents.

15.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	COSTS AND EXPENSES

16.1	Transaction expenses

The Company shall within 5 Business Days of demand pay the Agent and the Security Agent (and, in the case of the Security Agent, any Receiver or Delegate) the amount of all costs and expenses (including, but not limited to, external legal fees) reasonably incurred by any of them in relation to the arrangement, negotiation, preparation, printing, execution and perfection of the Facilities, provided that no such fees, costs and expenses (other than reasonable and properly incurred external legal fees and expenses in connection with the drafting and negotiation of the Finance Documents) shall be payable if the Closing Date does not occur and if the Closing Date occurs, shall not be payable before the date falling five Business Days after receipt of the corresponding invoice.

16.2	Amendment costs

If (a) the Company or the Third Party Security Provider requests an amendment, waiver or consent, or (b) an amendment is required pursuant to Clause 29.10 (Change of currency), the Company shall, within five Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all reasonable costs and expenses (including, but not limited to, external legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) (in each case, subject to agreed caps (if any)) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement and preservation costs

The Company shall, within five (5) Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including, but not limited to, external legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

17	REPRESENTATIONS AND WARRANTIES

The Company and, in the case of Clauses 17.1 (Status) to 17.7 (Insolvency), 17.10 (Taxation), 17.19 (Legal and Beneficial Ownership), 17.20 (Shares), 17.24 (Holding companies), 17.27 (Centre of main interests and establishments), 17.28 (Anti-corruption law) and 17.29 (Sanctions) only, the Third Party Security Provider only represents and warrants to each of the Finance Parties that:

17.1	Status

(a)	It and each of its Subsidiaries is a limited liability company (or similar corporate form) duly incorporated (or, as the case may be, organised) and validly existing under the laws of its jurisdiction of its incorporation (or, as the case may be, organisation).

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business substantially as it is now being conducted.

17.2	Binding obligations

Subject to the Legal Reservations and the Perfection Requirements:

(a)	its obligations under the Transaction Documents to which it is a party are valid, legally binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each of the Transaction Security Documents to which it is party creates valid security interests which that Transaction Security Document purports to create, ranking in accordance with the terms of such documents and those security interests are valid and effective.

17.3	Non-conflict with other obligations

Subject to the Legal Reservations and the Perfection Requirements, (x) the entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party, and (y) the granting of the Transaction Security which it grants under the Transaction Security Documents, do not contravene:

(a)	any law or regulation applicable to it to an extent which has or is reasonably likely to have a Material Adverse Effect;

(b)	its Constitutional Documents in any material respect; or

(c)	any agreement or instrument binding upon it, or any member of the Group or any of its or their respective assets, to an extent which has or is reasonably likely to have a Material Adverse Effect or constitute a termination event (however described) under any such agreement or instrument which has or is reasonably likely to have a Material Adverse Effect.

17.4	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, each of the Finance Documents to which it is a party or will be a party and to carry out the transactions contemplated by those Finance Documents.

(b)	It has received and obtained all necessary consents and approvals from any relevant corporate bodies (including, any advisory committee and/or shareholder (including under any shareholder agreement (if any))) to enter into the Finance Documents to which it is a party and to perform its obligations thereunder and the Company has received and obtained all necessary consents and approvals from its advisory committee in order to:

(i)	enable the Borrower to incur any indebtedness under the Finance Documents; and

(ii)	to enable the granting of Security over all shares and securities of the Borrower.

17.5	Validity and admissibility in evidence

All Authorisations required by it in order:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Transaction Documents to which it is a party;

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions; and

(c)	carry on its business save to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect,

have been obtained or effected and are in full force and effect, subject to the Legal Reservations and Perfection Requirements.

17.6	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of governing law of the Finance Documents as expressed in such Finance Document will be recognised in its jurisdiction of incorporation.

(b)	Subject to the Legal Reservations and the Perfection Requirements, (i) any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation and (ii) any judgment obtained in relation to a Transaction Security Document will be recognised and enforced in the jurisdiction of the governing law of that Transaction Security Document.

17.7	Insolvency

No corporate action, legal proceeding or other formal procedure or step described in Clauses 21.7 (Insolvency) to 21.10 (Similar events elsewhere) (each inclusive) has, in each case, subject to the thresholds and exceptions set out in such Clauses and the other provisions of such Clauses, been taken or (to its knowledge and belief) threatened against it, or any member of the Group and, in each case, excluding any such actions, proceedings, steps or process which have been discharged, revoked or otherwise lapsed.

17.8	Deduction of Tax

It is not required by law to make any Tax Deduction from any payment it may make under any Finance Document.

17.9	No filing or stamp taxes

Subject to the Legal Reservations and the Perfection Requirements, under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, documentary, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except for the obligatory registration with the Administration de l’Enregistrement, des Domaines et de la TVA in Luxembourg of the relevant Finance Documents if such Finance Documents are either (i) attached as an annex to an act (annexés à un acte) that itself is subject to mandatory registration or (ii) deposited in the minutes of a notary (déposés au rang des minutes d’un notaire), as well as in case of a voluntary registration of such Finance Documents.

17.10	Taxation

(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not overdue in the payment of any material amount in respect of Tax.

(b)	No claims and/or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes.

(c)	It is resident for Tax purposes only in the jurisdiction of its incorporation.

17.11	No Default

(a)	No Event of Default has occurred and is continuing or could reasonably be expected to result from any Utilisation or the entry into or the performance of any Transaction Document.

(b)	To the best of the knowledge and belief of the Company (having made due and careful enquiry), no event has occurred and is continuing which constitutes a default or termination event (howsoever described) under any agreement to which it or any member of the Group is party and which has or could reasonably be expected to have a Material Adverse Effect.

17.12	No misleading information

Except as disclosed to the Lender in writing prior to the date of this Agreement, any material factual information taken as a whole (other than of a general economic nature) provided by the Borrower (“Information”) was true, complete and accurate in all material respects as at the date the document containing the Information or (as the case may be) as at the date on which it is expressed to be given or prepared.

17.13	Financial statements

(a)	To the best of the knowledge, information and belief of the Company (having made due and careful enquiry), the Original Financial Statements give a true and fair view of the financial position of the Restricted Group for the period to which they relate and were prepared in all material respects in accordance with the Accounting Principles consistently applied.

(b)	The Annual Financial Statements (together with the notes thereto) most recently delivered pursuant to Clause 18.4 (Financial Statements):

(i)	give a true and fair view of the consolidated financial position of the Restricted Group as at the date to which they were prepared and for the Financial Year then ended; and

(ii)	were subject to Clause 18.8 (Agreed Accounting Principles) prepared in accordance with the Accounting Principles consistently applied.

(c)	The Quarterly Financial Statements most recently delivered pursuant to Clause 18.4 (Financial Statements):

(i)	fairly present (subject to customary year-end adjustments) the financial position of it and its Subsidiaries and any members of the Restricted Group as at the date to which they were prepared and for the Quarter Date to which they relate; and

(ii)	were, subject to Clause 18.8 (Agreed Accounting Principles), prepared on a basis consistent with the Accounting Principles (to the extent appropriate in the context of such accounts).

(d)	The end of each Financial Year for the Borrower is 31 December.

17.14	No litigation

(a)	No litigation, arbitration, action, administrative proceeding or Environmental Claim of or before any court, arbitral body or agency which could reasonably be expected to be adversely determined and which, if adversely determined, is reasonably expected to have a Material Adverse Effect has been started or, to the best of its knowledge is threatened, or is pending against it or any member of the Group.

(b)	There are no labour disputes current, pending or, to its knowledge, threatened which could reasonably be expected to have a Material Adverse Effect.

17.15	Compliance with Laws

It and each member of the Group is in compliance with all laws and regulations applicable to it in its jurisdiction of incorporation or jurisdictions in which it operates where non-compliance would reasonably be expected to have a Material Adverse Effect.

17.16	Environmental Laws

(a)	It, and each member of the Group, is in compliance with all Environmental Laws and all Environmental Permits necessary in connection with the ownership and operation of its business are in full force and effect in each case where failure to do so would reasonably be expected to have a Material Adverse Effect.

(b)	To the best of its knowledge and belief, there are no circumstances which may reasonably be expected to prevent or interfere with it or any of its Subsidiaries being in compliance with any Environmental Law including, without limitation, obtaining or being in compliance with any Environmental Permits in the future where failure to so comply would reasonably be expected to have a Material Adverse Effect.

17.17	No Security/Guarantees/Financial Indebtedness

(a)	No Security or Quasi Security (or agreement to create the same) exists on or over its or any of its Subsidiaries’ present and future assets except as permitted by Clause 20.15 (Negative Pledge);

(b)	Neither it, nor any of its Subsidiaries has granted any guarantee except as permitted by Clause 20.17 (Guarantees); and

(c)	Neither it, nor any of its Subsidiaries has incurred any Financial Indebtedness except as permitted under Clause 20.16 (Indebtedness).

17.18	Pari passu Ranking

The payment obligations of the Company under each of the Finance Documents rank and will at all times (except pursuant to a Notifiable Debt Purchase Transaction) rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness (actual or contingent) except indebtedness preferred by laws of general application.

17.19	Legal and Beneficial Ownership

It and each of its Subsidiaries has good, valid and marketable title to, or valid leases or licences of, or is otherwise entitled to use, all material assets necessary for the conduct of the business as it is presently being conducted, where failure to do so would reasonably be expected to have a Material Adverse Effect.

17.20	Shares

(a)	The entire issued shares and securities in the capital of the Company are wholly and directly legally and beneficially owned and controlled by the Third Party Security Provider.

(b)	The Company is (or will be) the direct legal and beneficial owner of the Alvotech LTV Shares and (if any) the Cure Share Collateral and has (or will have) directly good and marketable title to such shares.

(c)	The Redeemable Preferred Shares are legally and beneficially owned by the Company.

(d)	The shares in the capital of the Company and the Redeemable Preferred Shares are fully paid and are not subject to any option to purchase or similar rights.

(e)	The Constitutional Documents of the Company whose shares are subject to Transaction Security do not and could not restrict or inhibit any transfer of the shares of the Company on creation or enforcement of the security conferred by the relevant Transaction Security Documents.

(f)	There are no agreements in force, and no corporate resolutions have been passed, which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Company (including any option or right of pre-emption or conversion) save to the extent such issue or allotment would constitute a Permitted Share Issue.

(g)	There are no agreements (other than the Finance Documents) in place with any party that restrict the sale of the Shares, grant rights to any party with respect to the sale proceeds of any Shares or otherwise restrict or inhibit any transfer of the Shares.

(h)	The Borrower’s direct shareholding in Alvotech does not equal to or exceed 30% of the Shares in Alvotech.

(i)	The Borrower does not act in concert (as such term is interpreted from time to time by the Luxembourg Commission de Surveillance du Sector Financier for the purposes of the Takeover Law) with any other direct or indirect holder of the Shares in any manner that would trigger a mandatory takeover offer to be made or required to be made by the Borrower (either alone or together with any other persons) under the Takeover Law in respect of Alvotech at any time.

(j)	No shareholders agreement exists or is in force in respect of the Company’s shares or shareholdings, save to the extent that such shareholders agreement would not reasonably be expected to have a Material Adverse Effect.

(k)	On the Transaction Closing Date, the Shares are:

(i)	listed on the NASDAQ, NASDAQ Stockholm and NASDAQ Iceland;

(ii)	fully paid and no moneys or liabilities are outstanding or payable in respect of any of them; and/or

(iii)	have been duly authorised and validly issued and are freely and fully transferable by their terms and not subject to or the subject of any pre-emption rights, “lock-up” periods or other restrictions on transfer.

17.21	Redeemable Preferred Shares

(a)	The Redeemable Preferred Shares are directly legally and beneficially owned by the Company.

(b)	The Redeemable Preferred Shares are fully paid and are not subject to any option to purchase or similar rights.

(c)	There are no agreements (other than the Finance Documents and the Redeemable Preferred Shares Documents) in place with any party that restrict the sale of the Redeemable Preferred Shares, grant rights to any party with respect to the sale proceeds of any Redeemable Preferred Shares or otherwise restrict or inhibit any transfer of the Redeemable Preferred Shares.

17.22	Intellectual Property

The Intellectual Property required in order to conduct the business of the Group:

(a)	is beneficially owned by or licensed to members of the Group free from any licences to third parties which are materially prejudicial to the use of that Intellectual Property in the business of the Group and will not be adversely affected by the transactions contemplated by the Finance Documents in each case to an extent which would reasonably be expected to have a Material Adverse Effect; and

(b)	has not lapsed or been cancelled in any respect which has or could reasonably be expected to have a Material Adverse Effect and all steps have been taken to protect and maintain such Intellectual Property, including, without limitation, paying renewal fees where failure to do so would reasonably be expected to have a Material Adverse Effect.

17.23	Group structure

To the best of the knowledge, information and belief of the Company, the factual information relating to the structure of the Restricted Group contained in the Group Structure Chart accurately records in all material respects the structure of the Restricted Group.

17.24	Holding companies

Each of the Company and the Third Party Security Provider is a Holding Company and:

(a)	does not trade, other than by entering into the Transaction Documents, the provision of administrative services to other members of the Group and any other activity expressly permitted under Clause 20.29 (Holding Company);

(b)	does not own any assets, other than loan and money received by it which are in each case permitted by the terms of the Finance Documents, rights arising under the Finance Documents, the shares in the capital of its Subsidiaries and any other ownership or rights expressly permitted under Clause 20.29 (Holding Company); and

(c)	does not have liabilities to any person, other than pursuant to the Transaction Documents and in respect of payment of costs, legal fees, auditors’ fees and other similar fees and expenses, and other matters expressly permitted under Clause 20.29 (Holding Company).

17.25	Pension Schemes

The pension schemes of each member of the Group are funded to the extent required by law or otherwise comply with the requirements of any material law applicable in the jurisdiction in which the relevant pension scheme is maintained, in each case, where failure to do so would reasonably be expected to have a Material Adverse Effect.

17.26	Insurances

The insurances required by Clause 20.4 (Insurances) are in full force and effect as required by this Agreement and no event or circumstance has occurred (and no failure to disclose a fact) which would entitle any insurer to reduce or avoid its liability under any such insurance where such event, circumstance or failure would reasonably be expected to have a Material Adverse Effect.

17.27	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 2015/848 of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), so far as it is aware, its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

17.28	Anti-corruption law

(a)	Each member of the Group and each member of the Group’s directors or officers and (to the best of its knowledge) any of their respective employees, Affiliates or agents has conducted its businesses in compliance with, and has not engaged in any activity or conduct which would violate, any applicable anti-corruption (including anti-bribery) and anti-money laundering laws, regulations or rules in any applicable jurisdiction and has instituted and maintained prudent policies and procedures designed to promote and achieve compliance with such laws, regulations and rules.

(b)	To the best of its knowledge (having made all due enquiry), no Prohibited Payment has been made or provided, directly or indirectly, by (or on behalf of) the Company, any of its Affiliates, its officers, directors or any other person acting on its behalf to, or for the benefit of, any Sanctions Authority (or any official, officer, director, agent or key employee of, or other person with management responsibilities in, any Sanctions Authority) in connection with any Finance Document.

17.29	Sanctions

No member of the Group (including each of their directors, officers and employees) is, nor, to the best of its knowledge, is any agent or Affiliate of the Company:

(a)	a Restricted Party;

(b)	in breach, or has been in breach of Sanctions; or

(c)	to the best of its knowledge, subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions.

17.30	Repetition

(a)	The representations and warranties in this Clause 17 shall be made on the date of this Agreement and the Closing Date except that the representations and warranties set out in paragraph (a) of Clause 17.13 (Financial Statements) shall be made only on the date of this Agreement and not repeated thereafter.

(b)	Each of the representations and warranties set out in Clause 17 except Clause 17.7 (Insolvency) Clause 17.8 (Deduction of Tax) and Clause 17.9 (No filing or stamp taxes) (such representations and warranties being the “Repeating Representations”) shall be deemed to be repeated on the first day of each Quarter Period.

(c)	The representations and warranties set out in paragraph (b) of Clause 18.4 (Financial Statements) in respect of each set of Financial Statements delivered pursuant to Clause 18.4 (Financial Statements) shall only be made once in respect of each set of Financial Statements and shall be made on the date such Financial Statements are delivered.

18	INFORMATION AND ACCOUNTING UNDERTAKINGS

The undertakings in this Clause 18 shall continue for so long as any sum remains payable or capable of becoming payable under the Finance Documents or any Commitment is in force.

18.1	Notification of Default

The Company will, promptly after becoming aware of it, notify the Agent (with a copy to the Security Agent) of the occurrence of any Default that is continuing (and the steps if any being taken to remedy it and will from time to time if the Agent has reasonable grounds for believing that a Default has occurred and is continuing and so requests in writing, deliver to the Agent a certificate on behalf of the Company, signed by the CEO or CFO confirming that to the best of such director’s knowledge, no Default has occurred and is continuing or setting out details of any Default of which such director is aware and the action (if any) taken or proposed to be taken to remedy it).

18.2	Books of Account

The Company will keep, and the Company will procure that its Subsidiaries will keep, proper books of account relating to its business.

18.3	Appointment of Auditors

The Company will not (except where required by applicable law) appoint any auditors other than the Auditors in respect of the Financial Statements delivered under Clause 18.4 (Financial Statements).

18.4	Financial Statements

(a)	The Company will deliver (or will procure that the relevant member of the Restricted Group delivers) to the Agent for distribution to the Lenders (with sufficient copies for each of the Lenders, if so requested by the Agent) copies of the following:

(i)	as soon as these are available and in any event within 120 days after the end of each Financial Year of the Company ending after the Closing Date:

(A)	the (x) audited consolidated financial statements of each of New Alvogen US Holdings and Alvotech and (y) the audited financial statements of the Company for that Financial Year (the “Annual Financial Statements”); and

(B)	if prepared and requested by a Lender, the audited financial statements of each of New Alvogen US Holdings and Alvotech for that Financial Year; and

(ii)	within 45 days after the end of each Month ending on Quarter Date (x) the consolidated financial statements of Alvotech and (y) the financial statements of the Company for that Financial Quarter (the “Quarterly Financial Statements”).

(b)	The Company shall ensure that each of the Financial Statements delivered to the Agent pursuant to this Agreement shall:

(i)	include a balance sheet, profit and loss account and full cashflow statement (including changes in cash);

(ii)	be accompanied by a comparison of actual performance for that period against the corresponding period in the last Financial Year, and in the case of the Annual Financial Statements, include a statement as to the performance of and material developments in the business and cumulative management accounts for the relevant Financial Year; and

(iii)	fairly represent (subject to customary year-end adjustments) the financial condition of the Restricted Group and its operations (as at the date on which those financial statements or accounts were drawn up and, in the case of the Annual Financial Statements, shall be certified by the CEO or CFO as giving a true and fair view of the financial condition of the Restricted Group) and shall, for the avoidance of doubt, be accompanied by the audit opinion from the Auditors in respect of the relevant Annual Financial Statements.

18.5	Compliance Certificates and LTV Calculations

(a)	The Company shall deliver to the Agent within 10 Business Days of the end of each calender month (commencing on the month end of the first full calendar month after the Closing Date), with each set of Quarterly Financial Statements (commencing with the first Quarterly Financial Statements following the Closing Date) and with the Annual Financial Statements, a Compliance Certificate signed by the CEO or CFO:

(i)	certifying whether or not the Group was in compliance with the financial covenant contained in Clause 19.2 (LTV Financial Covenant) at all times in the relevant month;

(ii)	setting out (in reasonable detail) computations as to compliance with the financial covenant by setting out the Alvotech LTV for each day in the relevant month in a manner consistent in all respects with the method of calculation set out in the LTV Calculation Template;

(iii)	confirming (giving reasonable detail) any new debt and/or equity investment in an amount equal to or in excess of $100,000 (or its equivalent in any other currency) incurred during that Financial Quarter by the Company or any other member of the Restricted Group; and

(iv)	confirming that, so far as it is aware (having made due and careful enquiry), no Event of Default is continuing.

(b)	Each Compliance Certificate delivered with the Annual Financial Statements shall be reported on by the Auditors as to the proper extraction of the numbers set out in the Annual Financial Statements to the extent such numbers are used in the calculation of the financial covenants contained in Clause 19 (Financial Covenant) and shall, if such financial statements are prepared on a different accounting basis to the Accounting Principles, be accompanied by a certificate from the Auditors confirming the basis for such changes and the calculations and adjustments and a reconciliation to the original Accounting Principles (subject to each Finance Party agreeing an engagement letter with the Auditors (and otherwise in such manner and on such conditions as the Auditors specify) and only to the extent that firms of auditors of international repute have not adopted a general policy of not providing such reports), it being understood, for the avoidance of doubt, that nothing in this Agreement shall require the Auditors to confirm or comment on the actual calculation of such financial covenant or any other matter other than the extraction of the numbers referred to above. The Company shall use all reasonable endeavours to ensure that the Auditors provide an engagement letter on acceptable terms.

(c)	The Company shall ensure that each Compliance Certificate delivered to the Agent in accordance with this Clause 18 and each LTV Certificate shall each include sufficient information (in the sole opinion of the Agent (acting on the instructions of the Majority Lenders, acting reasonably)), in form and substance as may be reasonably required by the Agent (acting on the instructions of the Majority Lenders) to determine whether Clause 19 (Financial Covenant) or the Alvotech LTV (as applicable) has been complied with and to make an accurate comparison between the calculations as to the compliance with those financial covenants provided in any Compliance Certificate delivered to it pursuant to paragraphs (a) and (b) above of this Clause 18.5 or the financial ratios contained in any LTV Certificate (as applicable) (the “Company LTV Calculations”) with the method of calculation set out in the LTV Calculation Template, provided further that the Agent (acting on behalf of any of the Lenders) shall, at any time following the delivery of a Compliance Certificate under this Clause 18 and any LTV Certificate (as applicable):

(i)	have a right to challenge such Company LTV Calculations in any manner as it sees fit if it reasonably believes any Company LTV Calculation is materially incorrect or inconsistent with the method of calculation set out in the LTV Calculation Template or the definitions of Alvotech Investment Value and Alvotech LTV and the Company shall be required to cooperate with the Agent in good faith to promptly provide any necessary information that the Agent may request to reconcile those Company LTV Calculations; and

(ii)	if following paragraph (i) above, the Agent (acting on behalf of itself or any of the Lenders) determines the Company LTV Calculations to be materially incorrect, the Company shall promptly (and in any event within 5 Business Days) following a notification in writing from the Agent provide a revised Compliance Certificate or a revised LTV Certificate (as applicable) to the Agent (signed by the CFO) setting out the revised financial covenants for the Relevant Period (in the case of a Compliance Certificate) or (in the case of an LTV Certificate) setting out the revised calculations of the Alvotech LTV after giving effect to any changes or amendments to the calculation as directed by the Agent (acting reasonably and in good faith, on the instructions of the Majority Lenders).

18.6	Investigations

The Company will (and will ensure that each other member of the Group will) while an Event of Default is continuing, permit the Agent or other professional advisers engaged by the Agent (after consultation with the Company as to the scope of the investigation and engagement), at the cost of the Company:

(a)	free access (in the presence of the Company) at all reasonable times and on reasonable notice to the books, accounts and records of each member of the Group to the extent the Agent (acting reasonably) considers such books, accounts or records to be relevant to the Event of Default which has occurred and to inspect and take copies of and extracts from such books, accounts and records; and

(b)	during normal business hours and on reasonable notice to meet and discuss with senior management of the Company or other member of the Group,

provided that all information obtained by the Finance Parties as a result of such access shall be subject to the confidentiality restrictions set out in this Agreement and provided further that any third party engaged by the Agent must provide a confidentiality undertaking in favour of the Company and any other relevant members of the Group prior to receiving access unless such third party is under a professional duty of confidentiality.

18.7	Other Information

The Company will, promptly upon becoming aware of or receiving a request (as the case may be) deliver to the Agent for distribution to the Lenders:

(a)	details of any litigation, arbitration or administrative proceedings, Environmental Claim, action or labour dispute affecting it or any of its Subsidiaries or a member of the Restricted Group or the Third Party Security Provider which could reasonably be expected to have a Material Adverse Effect;

(b)	details of any material information relating to any governmental or regulatory processes and approvals required by any member of the Restricted Group;

(c)	subject to paragraph (c) of Clause 20.30 (Restricted Group), details of any proposed Material Transaction and any Relevant Restricted Group Transaction;

(d)	at the same time as sent to the Company’s creditors, any other material document or material information sent to the Company’s creditors as a class by reason of financial difficulty;

(e)	such other information relating to the Group, Restricted Group or the Third Party Security Provider, as the Agent or the Majority Lenders through the Agent may from time to time reasonably request;

(f)	an up-to-date Group Structure Chart (following receipt of a request for the same from the Agent);

(g)	details of any transaction which will give rise to a mandatory prepayment obligation under paragraph (b) of Clause 8.2 (Disposal, Further Shares Acquisition and Insurance Proceeds);

(h)	details of any material event or circumstance affecting a member of the Restricted Group or the Third Party Security Provider which could reasonably be expected to have a Material Adverse Effect; and

(i)	details of any material required remedial actions identified by any regulatory body with jurisdiction over any member of the Restricted Group or the Third Party Security Provider (including in relation to good clinical practice, good laboratory practice, good manufacturing practice, and the requirement of any food and drugs administration) in any audit conducted by such body in respect of member of the Group or Restricted Group, where the failure to take such remedial actions could reasonably be expected to be materially adverse to the interests of the Lenders under the Finance Documents.

18.8	Agreed Accounting Principles

(a)	The Company shall procure that all its Financial Statements delivered or to be delivered to the Agent under this Agreement shall be prepared in accordance with the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the Original Financial Statements. If such Financial Statements are prepared on a different accounting basis to the Accounting Principles (including in the case of a change of Accounting Principles), accounting practices and financial reference periods consistent with those applied in the Original Financial Statements:

(i)	the Company shall promptly so notify the Agent;

(ii)	if requested by the Agent following notification under paragraph (i) above, the Company must promptly supply to the Agent a full description of the change notified under paragraph (i) and a statement (the “Reconciliation Statement”) signed by the CFO or CEO;

(iii)	the Company and the Agent (on behalf of the Lenders) shall promptly after such notification enter into negotiations in good faith with a view to agreeing (A) such amendments to Clause 19 (Financial Covenant) and/or the definitions of any or all of the terms used therein as are necessary to give the Lenders comparable protection to that contemplated at the date of this Agreement and (B) any other amendments to this Agreement which are necessary to ensure that the adoption by the Restricted Group of such different accounting basis does not result in any material alteration in the commercial effect of the obligations of the Company in the Finance Documents;

(iv)	if amendments satisfactory to the Majority Lenders (acting reasonably and in accordance with the provisions of this Clause) are agreed by the Company and the Agent in writing within 30 days of such notification to the Agent, those amendments shall take effect in accordance with the terms of that agreement; and

(v)	if such amendments are not so agreed within 30 days, the Company shall promptly deliver to the Agent:

(A)	in reasonable detail and in a form satisfactory to the Agent, details of all such adjustments as need to be made to the relevant Financial Statements in order to reflect the applicable Accounting Principles at the date of delivery of the relevant Financial Statements;

(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 19 (Financial Covenant) has been complied with including but not limited to a Reconciliation Statement to be delivered with each set of Financial Statements; and

(C)	together with the Compliance Certificate delivered with the Annual Financial Statements for that Financial Year, written confirmation from the Auditors (addressed to the Agent) confirming the basis for such changes and the calculations and adjustments provided by the Company under paragraphs (A) and (B) above (subject to each Finance Party agreeing an engagement letter with the Auditors (and otherwise in such manner and on such conditions as the auditors specify) and only to the extent that the Auditors have not adopted a general policy of not providing such confirmation).

(b)	No alteration may be made to the Accounting Reference Date of the Company without the prior written consent of the Agent (acting on the instructions of the Majority Lenders) (in which event the Agent may require such changes to the financial covenant contained in this Agreement as will fairly reflect such change).

18.9	Annual Presentation

Once in every Financial Year of the Group (or more frequently if reasonably requested by the Agent while an Event of Default has occurred and is continuing) at least two executive directors of the Company (one of whom shall be the finance director or the CFO) shall, if requested by the Agent, give a single presentation to the Finance Parties, at a time and venue agreed with the Agent (which may be, at the election of the Company, held by video-conference), about the on-going business, prospects and financial performance of the Restricted Group.

18.10	“Know your customer” checks

(a)	The Company shall promptly, upon the request of the Agent or any Lender, supply, or procure the supply of, such documentation and other evidence as is requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) (provided it has entered into a Confidentiality Undertaking substantially in the standard LMA form) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly, upon the request of the Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

18.11	DAC6

(a)	In this Clause 18.11 (DAC6), “DAC6” means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU.

(b)	Upon the reasonable written request of the Agent, the Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests), to the extent that the information is in the Company’s possession and to the extent it may commercially do so, information to the Lenders to assist the Lenders in evaluating their own DAC6 reporting obligations.

18.12	Public Lender Information

(a)	The Company acknowledges that certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information (“MNPI”) which may be included in the information provided to the Lenders pursuant to this Clause 18 (Information and Accounting Undertakings) in respect of the Borrower or its Affiliates or any member of the Restricted Group, or the respective securities of any of the foregoing (the “Borrower Materials”).

(b)	The Company shall not give less than five Business Days’ notice to the Agent or such Public Lenders prior to delivering any Borrower Materials that contain MNPI, following which the Agent or such Public Lenders can either:

(i)	refuse the delivery of such Borrower Materials, in which case the Borrower’s obligations under this Agreement, including this Clause 18 (Information and Accounting Undertakings), with respect to such Borrower Materials shall be deemed satisfied as to the Agent or such Public Lenders, as applicable; or

(ii)	direct the delivery of such Borrower Materials to the Agent or such Public Lenders pursuant to procedures acceptable to the Agent or such Public Lenders (which may be designed to comply with the internal procedures of the Agent or such Public Lenders regarding the use of MNPI), provided that, if the Agent or such Public Lender does not make an election under this paragraph (b) the Agent or such Public Lender shall be deemed to have elected the option under sub-paragraph (i) of this paragraph (b). If the Agent or such Public Lender elects the option under sub-paragraph (ii) of this paragraph (b), the Borrower shall promptly deliver to the Agent or such Public Lenders the Borrower Materials.

(c)	The Company hereby agrees that (unless otherwise agreed by the Agent (acting on the instructions of the Majority Lenders)):

(i)	all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof.

(ii)	by marking Borrower Materials “PUBLIC”, the Company shall be deemed to have authorised the Agent and the Finance Parties to treat such Borrower Materials as not containing any MNPI; and

(iii)	the Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for Lenders who are not Public Lenders (it being understood that such information may notwithstanding that it is not MNPI, not be in the public domain and may be confidential, sensitive and proprietary).

19	FINANCIAL COVENANT

In this Agreement:

“Alvotech Investment Value” means, as of any date of determination, an amount in U.S. Dollar equal to the value of:

(a)	prior to the exercise of any Share Collateral Cure Rights, the Alvotech LTV Shares which are Alvotech LTV Shares directly held and beneficially owned by the Company; and

(b)	following the exercise of any Share Collateral Cure Rights, the Alvotech LTV Shares and the Cure Share Collateral which are Alvotech LTV Shares or Cure Share Collateral (as applicable) directly held and beneficially owned by the Company, in each case, as calculated by the Company as at the relevant date of determination in by reference to the volume-weighted average price of the Alvotech LTV Shares and Cure Share Collateral (as applicable) over the 10 consecutive trading days prior to the relevant date of determination.

“Alvotech LTV” means as of any date of determination, the ratio (expressed as a percentage) obtained by dividing (A) by (B), as determined by the Borrower in accordance with the LTV Calculation Template, where:

(a)	“(A)” means the Outstanding Facility Amount as at any date of determination; and

(b)	“(B)” means the Alvotech Investment Value as at any of date of determination.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Financial Year” means each annual accounting period of the Group ending on the Accounting Reference Date in each year.

“LTV Calculation Template” means the most recent template approved by the Majority Lenders under Clause 4.1 (Initial conditions precedent) setting out the method of calculation for the Alvotech LTV in the agreed form which shall include the agreed method (and workings out) of the calculation for the Alvotech LTV.

“LTV Cap” means Alvotech LTV not exceeding [***]%.

“Outstanding Facility Amount” means, as of any date of determination, an amount in U.S. Dollar equal to the principal amount of all Loans outstanding on that day together with any interest or fees accrued but unpaid (including, without limitation, any applicable Call Price) by the Borrower under the Finance Documents up to that day.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December or such other dates which correspond to the quarter end dates within each Financial Year.

“Quarter Period” means the period commencing on the day immediately following a Quarter Date and ending on the next occurring Quarter Date.

“Relevant Period” means each period of four consecutive Quarter Periods ending on a Quarter Date or, as applicable, in relation to any calculations made for the purpose of any Compliance Certificate only (and provided that for the testing of any incurrence permissions by reference to the Alvotech LTV, compliance with the relevant test shall be tested only against the most recently delivered Compliance Certificate) each period of twelve calendar months ending on the last day of a calendar month (which, in each case, for the avoidance of doubt may include periods prior to the Closing Date).

19.2	LTV Financial Covenant

The Company and Borrower shall ensure that Alvotech LTV shall not exceed [***] per cent. ([***]%) at any time.

19.3	Calculations

(a)	The covenant contained in this Clause 19 shall be tested by reference to each Compliance Certificate unless the consolidated audited statements required to be delivered to the Agent pursuant to Clause 18.4 (Financial Statements) for the Relevant Period or any part thereof are available on the relevant date on which any such covenant is tested, in which case such consolidated audited accounts shall be used instead.

(b)	Notwithstanding anything to the contrary in any Finance Document, at any time the Alvotech LTV is required to be or is otherwise tested pursuant to the terms of any Finance Document, such calculation shall be made in a manner consistent in all respects with the method of calculation set out in the LTV Calculation Template (with such calculations being presented in the form set out in that LTV Calculation Template) and in accordance with the definitions of Alvotech Investment Value and Alvotech LTV.

20	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 shall operate from the date of this Agreement and continue for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Authorisations and Consents

The Third Party Security Provider and the Company will promptly apply for, obtain and promptly renew from time to time and maintain in full force and effect all Authorisations and consents and comply with the terms of all such Authorisations and consents, and promptly make and renew from time to time all such filings, as may be required under any applicable law or regulation to enable it to enter into, and perform its obligations under the Finance Documents to which it is party and to:

(a)	carry out the transactions contemplated by the Finance Documents to which it is a party and to ensure that, subject to the Legal Reservations and Perfection Requirements, its obligations under the Finance Documents to which it is party are valid, legally binding and enforceable, and each of the Transaction Security Documents to which it is party constitutes valid security ranking, subject to the Legal Reservations and Perfection Requirements, in accordance with its terms; and

(b)	carry on its business save to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

20.2	Maintenance of status and authorisation

The Company will (and will ensure that each of its Subsidiaries and the Third Party Security Provider will):

(a)	ensure that it has the right to conduct its business and will obtain and maintain all material consents and make all material filings necessary for the conduct of such business and take all steps necessary to ensure that the same are in full force and effect, save where non-compliance would not reasonably be expected to have a Material Adverse Effect; and

(b)	comply with all laws and regulations binding upon it save where non-compliance would not reasonably be expected to have a Material Adverse Effect.

20.3	Pari passu Ranking

The Third Party Security Provider and the Company will ensure that (except pursuant to a Notifiable Debt Purchase Transaction) at all times any unsecured and unguaranteed claims of a Finance Party against it under each of the Finance Documents rank at least pari passu with all its other present and future unsecured and unsubordinated creditors except creditors whose claims are mandatorily preferred by laws of general application.

20.4	Insurances

The Company will (and will ensure that each of its Subsidiaries will) effect and thereafter maintain at its own expense such insurances in respect of its material assets and business of an insurable nature which:

(a)	provide cover against risks which are normally insured against by other companies in the relevant jurisdiction owning, possessing or leasing similar assets and carrying on similar businesses; and

(b)	are at levels usual for a business of its size and nature as may be reasonably available in the insurance market,

provided that no member of the Group shall be required to maintain any key-man life insurance or to ensure that any insurance arrangements include any loss payee endorsements or arrangements in favour of the Finance Parties.

20.5	Taxes

(a)	The Company will (and will ensure that each of its Subsidiaries will) pay and discharge all Taxes imposed upon it or any of them or any of its or their assets, income or profits, or any transactions undertaken or entered into by it or any of them within the time period allowed therefor without imposing material penalties.

(b)	The Company may not change its residence for Tax purposes.

20.6	Pension Schemes

The Company will (and will ensure that each of its Subsidiaries will) ensure that all pension schemes for the time being operated by members of the Group are fully funded to the extent required by law, where failure to do so would reasonably be expected to have a Material Adverse Effect.

20.7	Intellectual Property

The Company will (and will ensure that each of its Subsidiaries will):

(a)	observe and comply with all obligations and laws to which it in its capacity as registered proprietor, beneficial owner, user, licensor or licensee of the Intellectual Property which is required to conduct the business of the Group and where failure to do so would reasonably be expected to have a Material Adverse Effect;

(b)	do all acts as are necessary to preserve, maintain, protect and safeguard such Intellectual Property as is required to conduct the business of the Group where failure to do so would reasonably be expected to have a Material Adverse Effect and not change, terminate or discontinue the use of any of such Intellectual Property nor allow it to be infringed or used in such a way that it is put at risk by becoming generic or by being identified as disreputable if in each case to do so would reasonably be expected to have a Material Adverse Effect; and

(c)	not grant any licence to any person to use the Intellectual Property required to conduct the business of the Group if to do so would have or could be reasonably expected to have a Material Adverse Effect.

20.8	Compliance with laws

The Third Party Security Provider and the Company shall comply in all respects with all laws and regulations to which it may be subject, if failure so to comply has or could reasonably be expected to have a Material Adverse Effect.

20.9	Environmental Undertakings

The Company will (and will ensure that each of its Subsidiaries will) obtain, monitor and comply with the terms and conditions of all Environmental Permits and all Environmental Laws applicable to it where failure to do so would reasonably be expected to have a Material Adverse Effect.

20.10	Assets

The Company shall maintain in good working order and condition (ordinary wear and tear excepted) all its material assets necessary for the conduct of its business where failure to do so has or could reasonably be expected to have a Material Adverse Effect.

20.11	Financial assistance

The Company shall ensure that all guarantees issued by the Company under any Transaction Security Document and any Security created pursuant to any Transaction Security Document by the Company are made or created in compliance with any applicable law or regulation in any of its Relevant Jurisdictions concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders’ capital.

20.12	Amalgamations and Change of Business

The Company will not (and will ensure that no member of the Group will):

(a)	amalgamate, merge, demerge or consolidate with or into any other person (including without limitation by use of a special purpose acquisition company) or undertake any corporate reorganisation or other reorganisation except for any Permitted Transaction; or

(b)	substantially change the general nature of the business of the Group taken as a whole at the date of this Agreement.

20.13	Disposals

The Company will not (and will procure that none of its Subsidiaries will), (whether by a single transaction or a number of related or unrelated transactions and whether at the same time, and whether voluntary or involuntary or over a period of time) sell, transfer, lease out, lend or otherwise dispose of any of its assets except pursuant to a Permitted Transaction or Permitted Disposal.

20.14	Arm’s Length Transactions

The Company will not (and will ensure that none of its Subsidiaries will), enter into any material arrangement or transaction with an Affiliate or any member of the Restricted Group other than on an arm’s length basis (or better), save for:

(a)	loans between members of the Group which are Permitted Loans;

(b)	any other transaction or arrangement (including, without any limitation, any disposal) entered into between members of the Group;

(c)	any Permitted Payment; or

(d)	a Permitted Transaction.

20.15	Negative Pledge

The Company will not (and will ensure that none of its Subsidiaries will), create or permit to subsist any Security or Quasi Security on or over the whole or any part its undertaking or assets (present or future), including with respect to the Company, for the avoidance of doubt, over the Alvotech LTV Shares, the Cure Share Collateral (if any) and the Redeemable Preferred Shares, except for Permitted Security or a Permitted Transaction.

20.16	Indebtedness

The Company will not (and will ensure that none of its Subsidiaries will), incur or permit to subsist or remain outstanding any Financial Indebtedness other than Permitted Financial Indebtedness or a Permitted Transaction.

20.17	Guarantees

The Company will not (and will ensure that none of its Subsidiaries will), grant or permit to subsist or remain outstanding any guarantee other than a Permitted Transaction or a Permitted Guarantee.

20.18	Loans

The Company will not (and will ensure that none of its Subsidiaries will), make or permit to be outstanding any loans or be a creditor in respect of any Financial Indebtedness other than Permitted Transactions and Permitted Loans.

20.19	Leasing Arrangements

The Company will not (and will ensure that none of its Subsidiaries will), except with the prior written consent of the Majority Lenders or as a Permitted Transaction, enter into or permit to subsist any Finance Lease.

20.20	Constitutional Documents

(a)	The Company shall not (and shall ensure that no member of the Group will), amend, vary, novate, supplement, supersede, waive or terminate any terms of any constitutional documents of any member of the Group whose shares are the subject of Transaction Security governed by the laws of the jurisdiction of incorporation of such member of the Group, in a manner that could reasonably be expected to prejudice the validity or enforceability of the Transaction Security.

(b)	The Company shall not (and the Company shall ensure that no member of the Group will) enter into, vary, novate or supplement any agreement in any manner that restricts the sale of the Shares, grants rights to any party in respect of the proceeds from any disposal of the Shares or otherwise restricts or inhibits any transfer of the Shares (except any such restrictions arising pursuant to the Finance Documents).

20.21	Treasury Transactions

The Company will not (and will ensure that none of its Subsidiaries will), enter into any Treasury Transaction other than any Treasury Transactions entered into in the ordinary course of business not for speculative purposes.

20.22	Joint Ventures

The Company will not (and will ensure that none of its Subsidiaries will) enter into, invest in, acquire or permit to subsist any Joint Venture, or transfer any assets to or lend to or give any guarantee, indemnity or Transaction Security for or on behalf of a Joint Venture, other than any transaction expressly permitted under the other terms of this Agreement other than (and provided that in the case of the transactions under paragraph (a) below, each of the relevant conditions have been complied with):

(a)	in relation to any share capital held by the Company in Alvotech and the Redeemable Preferred Shares;

(b)	in each case satisfying any conditions connected thereto pursuant to the terms of this Agreement.

20.23	Acquisitions and Investments

The Company will not (and will ensure that none of its Subsidiaries will):

(a)	acquire any entity, shares, securities or a business or undertaking; or

(b)	own any interest in any share or equity investment or equity security or make any capital contribution to any person,

other than any Permitted Acquisition or Permitted Transaction, pursuant to a Permitted Share Issue, or to the extent such acquisition or investment falls within paragraph (a) of the definition of Permitted Holding Company Activity.

20.24	Centre of Main Interests

The Company shall not without the prior written consent of the Agent deliberately cause or allow its “centre of main interests” (as that term is used in Article 3(1) of the Regulation) to change in a manner which would materially adversely affect the Lenders.

20.25	Control and Share Issues

The Company shall not (and will ensure that none of its Subsidiaries will), issue any shares or grant any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share of any member of the Group except pursuant to a Permitted Share Issue or a Permitted Transaction.

20.26	Restriction on Redemption of Capital Contribution

The Company shall not (and will procure that none of its Subsidiaries will), directly or indirectly redeem, purchase, retire or otherwise withdraw any capital contributions made to the capital reserves, convert such capital contributions into shareholder loans or redeem, purchase, retire, repay or otherwise acquire for consideration any shares or warrants issued by it or set apart any sum for any such purpose or otherwise reduce its capital (together, a “Redemption”), except where such Redemption:

(a)	is made by a Subsidiary of the Company to its direct shareholders;

(b)	constitutes a Permitted Payment; or

(c)	is a Permitted Transaction.

20.27	Restriction on Payment of Dividends

The Company shall not (and will ensure that none of its Subsidiaries will), declare or pay, directly or indirectly, any dividends or make any other distribution or pay any interest or other amounts, whether in cash or otherwise, on or in respect of its share capital or any class of its share capital (together a “Dividend”) until the Facilities have been repaid in full except, (i) payment of a Dividend by a Subsidiary of the Borrower to its direct shareholders either pro rata to their shareholdings or to members of the Group, (ii) a Permitted Payment, and (iii) payments as a result of a Permitted Transaction.

20.28	Permitted Payments

(a)	Except as permitted under paragraph (b) below, the Company shall not (and will ensure that no other member of the Restricted Group will);

(i)	pay, repay or prepay any principal, interest, fee, charge or other amount on or in respect of, or redeem, purchase or defease, any Shareholder Loans or any other amount owing to a Restricted Person;

(ii)	purchase, redeem, defease or discharge, exchange or enter into any sub-participation arrangements in respect of any amount outstanding under any Shareholder Loans or any other amount owing to a Restricted Person;

(iii)	declare, make or pay any dividend, charge, fee or other distribution (whether in cash or in kind) on or in respect of its share capital in favour of a Restricted Person;

(iv)	make any investment in, or pay any fee or commission (including any management or advisory fee) or make any advance or other kind of payment to, or to the order of, a Restricted Person;

(v)	enter into any arrangement which imposes an obligation on any member of the Group in favour of a Restricted Person or an Investor Affiliate, other than Shareholder Loans.

(b)	Paragraph (a) above does not apply to:

(i)	a Permitted Transaction; or

(ii)	a Permitted Payment.

20.29	Holding Company

The Third Party Security Provider and the Company will not, carry on any business, own any assets or incur any liabilities or grant any Security except for a Permitted Holding Company Activity.

20.30	Restricted Group

(a)	The Company shall procure that no member of the Restricted Group shall enter into a Material Transaction unless it is a Permitted Material Transaction (and, for the avoidance of doubt, provided that all conditions set out in the definition thereof have been complied with).

(b)	Subject to pagraph (c) below, the Company shall:

(i)	subject to paragraph (c) of Clause 20.30 (Restricted Group), notify the Agent in writing promptly (and in any event within five (5) Business Day) upon becoming aware of any transaction proposed to be entered into by a member of the Restricted Group (including without limitation acquisitions, investments, Joint Ventures, Disposals or any other arrangement having a similar effect) which is:

(A)	a Material Transaction and is reasonably likely to cause or result in a breach of the Alvotech LTV financial covenants when tested in accordance with paragraph (b)(ii) of the definition of Permitted Material Transaction or otherwise to cause the occurrence of a Default; and/or

(B)	anticipated to be entered into on terms which would not be on arm’s length terms (or better) and below fair market value,

(a “Relevant Restricted Group Transaction”);

(ii)	subject to Clause 18.12 (Public Lender Information), promptly on any date an LTV Certificate is delivered to the Agent in accordance with paragraph (b) of the definition of Permitted Material Transaction deliver all information made available to it or in its possession connected to that Relevant Restricted Group Transaction to the Agent (which the Agent shall promptly forward to the Lenders) and any other information the Agent may request (acting on the instructions of the Lenders, acting reasonably), in each case subject to any bona fide confidentiality requirements to which the Company is subject to and which has been entered into in good faith by such relevant entity;

(iii)	(acting in good faith) keep the Lenders regularly updated in connection with all reasonable details of such transaction; and

(iv)	immediately notify the Agent in writing (which the Agent shall promptly forward to the Lenders) if it or any other person (to its knowledge) intends to or does exercise any rights, remedies, powers or discretions available to them under any constitutional documents, shareholders’ agreement, investment agreement or other similar contractual arrangements (the “Restricted Group Rights”) to vote in favour of that Relevant Restricted Group Transaction, in each case subject to any bona fide confidentiality requirements to which the Company is subject to and which has been entered into in good faith by such relevant entity.

(c)	Sub-paragraph (ii), (iii) and (iv) of paragraph (b) above shall not apply to any Permitted Material Transaction where compliance with such provisions would, in the Company’s reasonable opinion acting in good faith, constitute disclosure of MNPI and/or is reasonably likely to cause or result in a breach of fiduciary duties, confidentiality obligations, securities laws, market abuse rules or stock exchange requirements by the Company or its representatives in the board of directors or equivalent body, as applicable, of Alvotech.

(d)	The Company shall not agree to amend, vary, novate, supplement, supersede, waive or terminate any of its Restricted Group Rights, in each case, in a manner which could be reasonably expected to adversely affect the interests of the Lenders under the Finance Documents.

(e)	Subject to the Cure Rights in Clause 21.2 (Financial covenant), the Company shall ensure that, following the occurrence of an LTV Snap Test Event, the Alvotech LTV shall not exceed the LTV Cap (the “LTV Snap Test”).

(f)	Without prejudice to paragraph (g) below, the Company shall promptly upon the occurrence of an LTV Snap Test Event set out in paragraph (a) certify in an LTV Certificate to the Agent in writing that:

(i)	no Default has occurred and is continuing under the Finance Documents; and

(ii)	as at the date of the relevant LTV Certificate, giving reasonable details of the calculations thereof, the LTV Snap Test is complied with, provided that such LTV Certificate shall be prepared in an equivalent manner consistent with and subject to equivalent requirements as applied in Clause 18.5 (Compliance Certificates) and Clause 19.3 (Calculations),

and for the avoidance of doubt, regardless of whether such certification is provided or not, the Alvotech LTV shall not exceed the LTV Cap at any time and the occurrence of such circumstance whether or not so certified shall constitute a breach.

(g)	Without prejudice to paragraph (f) above, the Company shall promptly upon the occurrence of an LTV Snap Test Event set out in paragraph (b) certify in an LTV Certificate to the Agent in writing that:

(i)	no Default has occurred and is continuing under the Finance Documents; and

(ii)	as at the date of the relevant LTV Certificate, giving reasonable details of the calculations thereof, the LTV Snap Test is complied with, provided that such LTV Certificate shall be prepared in an equivalent manner consistent with and subject to equivalent requirements as applied in Clause 18.5 (Compliance Certificates) and Clause 19.3 (Calculations),

and for the avoidance of doubt, regardless of whether such certification is provided or not, the Alvotech LTV shall not exceed the LTV Cap at any time and the occurrence of such circumstance whether or not so certified shall constitute a breach.

20.31	Guarantees and Security

The Company shall not:

(a)	take, or knowingly or negligently omit to take, any action which act or omission could reasonably be expected to, or would have the result of, impairing the Transaction Security or any guarantee under the Finance Documents; or

(b)	grant to any person other than the Security Agent any interest in the Transaction Security.

20.32	Further Assurance

(a)	The Company shall (and shall ensure that each member of the Group and the Third Party Security Provider will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties, Security over any property and assets of the Company or the Third Party Security Provider located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	The Company shall (and shall ensure that each member of the Group and the Third Party Security Provider will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)	In relation to any provision of this Agreement which requires the Company, the Third Party Security Provider, or any member of the Group to deliver any document for the purposes of granting any guarantee or Security for the benefit of all or any of the Finance Parties, the Security Agent agrees to execute as soon as reasonably practicable any such agreed form document which is presented to it for execution.

20.33	Anti-corruption law/Sanctions

(a)	The Company shall not (and shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facilities for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

(b)	The Company shall not (and shall ensure that each other member of the Group will):

(i)	conduct its businesses in compliance with applicable anti-corruption and anti-money laundering laws, regulations and rules; and

(ii)	maintain prudent policies and procedures designed to promote and achieve compliance with such laws, regulations and rules.

(c)	The Company shall not (and shall procure that no member of the Group nor their respective directors, officers and employees shall):

(i)	contribute or otherwise make available all or any part of the proceeds of the Facilities, directly or indirectly, to, or for the benefit of, any person (whether or not related to any member of the Group) for the purpose of:

(A)	funding, financing or facilitating the activities or business of, other transactions with, or investments in, any Restricted Party; or

(B)	in any other manner that is a breach of Sanctions;

(ii)	knowingly fund all or part of any repayment or prepayment of the Facilities out of proceeds derived from any transaction with or action involving a Restricted Party; or

(iii)	knowingly engage in any transaction, activity or conduct that would violate Sanctions, that would cause any Finance Party to be in breach of any Sanctions applicable to any party hereto or that could reasonably be expected to result in it or any other member of the Group or any Finance Party being designated as a Restricted Party, in each case, other than an action which is a Permitted Sanction Action.

20.34	Constitutional Documents and Listing

(a)	Neither the Company nor the Third Party Security Provider shall amend, vary, novate, supplement, supersede, waive or terminate any Constitutional Documents or any shareholders agreements (or similar agreements) applicable to it, in each case, in a manner which could be reasonably expected to adversely affect the interests of the Lenders under the Finance Documents.

(b)	Each of the Third Party Security Provider and the Company shall comply in all respects with the terms of any Constitutional Documents or any shareholders agreements or similar agreements to which it is a party (save where failure to do so could not be reasonably expected to adversely affect the interests of the Lenders under the Finance Documents).

(c)	The Borrower shall procure that Alvotech maintains the current listing of the Shares on NASDAQ, NASDAQ Stockholm and NASDAQ Iceland at all times while any amount is outstanding under the Finance Documents or any Commitment is in force.

(d)	The Borrower:

(i)	shall not:

(A)	cause its direct shareholding in Alvotech to equal to or exceed 33 1/3% of the Shares in Alvotech at any time;

(B)	act in concert (as such term is interpreted from time to time by the Luxembourg Commission de Surveillance du Sector Financier for the purposes of the Takeover Law) with any other direct or indirect holder of the Shares in any manner that would trigger a mandatory takeover offer to be made or required to be made by the Borrower (either alone or together with any other persons) under the Takeover Law in respect of Alvotech at any time; and

(ii)	shall procure that Celtic Holdings S.C.A. and any other entity does not become a “controlled undertaking” of the Borrower under any applicable law in any manner that would trigger a mandatory takeover offer to be made or required to be made by the Borrower (either alone or together with any other persons) under the Takeover Law in respect of Alvotech, in each case, without the prior written consent of all of the Lenders.

(e)	The Borrower shall procure that the IRA is not revoked, rescinded or otherwise modified, varied, supplemented or terminated in any manner that could reasonably be expected to be materially adverse to the Lenders without the prior consent of the Majority Lenders.

20.35	Redeemable Preferred Shares and the Earn-Out

(a)	The Company shall procure that the Redeemable Preferred Shares Documents are not revoked, rescinded or otherwise modified, varied, supplemented or terminated in a manner that could reasonably be expected to prejudice the validity or enforceability of the Transaction Security or could otherwise be reasonably expected to be materially adverse to the Lenders without the prior consent of the Majority Lenders.

(b)	The Company shall not enter into, vary, novate or supplement any agreement in any manner that restricts the sale of the Redeemable Preferred Shares, grants rights to any party in respect of the proceeds from any disposal of the Redeemable Preferred Shares or otherwise restricts or inhibits any transfer of the Redeemable Preferred Shares (except any such restrictions arising pursuant to the Finance Documents).

(c)	The Company shall comply in all material respects with the terms of the Redeemable Preferred Shares Documents.

(d)	The Company will take all such steps as are reasonable to enforce all its rights in respect of the Redeemable Preferred Shares, the Earn-Out and its rights under the Redeemable Preferred Shares Documents.

20.36	Bank Accounts

The Company shall not have any bank accounts unless they are secured by the Transaction Security.

20.37	Limitation on Short Circuit Payments

The Borrower shall ensure that any equity subscription or contribution provided by any of its direct or indirect shareholder (including by way of subscription of shares or capital contribution) or a quasi-equity contribution in the form of a shareholder loan, note or other equivalent debt instrument to be made to a member of the Group or the Restricted Group shall be made to the Third Party Security Provider and then from the Third Party Security Provider to the Company, and then, to the extent to be made available to another member of the Restricted Group, subsequently down-streamed from the Borrower to the relevant member of the Restricted Group, respectively and in that order.

20.38	Conditions Subsequent

(a)	Without limiting the terms of Clause 20.32 (Further Assurance), the Third Party Security Provider and the Company shall ensure the Perfection Requirements set out in each Transaction Security Document are complied with promptly, other than any perfection steps that are administrative in nature and entirely within the control of the Lender and/or their legal counsel.

(b)	The Company shall make all necessary disclosures, notifications or filings that are required to be made for the purposes of US federal or state securities laws (including, without limitation, under the US Securities Act of 1933, as amended and the US Securities Exchange Act of 1934, as amended) in connection with the Transaction and/or any Finance Document (including, without limitation, any such disclosure, notification or filing the details of which have been delivered to each Original Lender pursuant to paragraph 6(j) (Other Documents and Evidence) of Schedule 2 (Conditions Precedent to Utilisation), in each case, within the applicable time periods required to make any such disclosures, notifications or filings.

20.39	Synthetic Exposure

The Company shall not (and will ensure that none of its Subsidiaries shall), directly or indirectly, acquire, hold, create, assume or otherwise enter into or obtain any economic, synthetic derivative or other exposure (whether long, short or otherwise) to any equity securities, equity interests or publicly traded shares of any person (including the Shares) and including, without limitation, by way of total return swap, contracts for difference (CFDs), equity swaps, portfolio swaps containing equity securities, call options, put options and collars, forwards and futures referencing equity securities or equity indices, warrants, rights or similar instruments, spread betting arrangements or similar economic wagering arrangements, structured notes, certificates or other structured products linked to the performance of equity securities or equity indices, exchange-traded funds (ETFs), mutual funds, investment funds or similar collective investment vehicles, participations, back-to-back arrangements, funded or unfunded derivatives, synthetic prime brokerage arrangements or similar structures, any securities lending, repo, margin financing or other transaction entered into for the purpose of obtaining economic exposure to equity securities and any other arrangement, whether documented as a derivative, financing transaction, investment product or otherwise, the economic effect of which is substantially to hold, dispose of, increase or decrease exposure to any equity securities or publicly traded shares.

21	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 21 (save for Clause 21.18 (Acceleration)) shall constitute an Event of Default.

21.1	Payment Default

The Third Party Security Provider or the Company does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	in the case of principal, interest and any applicable Call Price, such non-payment is made within three (3) Business Days of its due date; or

(b)	in the case of any other amount, payment is made within five (5) Business Days of the due date.

21.2	Financial covenant

(a)	Subject to paragraph (c) below:

(i)	any financial covenant set out in Clause 19 (Financial Covenant) is not complied with (as evidenced by a Compliance Certificate); or

(ii)	the LTV Snap Test set out in sub-paragraph (e) of Clause 20.30 (Restricted Group) is not complied with (as evidenced by the relevant LTV Certificate).

(b)	Any Compliance Certificate or LTV Certificate is not delivered when required in accordance with Clause 18.5 (Compliance Certificates) or paragraph (e)(ii) of Clause 20.30 (Restricted Group), provided that no Event of Default shall occur under this paragraph if such failure to comply is remedied within ten (10) Business Days of the date on which such Compliance Certificate or LTV Certificate was due to be delivered.

(c)	No Event of Default will occur under paragraph (a) above if:

(i)	within ten (10) Business Days of, as applicable, (A) the date that the Compliance Certificate for the Relevant Period in which such failure to comply was first evidenced are due to be delivered in accordance with Clause 18.5 (Compliance Certificates) (the “CC Due Date”) or (B) the date that the relevant LTV Certificate in which such failure to comply was first evidenced is due to be delivered in accordance with paragraph (e) of Clause 20.30 (Restricted Group) (the “Snap LTV Due Date”), the Borrower notifies the Agent in writing of its intention to exercise its Prepayment Cure Rights or its Collateral Cure Rights (each such terms as defined below); and

(ii)	no later than 20 Business Day after the CC Due Date or the Snap LTV Due Date, as applicable, the Company:

(A)	prepays the Facility (together with any applicable Call Price) in accordance with Clause 7.3 (Voluntary prepayment of the Facility B Loan) (which may be made on the same date and without regard to the minimum amount and notice requirements specified therein) in an amount at least sufficient to ensure that the financial covenant in Clause 19 (Financial Covenant) would be complied with (the “Prepayment Cure Rights”);

(B)	deposits Cash Collateral into the Collateral Account in an amount at least sufficient to ensure that that the financial covenant in Clause 19 (Financial Covenant) would be complied with if the Outstanding Facility Amount were reduced by an amount equal to the Cash Collateral (the “Cash Collateral Cure Rights”) and, for so long as the Cash Collateral remains standing to the credit of the Collateral Account and until the Cash Collateral Withdrawal Date (as defined below), the Outstanding Facility Amount shall be deemed to be reduced by an amount equal to the Cash Collateral for all purposes under Clause 19 (Financial Covenant) provided that:

(I)	Cash Collateral may not be withdrawn from the Collateral Account until the earlier of (x) the Majority Lenders providing written consent to such withdrawal and (y) the first date on which the financial covenant in Clause 19 (Financial Covenant) would be complied with after giving pro forma effect to such withdrawal (and treating the amount so withdrawn as increasing the Outstanding Facility Amount by an equal amount) (such date, the “Cash Collateral Withdrawal Date”); and

(II)	immediately upon any the withdrawal of any Cash Collateral on a Cash Collateral Withdrawal Date, the Outstanding Facility Amount shall cease to be deemed to be reduced by the amount so withdrawn for the purposes of Clause 19 (Financial Covenant); or

(C)	procures that the Third Party Security Provider makes New Shareholder Injections which are designated in writing by the Company as being provided for the purpose of this Clause 21.2 provided that such New Shareholder Injections are applied toward the acquisition of Shares (the “Cure Share Collateral”) in an amount at least sufficient to ensure that the financial covenant in Clause 19 (Financial Covenant) would be complied with (the “Share Collateral Cure Rights” and, together with the Cash Collateral Cure Rights, the “Collateral Cure Rights” and the Collaterual Cure Rights, together with the Prepayment Cure Rights, the “Cure Rights”) provided further that such Cure Share Collateral is subject to Transaction Security and all applicable Perfection Requirements have been completed.

(d)	Immediately following the prepayment of the Facility (together with any applicable Call Price), the deposit of Cash Collateral or the acquisition of any Cure Share Collateral (as applicable), the Company shall provide a revised Compliance Certificate to the Agent (signed by the CFO) setting out the revised financial covenant for the Relevant Period confirming compliance after giving effect to the prepayment of the Facility and the applicable Call Price made under paragraph (c) above.

21.3	Other obligations

(a)	The Company or the Third Party Security Provider fails to observe or perform any of its obligations or does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Payment Default) and Clause 19 (Financial Covenant)).

(b)	A member of the Restricted Group enters into a Material Transaction that is not a Permitted Material Transaction.

(c)	No Event of Default will occur under paragraph (a) and (b) above if such failure to observe or perform or comply is capable of remedy and is remedied within twenty (20) Business Days from the earlier of (i) the Company becoming aware of the failure to comply or the relevant Material Transaction in the case of paragraph (b), and (ii) the giving of notice by the Agent in respect of such failure.

21.4	Misrepresentation

(a)	Any representation, warranty or written statement made or deemed to be made by the Company or the Third Party Security Provider in any of the Finance Documents or any other document delivered by or on behalf of the Company or Third Party Security Provider under or pursuant to any of the Finance Documents is or proves to be incorrect or misleading when made or deemed to be made (or when repeated or deemed to be repeated).

(b)	No Event of Default will occur under paragraph (a) above if the circumstances giving rise to that misrepresentation are capable of remedy and are remedied within thirty (30) Business Days of the earlier of (i) the Company becoming aware of such misrepresentation, and (ii) the giving of notice by the Agent in respect of such misrepresentation.

21.5	Invalidity and Unlawfulness

(a)	Any provision of any Finance Document is or becomes invalid or (subject to the Legal Reservations) unenforceable for any reason or shall be repudiated or the validity or enforceability of any provision of any Finance Document shall at any time be contested by the Company or the Third Party Security Provider and this, individually or cumulatively, could reasonably be expected to materially adversely affect the interests of the Finance Parties under the Finance Documents.

(b)	At any time it is or becomes unlawful for the Company, the Third Party Security Provider or any other member of the Group to perform any of its obligations under any of the Finance Documents or any Transaction Security created or expressed to be created by the Transaction Security Documents ceases to be effective or any subordination under the Subordination Agreement is or becomes unlawful, and this individually or cumulatively could reasonably be expected to materially adversely affect the interests of the Finance Parties under the Finance Documents.

(c)	Any obligation or obligations of the Company, the Third Party Security Provider under any Finance Document is or are not, or cease or ceases to be (subject to the Legal Reservations) legal, valid, binding or enforceable and the cessation individually or cumulatively could reasonably be expected to materially adversely affect the interests of the Finance Parties under the Finance Documents.

21.6	Cross Default

(a)	Any Financial Indebtedness of any member or members of the Group or Restricted Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member or members of the Group or Restricted Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any creditor of any member or members of the Group or Restricted Group becomes entitled to declare any Financial Indebtedness of any member of the Group or Restricted Group due and payable prior to its specified maturity as a result of an event of default (however described).

(d)	No Event of Default will occur under this Clause 21.6 if the aggregate amount of Financial Indebtedness falling within paragraphs (a) to (c) above is less than $5,000,000 (or its equivalent in any other currency or currencies), and excluding in each case any Permitted Financial Indebtedness (A) to the extent owed by one member of the Group to another member of the Group or Restricted Group or (B) of the Company under Shareholder Loans.

21.7	Insolvency

(a)	The Company or Third Party Security Provider:

(i)	is unable (or declared to be unable under any applicable law) or admits inability to pay its debts as they fall due (in each case other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets except where the same would result in or require the taking of any corporate action, legal proceedings, insolvency filing, cessation of trading and/or any other procedure or steps referred to in Clauses 21.8 (Insolvency Proceedings) to 21.10 (Similar events elsewhere) (each inclusive));

(ii)	ceases or suspends making payment on any of its debts or publicly announces an intention to do so; or

(iii)	by reason of actual or anticipated financial difficulties commences negotiations with one or more of its groups of financial creditors or class of financial creditors generally (other than negotiations with the Finance Parties) with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with one or more of its groups or class of financial creditors.

(b)	A moratorium is declared in respect of the indebtedness of the Borrower or the Third Party Security Provider.

21.8	Insolvency Proceedings

(a)	Any formal corporate action or legal proceeding is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, bankruptcy, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company or the Third Party Security Provider;

(ii)	a composition, compromise, assignment or arrangement with any class of financial creditors generally (other than any Finance Party) of the Company or the Third Party Security Provider in connection with or as a result of any financial difficulty on the part of the of the Company or the Third Party Security Provider;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of, or all or any part of the business or assets of the Company or the Third Party Security Provider; or

(iv)	the enforcement of any Security over, or all or any part of the business or assets of the Company or the Third Party Security Provider; or

(v)	any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any proceedings which are frivolous or vexatious and which, if capable of remedy, are discharged, stayed or dismissed within twenty (20) Business Days of commencement or, if earlier, the date on which it is advertised (or such other period as agreed between the Company and the Majority Lenders); or

(ii)	(in the case of an application to appoint an administrator or commence proceedings) any proceedings which the Agent is satisfied (acting on the instructions of the Majority Lenders) will be withdrawn before it is heard or will be unsuccessful; or

(iii)	any step or procedure contemplated in relation to a merger that is permitted under Clause 20.12 (Amalgamations and Change of Business) or any Permitted Transaction.

21.9	Attachment or process

Any attachment, distress, execution, possession, diligence, arrestment, joinder, sequestration, preliminary attachment, executory attachment, or other analogous process in any jurisdiction is levied or enforced upon or sued out against any asset or assets of the Company or the Third Party Security Provider, having in the case of assets an aggregate value in excess of $5,000,000 and is not, if capable of remedy, discharged within 30 Business Days after commencement.

21.10	Similar events elsewhere

There occurs in relation to the Company or the Third Party Security Provider or any of their respective assets in any country or territory in which it is incorporated or carries on business or to the jurisdiction of whose courts it or any of its assets is subject to any event which corresponds in that country or territory with any of those mentioned in Clauses 21.7 (Insolvency) to 21.9 (Attachment or process) (each inclusive) (in each case subject to equivalent qualifications, materiality and exceptions).

21.11	Cessation of Business

Any member of the Group suspends or ceases to carry on, or threatens or proposes to cease to carry on, all or substantially all of its business other than as a result of a Permitted Transaction, an amalgamation under paragraph (a) of Clause 20.12 (Amalgamations and Change of Business) or a Permitted Disposal.

21.12	Compulsory Acquisition

All or part of the assets of any member of the Restricted Group are seized, nationalised, expropriated or compulsorily acquired by, or by the order of, any agency of any state (or any analogous process by relevant authorities in any jurisdiction) and such event has or would reasonably be expected to have a Material Adverse Effect.

21.13	Litigation

Any litigation, arbitration, or administrative or regulatory proceeding, Environmental Claim or action or labour dispute is commenced by or against a member of the Restricted Group or any of their assets which is reasonably likely to be adversely determined by a body of competent jurisdiction, and if adversely determined has or would reasonably be expected to have a Material Adverse Effect.

21.14	Auditor’s Qualification

The Auditors qualify their report on the audited consolidated financial statements of any of the Company or Alvotech in any manner which is or could reasonably be expected to be (individually or cumulatively) materially adverse to the interests of the Finance Parties in the context of the Finance Documents, in respect of the Restricted Group continuing as a going concern (other than due to (x) any prospective breach of a financial covenant, or (y) in relation to the near term maturity of Financial Indebtedness existing as at the date of this Agreement to the extent disclosed to, and approved in writing by, the Original Lender on or prior to the date of this Agreement, and provided that the CEO or CFO of the Company certifies to the Agent in writing that unconditional arrangements (or if subject to conditions, provided the satisfaction of such conditions are entirely within the control of a member of the Restricted Group) are in place to refinance that Financial Indebtedness which are permitted under the terms of this Agreement and which would not cause or be reasonably expected to result in (after giving pro forma effect to such refinancing) a breach of the terms of the Finance Documents (providing supporting evidence and including sufficient details thereof)) or by reason of failure to disclose information.

21.15	Subordination Agreement

(a)	The Subordinated Creditor fails to comply in any respect with the provisions of, or does not perform its obligations under, the Subordination Agreement, which in each case has or would reasonably be expected to have a Material Adverse Effect.

(b)	No Events of Default will occur under paragraph (a) above if such failure is capable of remedy, and is remedied within thirty (30) Business Days from the earlier of (i) that Party becoming aware of the failure to comply, and (ii) the giving of notice by the Agent in respect of such failure.

21.16	Material Adverse Change

At any time any event or circumstance occurs which the Majority Lenders believe has or is reasonably likely to have a Material Adverse Effect.

21.17	Repudiation and Rescission

The Company or Third Party Chargor rescinds or purports to rescind (in each case in writing) or repudiates or purports to repudiate (in each case in writing) a Finance Document or any Transaction Security.

21.18	Acceleration

At any time after the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Majority Lenders, by written notice to the Company:

(a)	terminate the availability of the Facility and cancel the Total Commitments whereupon the Facility shall cease to be available for utilisation, the undrawn portion of the Commitments of each of the Lenders shall be cancelled and no Lender shall be under any further obligation to make Loans under this Agreement; and/or

(b)	declare that all or part of the Utilisations together with accrued interest thereon and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

21.19	Enforcement Process

If, within 20 Business Days of the Agent or the Majority Lenders delivering instructions to the Security Agent to commence any enforcement of any Transaction Security (an “Enforcement Process”), the Third Party Security Provider submits, in writing, to the Security Agent an irrevocable and unconditional binding offer, in form and substance satisfactory to the Security Agent (acting reasonably), to acquire all Charged Property subject to such Enforcement Process, together with proof of funds satisfactory to the Security Agent (a “Redemption Offer”) for cash consideration equal to the aggregate of all amounts outstanding under the Finance Documents including principal, interest, any applicable Call Price, fees (including legal and other advisor fees), expenses, costs (including enforcement costs), and any other claims (the “Full Redemption Amount”) then the Security Agent shall, to the extent it holds or will hold upon completion of such Enforcement Process such Charged Property accept such Redemption Offer and upon payment in full of the Full Redemption Amount, execute such documents (in form and substance satisfactory to the Security Agent) as are reasonably necessary to transfer such Charged Property, subject to the satisfaction of any conditions or requirements contained in such documents or required by applicable law or regulation, to the Third Party Security Provider (a “Redemption Transaction”). The Security Agent shall not be required to execute any such transfer documents unless:

(a)	that Redemption Transaction:

(i)	is permitted by, and effected in compliance with all applicable laws and regulatory requirements and any other obligations or restrictions binding on any Secured Party;

(ii)	does not give rise to adverse tax or regulatory consequences for the Secured Parties (as determined by the Secured Parties (acting reasonably));

(iii)	does not and will not, in the Security Agent’s opinion, prejudice, delay or otherwise adversely affect the Enforcement Process or the value of the Transaction Security;

(iv)	is documented on terms acceptable to the Security Agent (acting on the instructions of the Majority Lenders); and

(v)	does not require the Security Agent or any of the Secured Parties to provide any representations or warranties regarding the Charged Property and/or the transfer of the Charged Property; and

(b)	the Third Party Security Provider has provided an indemnity in favour of each Secured Party (in form and substance satisfactory to the Secured Parties) in respect of any fees, costs, claims or Liability arising, or which may arise, in connection with, or as a (direct or indirect) consequence of, any Redemption Transaction,

(c)	and the Secured Parties shall not be required to suspend, withdraw, delay or otherwise prevent or unwind any Enforcement Process or any other actions taken in accordance with this Agreement in order to facilitate a Redemption Transaction and shall not under any circumstances hold any Charged Property (or any proceeds of sale of such Charged Property) as trustee or agent on behalf of, or owe any fiduciary duty to, the Third Party Security Provider.

22	CHANGES TO THE LENDERS

22.1	Successors

The Finance Documents shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, transferees, assigns and any New Lender and each such successor, transferee, assignee and any New Lender undertakes to carry out any actions required including the actions contemplated in this Clause 22 or the other provisions of this Agreement.

22.2	Assignments and Transfers by Lenders

Subject to this Clause 22 and to Clause 23 (Restriction on Debt Purchase Transactions), any Lender (an “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer (including by way of novation) any of its rights and obligations; or

(c)	enter into a Voting Sub-Participation, a Non-Voting Sub-Participation or a Conversion of a Non-Voting Sub-Participation,

under any Finance Document to a bank or financial institution, or to any fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in or securitising loans, securities or other financial assets (a “New Lender”).

22.3	Conditions of assignment or transfer

(a)	An assignment or transfer of part of a Lender’s Commitments shall be in a minimum amount of $2,000,000 (and integral multiples of $1,000,000) or, if less, the full amount of such Lender’s Commitments (and in the case of an assignment or transfer of part of a Lender’s Commitments, in an amount such that such Lender’s remaining Commitments under the Facility (when aggregated with the Commitments of its Affiliates and Related Funds) equal at least $2,000,000 following such assignment or transfer) provided that:

(i)	if an Existing Lender is a fund, it may transfer its Commitments and/or assign its rights to (and its corresponding obligations may be released and equivalent obligations acceded to by) another fund that is either an Existing Lender or a Related Fund of a fund that is an Existing Lender in any amount; and

(ii)	in the case of concurrent assignments, release and accessions by an Existing Lender to two or more Related Funds, the Commitments of these Related Funds shall, at the option of the relevant Lender(s), be aggregated.

(b)	On or prior to the Closing Date, a Lender must obtain the prior written consent of the Company (not to be unreasonably withheld or delayed) before it may make an assignment, transfer or sub-participation unless the assignment, transfer or sub-participation is:

(i)	by an Existing Lender to an Affiliate of that Existing Lender;

(ii)	if the Existing Lender is a fund, to a fund which is a Related Fund of the Existing Lender; or

(iii)	to Morgan Stanley AG or any of its Affiliates or Related Funds.

(c)	After the Closing Date, any assignment or transfer or Voting Sub-Participation, Conversion of a Non-Voting Sub-Participation or Similar Arrangement unless such assignment, transfer, Voting Sub-Participation, Conversion of a Non-Voting Sub-Participation or any other arrangement having or which is intended to have a similar effect to any of the foregoing (including by structuring such arrangement through a sale of corporate or similar entities holding debt participations to effect a transfer of such participations) may be entered into by an Existing Lender without the consent of the Company.

(d)	An assignment or transfer under Clause 22 (Changes to the Lenders) will only be effective upon:

(i)	receipt by the Agent (in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that it will assume the same obligations to each of the other Finance Parties and the other Secured Parties as it would have been under had it been an Original Lender; and

(ii)	performance by the Agent of all “know your customer” or other similar checks under all applicable laws and regulations relating to any person that the Agent is required to carry out in relation to such assignment or transfer to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the New Lender if the procedure set out in Clause 22.7 (Procedure for transfers) is complied with.

(f)	Without prejudice to this Clause 22.3 (Conditions of assignment or transfer), the Company and each Third Party Security Provider hereby expressly consents to each assignment, transfer and/or novation or rights or obligations Clause 22 (Changes to the Lenders). The Company and each Third Party Security Provider also accepts and confirms that all guarantees, indemnities and Security granted by it under any Finance Document will, notwithstanding any such assignment, transfer or novation, continue and be preserved for the benefit of the New Lender and each of the other Finance Parties in accordance with the terms of the Finance Documents.

(g)	If:

(i)	a Lender assigns, transfers, novates, sub-participates, sub-contracts, creates a trust over or otherwise disposes of any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer, novation, sub-participation, sub-contract, creation of trust, other disposal of rights or obligations under the Finance Documents, change in Facility Office or other change occurs, the Company or the Third Party Security Provider would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office, lending office under Clause 12 (Taxes) or Clause 13 (Increased Costs), then the Company and the Third Party Security Provider are not required to make a payment under those Clauses save to the extent that the Tax Deduction, Tax or other cost giving rise to the requirement to make a payment under those Clauses would have arisen had the assignment, transfer, novation, sub-participation, sub-contract, creation of trust, other disposal or change not occurred.

(h)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has the authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement, and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

22.4	Assignments by Lenders

Upon an assignment becoming effective, the Existing Lender will be released from its obligations under the Finance Documents to the extent they are assumed by the New Lender.

22.5	Assignment or transfer fee

Unless the Agent agrees otherwise and excluding an assignment or transfer to an Affiliate or Related Fund of a Lender, the New Lender shall, on or before the date upon which an assignment or transfer to it takes effect pursuant to this Clause 22, pay to the Agent (for its own account) a fee of $3,500.

22.6	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of the Company or the Third Party Security Provider or any other member of the Group;

(iii)	the performance and observance by the Company or the Third Party Security Provider or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements or information (whether written or oral) made or supplied in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties and the Secured Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Company or the Third Party Security Provider, and of their related entities and all other risks arising in connection with its participation in the Finance Documents and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Company and the Third Party Security Provider and of their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred by such Existing Lender under this Clause 22; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Company or the Third Party Security Provider of its obligations under the Transaction Documents or otherwise.

22.7	Procedure for transfers

(a)	Subject to the conditions set out in Clause 22.3 (Conditions of assignment or transfer), a transfer by novation is effected in accordance with paragraph (e) below of this Clause 22.7 when the Agent executes an otherwise duly completed Transfer Certificate executed and delivered to it by the Existing Lender and the New Lender.

(b)	The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt of a duly completed Transfer Certificate which appears on its face to comply with the terms of this Agreement and appears to be delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and record the transfer in the Register.

(c)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(d)	Each Party to this Agreement (other than the Existing Lender and the New Lender) irrevocably authorises the Agent to execute any duly completed Transfer Certificate on its behalf.

(e)	On the Transfer Date:

(i)	to the extent that in such Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security, the Company and the Third Party Security Provider and such Existing Lender shall be released from further obligations towards one another (and the Existing Lender shall be released from any further obligations toward each other) under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (such rights and obligations being referred to in this Clause 22.7 as “discharged rights and obligations”);

(ii)	each of the Company, the Third Security Party Provider and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the discharged rights and obligations only insofar as the Company, the Third Party Security Provider or other member of the Group and that New Lender have assumed and/or acquired the same in place of the Company, the Third Party Security Provider and such Existing Lender;

(iii)	the Agent, the New Lender and the other Finance Parties shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such New Lender been an original party hereto as a Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer and to that extent the Agent and the relevant Existing Lender and the other Finance Parties (other than the New Lender) shall each be released from further obligations to each other under the Finance Documents;

(iv)	such New Lender shall become a party hereto as a “Lender”; and

(v)	the benefit of each Transaction Security Document shall be maintained in favour of the New Lender.

22.8	Procedure for assignment

(a)	Subject to the conditions set out in Clause 22.3 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

22.9	Voting Sub-Participation, Non-Voting Sub-Participation or Conversion of Non-Voting Sub-Participation

(a)	A Lender shall not enter into a Voting Sub-Participation or a Conversion of a Non-Voting Sub-Participation without the prior written consent of the Company (not to be unreasonably withheld or delayed) save where such consent would not be required in accordance with paragraph (c) of Clause 22.3 (Conditions of assignment or transfer).

(b)	In relation to any Voting Sub-Participation, Non-Voting Sub-Participation or Conversion of a Non-Voting Sub-Participation, subject to Clause 22.3 (Conditions of assignment or transfer), nothing in this Agreement shall restrict the ability of a Lender to enter into a Non-Voting Sub-Participation so long as such Lender remains liable under this Agreement in relation to those obligations.

(c)	Notwithstanding anything to the contrary in this Agreement, prior to entering into any Voting Sub-Participation, Non-Voting Sub-Participation or Conversion of a Non-Voting Sub-Participation in accordance with this Clause 22.9, the relevant Lender shall give the Company at least five (5) Business Days advance notice thereof.

(d)	If any Voting Sub-Participation, Non-Voting Sub-Participation or Conversion of a Non-Voting Sub-Participation is carried out in breach of this Clause 22.9, such Voting Sub-Participation, Non-Voting Sub-Participation or Conversion of a Non-Voting Sub-Participation shall be void and deemed to have not occurred.

22.10	The Register

(a)	The Agent, acting for this purpose as the agent of the Company, shall maintain at its address referred to in Clause 32.2 (Addresses):

(i)	each Transfer Certificate referred to in Clause 22.7 (Procedure for transfers) and each Assignment Agreement referred to in Clause 22.8 (Procedure for assignment) delivered to and accepted by it; and

(ii)	with respect to each Facility, a register for the recording of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) owing to, each Lender from time to time (the “Register”) under such Facility, which may be kept in electronic form.

The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Agent shall provide the Company with a copy of the Register within five (5) Business Days of request.

(b)	Each Party to this Agreement irrevocably authorises the Agent to make the relevant entry in the Register (and which the Agent shall do promptly) on its behalf for the purposes of this Clause 22.10 (The Register) without any further consent of, or consultation with, such Party.

(c)	The Agent shall, upon request by an Existing Lender (as defined in Clause 22.2 (Assignments and Transfers by Lenders)) or a New Lender, confirm to that Existing Lender or New Lender whether a transfer or assignment from that Existing Lender or (as the case may be) to that New Lender has been recorded on the Register (including details of the Commitment of that Existing Lender or New Lender in each Facility).

22.11	Copy of Transfer Certificate or Assignment Agreement to Company

The Agent shall provide, upon the request of the Company, in relation to any specified Transfer Certificate or Assignment Agreement, a copy of such document to the Company within five (5) Business Days of receipt of such request.

22.12	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 22, each Lender may without consulting with or obtaining consent from the Company or the Third Party Security Provider, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Company or the Third Party Security Provider or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

22.13	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 22.7 (Procedure for transfers) or any assignment pursuant to Clause 22.8 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 22.13, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 22.13 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.

23	RESTRICTION ON DEBT PURCHASE TRANSACTIONS

(a)	The Company shall not, and shall procure that no member of the Group or Restricted Group shall (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 23, or (ii) be, or beneficially own all or any part of the share capital of an entity that is, a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

(b)	No Investor Affiliate may enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 23.

(c)	A member of the Group or Investor Affiliate (a “Purchaser”) may purchase by way of assignment, pursuant to Clause 22 (Changes to the Lenders), a participation in any Facility B Loan and any related Commitment where:

(i)	such purchase is made for a consideration of less than par;

(ii)	such purchase is made using one of the processes set out in paragraphs (d) and (e) below; and

(iii)	in the case of a purchase by a member of the Group:

(A)	such purchase is made at a time when no Event of Default is continuing; and

(B)	the consideration for such purchase is funded from New Shareholder Injections.

(d)	Any Debt Purchase Transaction entered into by an Investor Affiliate or a member of the Group shall be entered into initially pursuant to a solicitation process (a “Solicitation Process”) which is carried out as follows.

(i)	Prior to 11.00 a.m. on a given Business Day (the “Solicitation day”), the relevant Purchaser or a financial institution acting on its behalf (the “Purchase Agent”) will approach at the same time each Lender which participates in the relevant Facility B Loan to invite them to offer to sell to the relevant Purchaser, an amount of their participation in one or more Facility B Loan. Any Lender wishing to make such an offer shall, by 11.00 a.m. on the second Business Day following such Solicitation day, communicate to the Purchase Agent details of the amount of its participations, and in which Facility B Loan, it is offering to sell and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11.00 a.m. on the third Business Day following such Solicitation day and shall be capable of acceptance by the relevant Purchaser on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders. The Purchase Agent (if someone other than the Purchaser) will communicate to the relevant Lenders which offers have been accepted by 12.00 p.m. on the third Business Day following such Solicitation day. In any event by 11.00 a.m. on the fourth Business Day following such Solicitation day, the Purchaser shall notify the Agent of the amounts of the participations purchased through the relevant Solicitation Process and the identity of the Facility B Loan to which they relate. The Agent shall disclose such information to any Lender that requests such disclosure.

(ii)	If it chooses to accept any offers made pursuant to a Solicitation Process the Purchaser shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in a particular Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in a particular Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis.

(iii)	Any purchase of participations in the Facility B Loan pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation day.

(iv)	In accepting any offers made pursuant to a Solicitation Process the Company shall be free to select which offers and in which amounts it accepts.

(e)	Following the completion of a Solicitation Process, a Debt Purchase Transaction referred to in paragraph (b) above may also be entered into pursuant to a bilateral process (a “Bilateral Process”), which is carried out as follows:

(A)	a Purchaser may by itself or through the same or another Purchase Agent, at any time during the period commencing on the expiry of the relevant Solicitation Process and ending 30 days thereafter, purchase participations from Lenders pursuant to secondary market purchases and/or pursuant to such bilateral arrangements with any Lenders as the Purchaser shall see fit, provided that the purchase rate on such market purchases and bilateral arrangements during that 30-day period may not exceed the lowest purchase rate tendered by the Lenders during the Solicitation Process which was not accepted by that Purchaser;

(B)	any purchase of participations in the Facility B Loan pursuant to a Bilateral Process shall be completed and settled by the relevant Purchaser on or before the second Business Day after the expiry of the Bilateral Process period referred to in (A) above; and

(C)	a Purchaser shall promptly notify the Agent of the amounts of each participation purchased through such Bilateral Process and the identity of the Facility B Loan to which they relate. The Agent shall promptly disclose such information to the Lenders.

(f)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or Bilateral Process may be implemented.

(g)	In relation to any Debt Purchase Transaction entered into pursuant to this Clause 23, notwithstanding any other term of this Agreement or the other Finance Documents:

(i)	on completion of the relevant assignment or transfer pursuant to Clause 22 (Changes to the Lenders), the portions of the Facility B Loans to which it relates shall be extinguished if the purchaser is a member of the Group;

(ii)	such Debt Purchase Transaction and the related extinguishment referred to in paragraph (i) above shall not constitute a prepayment of the Facility (and any applicable Call Price);

(iii)	the Purchaser which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 22.2 (Assignments and Transfers by Lenders) to be a New Lender (as defined in such Clause);

(iv)	no member of the Group shall be deemed to be in breach of any provision of Clauses 20.23 (Acquisitions and Investments), 20.29 (Holding Company), 20.16 (Indebtedness) or 20.18 (Loans) solely by reason of such Debt Purchase Transaction;

(v)	Clause 28 (Sharing among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction;

(vi)	for the avoidance of doubt, any extinguishment of any part of the Facility B Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement; and

(vii)	no Purchaser which completes a Debt Purchase Transaction shall be entitled to exercise any rights or be entitled to any payment pursuant to Clause 13 (Increased Costs).

(h)	For so long as a member of the Group or an Investor Affiliate or other Purchaser:

(i)	beneficially owns a Commitment; or

(ii)	has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:

(A)	the Majority Lenders; or

(B)	whether:

(I)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(II)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero and such member of the Group or an Investor Affiliate or other Purchaser or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless in the case of a person not being an Investor Affiliate it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(i)	Each member of the Group or other Purchaser that becomes a Lender pursuant to this Clause 23 and each Investor Affiliate agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, unless the Agent otherwise agrees, it shall not attend or participate in the same or be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

(j)	Each Lender shall, unless the Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a member of the Group or an Investor Affiliate (a “Notifiable Debt Purchase Transaction”), such notification to be substantially in the form set out in Part 1 of Schedule 7 (Forms of Notifiable Debt Purchase Transaction Notice).

(k)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party is terminated or ceases to be with a member of the Group or an Investor Affiliate, such notification to be substantially in the form set out in Part 2 of Schedule 7 (Forms of Notifiable Debt Purchase Transaction Notice).

24	CHANGES TO THE COMPANY AND THIRD PARTY SECURITY PROVIDER

24.1	Assignment and transfers by the Company and Third Party Security Provider

The Company and the Third Party Security Provider may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25	ROLE OF THE AGENT AND OTHERS

25.1	Appointment of the Agent and the Security Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	The Security Agent declares that it holds the Transaction Security on trust for the Secured Parties on the terms contained in this Agreement.

(c)	Each other Finance Party authorises the Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(d)	Each other Finance Party hereby relieves the Agent and Security Agent from the restrictions pursuant to any applicable restrictions of self-dealing under any applicable laws of any relevant jurisdiction, in each case to the extent legally possible to such Finance Party. A Finance Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent promptly.

25.2	Enforcement through Security Agent only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Transaction Security Documents except through the Security Agent.

25.3	Duties of the Agent and the Security Agent

(a)	The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, each of the Agent and Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or Security Agent (as applicable) for that Party by any other Party.

(c)	Without prejudice to Clause 22.10 (The Register) and 22.11 (Copy of Transfer Certificate or Assignment Agreement to Company), paragraph (a) shall not apply to any Transfer Certificate or Assignment Agreement.

(d)	Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent or the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(g)	The Agent shall provide to the Company, within five (5) Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)	Upon the Agent becoming an Impaired Agent the Company shall provide a copy of the list of all the Lenders to each Finance Party.

(i)	Each of the Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

25.4	No fiduciary duties

(a)	Nothing in any Finance Document constitutes:

(i)	the Agent as a trustee or fiduciary of any other person; or

(ii)	the Security Agent as an agent, trustee or fiduciary of the Company or the Third Party Security Provider.

(b)	Neither of the Agent or the Security Agent shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group

The Agent and the Security Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and discretions

(a)	The Agent and the Security Agent may:

(i)	rely on any representation, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked;

(iii)	rely on any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(iv)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	Each of the Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Payment Default));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised;

(iii)	any notice or request made by the Company is made on behalf of and with the consent and knowledge of the Company and the Third Party Security Provider; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

(B)	has been terminated; or

(C)	has ceased to be with a member of the Group.

(c)	Each of the Agent and Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other professional advisors or experts, and the Agent or Security Agent (as applicable) shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying, unless caused by its gross negligence or wilful misconduct.

(d)	Each of the Agent and the Security Agent may act in relation to the Finance Documents through its officers, employees and agents, and the Agent and the Security Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Agent’s gross negligence or wilful misconduct.

(e)	Each of the Agent and Security Agent may disclose to any other Party any information it reasonably believes it has received as agent, security agent or security trustee under the Finance Documents.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company, and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, neither of the Agent nor the Security Agent is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)	Without prejudice to the generality of paragraph (c) above, the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent and/or the Security Agent (and so separate from any lawyers instructed by the Lenders) if the Agent and/or Security Agent in its reasonable opinion deems this to be desirable.

(i)	Unless a Finance Document expressly provides otherwise each of the Agent and the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent under the Finance Documents.

(j)	Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security or prefunding for, such risk or liability is not reasonably assured to it.

25.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, each of the Agent and Security Agent shall:

(i)	exercise any right, power, authority or discretion vested in it as Agent or Security Agent (as applicable) in accordance with any instructions given to it by:

(A)	all Lenders (or, if so instructed by all the Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent (as applicable)) if the relevant Finance Document stipulates that the matter is an all Lender decision; and

(B)	the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent (as applicable)) if the relevant Finance Document stipulates that the matter is a Majority Lender decision; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with paragraph (a)(i) of this Clause 25.7.

(b)	Each of the Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent or the Security Agent (as applicable) may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent or the Security Agent (as applicable) by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Agent.

(e)	Each of the Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received any indemnification and/or security as it may in its discretion (acting reasonably) require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(f)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) each of the Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(g)	Neither the Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8	Responsibility for documentation

Neither the Agent nor Security Agent:

(a)	is responsible or liable for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Company, the Third Party Security Provider or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

(b)	is responsible or liable for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)	is responsible or liable for any determination as to whether any information provided or to be provided to any Finance Party is non-public information, the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

25.9	No duty to monitor

Neither the Agent nor the Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

25.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 29.11 (Disruption to Payment Systems etc.)), none of the Agent, the Security Agent or any Receiver or Delegate will be liable (including, without limitation, for negligence or any other category of liability whatsoever) (unless directly caused by its gross negligence or wilful misconduct) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent, the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Agent, the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.6 (Third party rights) and the provisions of the Third Parties Act.

(c)	Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Agent (as applicable) if the Agent or the Security Agent (as applicable) has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Security Agent (as applicable) for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Security Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender, and each Lender confirms to the Agent and the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Security Agent.
(e)	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or Delegate, any liability of the Agent, the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent, the Security Agent, any Receiver or Delegate or, if later, the date on which the loss arises as a result of such default), but without reference to any special conditions or circumstances known to the Agent, the Security Agent, any Receiver or Delegate at any time which increase the amount of that loss. In no event shall the Agent, the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, any Receiver or Delegate has been advised of the possibility of such loss or damages.

25.11	Lenders’ indemnity to the Agent and Security Agent

(a)	Each Lender shall (in proportion to its participations in the Utilisations) indemnify the Agent, the Security Agent and every Receiver and every Delegate within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent, the Security Agent, a Receiver and/or a Delegate (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Agent, Security Agent, Receiver or Delegate under the Finance Documents (unless the relevant Agent, Security Agent, Receiver or Delegate has been reimbursed by the Company pursuant to a Finance Document).

(b)	This indemnity given by the Lenders under or in connection with this Agreement is a continuing obligation, independent of the Lenders’ other obligations under or in connection with that or any other Finance Document and survives after that Finance Document is terminated. It is not necessary for a person to pay any amount or incur any expense before enforcing an indemnity under or in connection with this Agreement or any other Finance Document.

25.12	Resignation of the Agent and the Security Agent

(a)	Each of the Agent and the Security Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Lenders and the Company.

(b)	Alternatively the Agent or the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent or Security Agent (as applicable) (acting through an office in the United Kingdom).

(c)	If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent or Security Agent (as applicable) (after consultation with the Company) may appoint a successor Agent or Security Agent (as applicable) (acting through an office in the United Kingdom).

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 25 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

(e)	The retiring Agent or Security Agent (as applicable) shall, at its own cost, make available to the successor Agent or Security Agent (as applicable) such documents and records, and provide such assistance as the successor Agent or Security Agent (as applicable) may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent or Security Agent’s resignation notice shall only take effect upon:

(i)	the appointment of a successor; and

(ii)	(in the case of the Security Agent) the transfer of the Transaction Security to that successor.

(g)	Upon the appointment of a successor, the retiring Agent or Security Agent (as applicable) shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is 3 months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 12.7 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 12.7 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

25.13	Replacement of the Agent and Security Agent

(a)	After consultation with the Company (provided no consultation shall be required following a Declared Default), the Majority Lenders may by giving 30 days’ notice to the Agent or Security Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent or Security Agent (as applicable) by appointing a successor Agent or Security Agent (as applicable) (acting through an office in the United Kingdom).

(b)	The Company may, provided it gives not less than 30 days prior notice, at any time while the Agent is an Impaired Agent replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(c)	The retiring Agent or Security Agent (as applicable) shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent or Security Agent (as applicable) such documents and records, and provide such assistance as the successor Agent or Security Agent (as applicable) may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(d)	The appointment of the successor Agent or Security Agent (as applicable) shall take effect on the date specified in the notice from the Majority Lenders (or as applicable the Company) to the retiring Agent. As from this date, the retiring Agent or Security Agent (as applicable) shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25 (and any agency fees for the account of the retiring Agent or Security Agent (as applicable) shall cease to accrue from (and shall be payable on) that date).

(e)	Any successor Agent or Security Agent (as applicable) and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent or Security Agent (as applicable) shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or Security Agent (as applicable), it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to disclose to any other person (i) any Confidential Information, or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

25.15	Relationship with the Lenders

(a)	The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent and the Security Agent (as the case may be) with any information that the Agent or the Security Agent (as the case may be) may reasonably specify as being necessary or desirable to enable the Agent to perform its functions as Agent or the Security Agent to perform its functions as Security Agent (as the case may be).

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 32.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and paragraph (a)(iii) of Clause 32.6 (Electronic communication), and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.16	Credit appraisal by the Lenders

Without affecting the responsibility of the Company or the Third Party Security Provider for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

25.17	Agent’s and Security Agent’s management time

(a)	Any amount payable to the Agent or Security Agent under Clause 14.3 (Indemnity to the Agent), Clause 14.4 (Indemnity to the Security Agent), Clause 16 (Costs and Expenses) and Clause 25.11 (Lenders’ indemnity to the Agent and Security Agent) shall include the cost of utilising the management time or other resources of the Agent or Security Agent (as applicable), and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or Security Agent may notify to the Company and the other Finance Parties, and is in addition to any other fee paid or payable to the Agent or Security Agent under Clause 11.1 (Agent and Security Agent fees).

(b)	Without prejudice to paragraph (a) above, in the event of:

(i)	a Default;

(ii)	the Agent or the Security Agent (as applicable) being requested by the Company or the Majority Lenders to undertake duties which the Agent or the Security Agent (as applicable) and the Company agree to be of an exceptional nature or outside the scope of the normal duties of the Agent or the Security Agent (as applicable) under the Finance Documents; or

(iii)	the Agent or the Security Agent (as applicable) and the Company agreeing that it is otherwise appropriate in the circumstances,

the Company must pay to the Agent and the Security Agent (as applicable) any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.

(c)	If the Agent or the Security Agent (as applicable) and the Company fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Agent or the Security Agent (as applicable) and approved by the Company or, failing approval, nominated (on the application of the Agent or the Security Agent (as applicable)) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Company) and the determination of any investment bank shall be final and binding upon the Parties.

25.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.19	Certain other matters

(a)	The Agent shall be entitled to deal with money paid to it by any person for the purposes of this Agreement in the same manner as other money paid to a banker by its customers except that it shall not be liable to account to any person for any interest or other amounts in respect of the money.

(b)	The fees, commissions and expenses payable to the Agent for services rendered and the performance of its obligations under this Agreement shall not be abated by any remuneration or other amounts or profits receivable by the Agent (or by any of its associates) in connection with any transaction effected by the Agent with or for the Lenders or the Company.

25.20	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of the Company to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)	take, or to require the Company to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	require any further assurance in relation to any Transaction Security Document.

25.21	Insurance by Security Agent

(a)	The Security Agent shall not be obliged:

(i)	to insure any of the Charged Property;

(ii)	to require any other person to maintain any insurance; or

(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

25.22	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the negligence, misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

25.23	Delegation by the Security Agent

(a)	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such, including, for the avoidance of doubt and to the extent legally possible, under release from any restrictions on representing several persons and self-dealing under any applicable law.

(b)	That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

(c)	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any negligence, misconduct, omission or default on the part of, any such delegate or sub-delegate.

25.24	Additional Security Agents

(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(i)	if it considers that appointment to be in the interests of the Secured Parties;

(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Company and the Finance Parties of that appointment.

(b)	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

(d)	The Security Agent shall not be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any negligence, misconduct, omission or default on the part of, any person appointed to act pursuant to paragraph (a) above.

25.25	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that the Company or the Third Party Security Provider may have to any of the Charged Property and shall not be liable for, or bound to require the Company or the Third Party Security Provider to remedy, any defect in its right or title.

25.26	Winding up of trust

If the Security Agent, with the approval of the Agent, determines that:

(a)	all of the Secured Liabilities and all other obligations secured by the Transaction Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to the Borrower pursuant to the Finance Documents,

then:

(c)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(d)	any Security Agent which has resigned pursuant to Clause 25.12 (Resignation of the Agent and the Security Agent) shall release, without recourse or warranty, all of its rights under each Transaction Security Document.

25.27	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000, and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

25.28	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

26	APPLICATION OF PROCEEDS

26.1	Order of application

Subject to Clause 26.2 (Prospective liabilities), all amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (for the purposes of this Clause 26, the “Recoveries”) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 26), in the following order:

(a)	in discharging any sums owing to the Security Agent, any Receiver or any Delegate;

(b)	in payment of all costs and expenses incurred by the Agent or any Secured Party in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement; and

(c)	in payment to the Agent for application in accordance with Clause 29.6 (Partial payments),

provided that, to the extent that such amounts are sufficient to discharge the Secured Liabilities in full, the Security Agent must as soon as practicable (to the extent permitted by applicable law) apply the amount received or recovered (as applicable) in accordance with paragraphs (a) to (c) above.

26.2	Prospective liabilities

Following acceleration or enforcement of any of the Transaction Security the Security Agent may, in its discretion, hold any amount of the Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) for later application under Clause 26.1 (Order of application) in respect of:

(a)	any sum to the Security Agent, any Receiver or any Delegate; and

(b)	any part of the Secured Liabilities,

that the Security Agent reasonably considers, in each case, might become due or owing at any time in the future.

26.3	Investment of proceeds

Prior to the application of the proceeds of the Recoveries in accordance with Clause 26.1 (Order of application) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this Clause 26.3.

26.4	Currency conversion

(a)	For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at a market rate of exchange.

(b)	The obligations of the Company or any Third Party Security Provider to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

26.5	Permitted deductions

The Security Agent shall be entitled, in its discretion:

(a)	to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(b)	to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

26.6	Good discharge

(a)	Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Agent on behalf of the Finance Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.

(b)	The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.

27	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

(a)	If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Company or the Third Party Security Provider other than in accordance with Clause 29 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.6 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Company or the Third Party Security Provider and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 29.6 (Partial payments) towards the obligations of Company or the Third Party Security Provider to the Sharing Finance Parties.

28.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from Company or the Third Party Security Provider, as between the Company or the Third Party Security Provider and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by Company or the Third Party Security Provider.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between Company or the Third Party Security Provider and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by Company or the Third Party Security Provider.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Company or the Third Party Security Provider.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)	On each date on which the Lender is required to make a payment under a Finance Document, the Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	On each date on which Company or the Third Party Security Provider is required to make a payment under a Finance Document, Company or the Third Party Security Provider shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date in such funds and at the time specified by the Agent, being the latest time by which payments to the Agent may be settled on the due date in the relevant currency in the place of payment.

(c)	Notwithstanding anything in sub-paragraph (b) above, the Agent shall confirm, promptly upon receipt (and in any event upon the same Business Day as receipt), the receipt of any funds made available to it on the due date by Company or the Third Party Security Provider, in respect of any repayment, prepayment, payment of interest or any other payment (such confirmation being a “Pay-off Confirmation”) provided that a request for such Pay-off Confirmation is made to the Agent at least two (2) Business Days prior to such due date for settlement.

(d)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to) and Clause 29.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to the Company

The Agent may (with the consent of Company or the Third Party Security Provider or in accordance with Clause 31 (Set-Off)) apply any amount received by it for Company or the Third Party Security Provider in or towards payment (on the date and in the currency and funds of receipt) of any amount due from Company or the Third Party Security Provider under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, Company or the Third Party Security Provider or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 29.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) (and/or in relation to any payment to Company or the Third Party Security Provider, paragraph (c)) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of Company or the Third Party Security Provider or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case, such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 29.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 25.13 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 29.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 29.2 (Distributions by the Agent).

29.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by Company or the Third Party Security Provider under those Finance Documents, the Agent shall apply that payment towards the obligations of Company or the Third Party Security Provider under those Finance Documents in the following order:

(i)	firstly, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent under those Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by Company or the Third Party Security Provider.

29.7	Set-off by the Company

All payments to be made by Company or the Third Party Security Provider under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from Company or the Third Party Security Provider under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in London and otherwise to reflect the change in currency.

29.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever, but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30	CONTRACTUAL RECOGNITION OF BAIL-IN

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

31	SET-OFF

A Finance Party may, at any time while an Event of Default is continuing and the Majority Lenders so direct, or if a Declared Default is continuing, set-off any matured obligation due from Company or the Third Party Security Provider under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to Company or the Third Party Security Provider, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that notified in writing to the Agent on or prior to the date on which it becomes a Party, or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent, and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or Security Agent’s signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

(c)	All notices from or to Company or the Third Party Security Provider shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause 32.3 will be deemed to have been made or delivered to each of Company or the Third Party Security Provider.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number, or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

32.6	Electronic communication

(a)	Any communication to be made between the Agent or the Security Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender or the Security Agent will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c)	Each of the original Parties to this Agreement (and any other person which becomes a Party hereto, by its accession to this Agreement unless it expressly notifies each other Party to the contrary at the time of its accession) agrees that communication by electronic mail is an acceptable form of communication under the Finance Documents.

32.7	Use of websites

(a)	The Company may satisfy its obligations under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall, at its own cost supply, the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall, at its own cost, supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(v) or paragraph (c)(iii) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall, at its own cost, comply with any such request within ten (10) Business Days.

32.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

34	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)	Subject to Clause 36.2 (Exceptions) any term of the Finance Documents (other than the Fee Letters which may be amended or waived in accordance with its terms) may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.

(c)	Company or the Third Party Security Provider agrees to any such amendment or waiver permitted by this Clause 36 which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of Company or the Third Party Security Provider.

36.2	Exceptions

(a)	In this Clause 36, “Structural Adjustment” means:

(i)	an amendment or waiver that has the effect of changing or which relates to:

(A)	an extension to the availability or date of payment of or redenomination of any amount under the Finance Documents;

(B)	a reduction in the Call Price or a reduction in the amount of any payment of principal, interest, fees or commission or other amounts payable;

(C)	the currency of payment of any amount under the Finance Documents;

(D)	a redenomination of a Commitment into another currency;

(E)	a re-tranching of any or all of the Facilities; or

(F)	an increase in, addition of, or an extension of any Commitment or the Total Commitments;

(G)	the introduction of an additional loan, commitment, tranche or facility into the Finance Documents ranking pari passu or subordinate to the Facilities; or

(ii)	an amendment or waiver of a term of a Finance Document that is consequential on, incidental to, or required to implement or reflect any of the amendments or waivers lists in paragraph (i) above.

(b)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Change of Control”, “Investors”, “Majority Lenders” and “Super Majority Lenders” in Clause 1.1 (Definitions) and “Structural Adjustment” in Clause 36.2 (Exceptions);

(ii)	the introduction of an additional loan, tranche, commitment or facility into the Finance Documents ranking senior to the Facilities;

(iii)	any provision which expressly requires the consent of all the Lenders;

(iv)	the order of priority or subordination under the Subordination Agreement or the manner in which the proceeds of enforcement of Transaction Security are distributed to the extent such amendment or waiver (or any consent or release be agreed thereunder or in relation thereto) would adversely affect the interests of the Lenders under this Agreement (in their capacity as such) provided that any Structural Adjustment and related intercreditor position (whether pari passu, junior or with other ranking (other than as set out in (ii) above) to the Facilities and related intercreditor rights and position), shall not be deemed to adversely affect the interests of the Lenders;

(v)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 8.1 (Exit, Delisting or Trading Suspension), Clause 22 (Changes to the Lenders) to the extent restricting the rights of the Lenders to assign, transfer or sub-participate their rights or obligations under the Finance Documents, Clause 26 (Application of Proceeds), Clause 28 (Sharing among the Finance Parties), Clause 29.6 (Partial payments) (other than (i) any waiver of the minimum transfer and hold amounts or (ii) a waiver of the transfer fees which are payable upon a transfer or assignment which is agreed between the Agent and the Company) or this Clause 36 (Amendments and Waivers);

(vi)	a change to the Borrowers other than in accordance with the terms of the Finance Documents;

in each case other than as a result of a Structural Adjustment, shall not be made without the prior consent of all the Lenders.

(c)	A Structural Adjustment shall not be made without:

(i)	in the case of a Structural Adjustment under paragraph (i)(A) of the definition thereof (except in so far as it relates to a redenomination) and paragraph (i)(B) of the definition thereof, each Lender that is participating in that extension or reduction; or

(ii)	in the case of any other Structural Adjustment, the prior consent of the Majority Lenders and each Lender that is participating in that existing or additional tranche or facility or increasing, extending or redenominating its commitments or, as applicable, extending or redenominating or reducing any amount due to it, in each case as contemplated within the definition of Structural Adjustment set out in (a) above (a “Participating Lender”), and provided that the Commitments of each Participating Lender shall be included in ascertaining whether the consent of the Majority Lenders has been achieved.

(d)	The Transaction Security Documents may be amended, varied, waived or modified with the agreement of the Company or the Third Party Security Provider (as applicable) and the Security Agent acting in accordance with this Agreement.

(e)	An amendment or waiver which directly relates to the specific rights or obligations of the Agent or the Security Agent (each in their capacity as such) may not be effected without the consent of the Agent or the Security Agent. For the avoidance of doubt, this Clause 36.2 shall not entitle any Party to refuse its consent to any release of a guarantee or Transaction Security which would otherwise be permitted under Clause 36.3 (Transaction Security and Guarantees) or another provision of the Finance Documents.

(f)	Any amendment or waiver which relates to the rights or obligations applicable to a particular Utilisation, Facility or class of Lenders and which does not materially and adversely affect the rights or interests of Lenders in respect of other Utilisations, Facilities or another class of Lender shall only require the consent of the Majority Lenders, Super Majority Lenders or all Lenders (as applicable) as if references in this paragraph (f) to “Majority Lenders”, “Super Majority Lenders” or “Lenders” were only to Lenders participating in that Utilisation, Facility or forming part of that affected class. For the avoidance of doubt, this paragraph (f) is without prejudice to the ability to effect, make or grant any amendment, waiver, consent or release pursuant to or in accordance with paragraph (d) above.

(g)	For the avoidance of doubt, any amendment to Clause 8.2 (Disposal, Further Shares Acquisition and Insurance Proceeds) (including a waiver of a right of prepayment) may be approved with the consent of the Majority Lenders.

(h)	Any amendment or waiver to the definition of “Majority Lenders” participating in a particular Facility shall only require the consent of the Lenders participating in that particular Facility.
(i)	Any amendment or waiver which relates only to the provisions governing transfers by Lenders and which makes such provisions more restrictive for any of the Lenders shall only require the consent of each Lender who will be subject to the resulting additional restrictions.

(j)	Notwithstanding anything to the contrary in the Finance Documents, a Finance Party may unilaterally waive, relinquish or otherwise irrevocably give up all or any of its rights under any Finance Document (including any mandatory prepayment right) with the consent of the Company.

(k)	If the Company or the Agent (at the request of the Company) has requested the Finance Parties (or any of them) to give a consent in relation to, or to agree a release, waiver or amendment of, any provision of the Finance Documents or other vote of Lenders under the terms of this Agreement, then in the case of:

(i)	any Finance Party who has delivered a consent or agreement to such request, on and from the date of notification thereof to the Agent;

(ii)	any Excluded Lender, on and from the Exclusion Date; and

(iii)	any other Non-Consenting Lender and its applicable participation, (without prejudice to paragraph (ii) above), on and from the date such Lender is replaced in accordance with the provisions of Clause 36.4 (Replacement of Lender) (on which date a consent or agreement to such request shall be treated and deemed as having been made by such Non-Consenting Lender and received by the Agent),

(unless otherwise agreed by the Company), such consent or agreement shall from such time (and to the extent subsequently approved by the requisite group of Lenders in accordance with the terms of this Agreement) be irrevocable and binding on such Finance Party, Excluded Lender and Non-Consenting Lender (as applicable) and any permitted assignee, transferee or counterparty to a sub-participation.

(l)	Any Finance Party (not being an Excluded Lender) or its permitted assignee or transferee that has expressly not consented or not agreed to a request for an amendment, waiver, consent or release shall always have the right to change or revoke their decision and subsequently deliver to the Agent a consent or agreement to such request at any time during the period for which the vote and request process is open for consents and acceptances as notified by the Agent to such Lender (and subject to any extension of such period as agreed between the Company and the Agent).

(m)	Notwithstanding anything to the contrary, any amendment, waiver, consent or release of a Finance Document made in accordance with Clause 36.3 (Transaction Security and Guarantees) and Clause 36.4 (Replacement of Lender) shall be binding on all Parties without further consent of any Party.

(n)	Any term of the Finance Documents may be amended or waived by the Company and the Agent (or, if applicable, the Security Agent) without the consent of any other Party if that amendment or waiver is to cure defects or omissions, resolve ambiguities or inconsistencies, or manifest error or reflect changes of a minor, technical or administrative nature or is otherwise only for the benefit of all or any of the Lenders; or (provided that such waiver or amendment does not adversely affect the interests of the other Lenders whose consent is not required for the applicable amendment) is consequential on, incidental to, or required to implement an amendment, waiver, consent or release set out above.

(o)	Any amendment, waiver, consent or release made or effected in accordance with any of paragraphs (a) to (n) above, or in accordance with any other term of any of the Finance Documents, shall be binding on all Parties. Each Secured Party irrevocably and unconditionally authorises and instructs the Agent (for the benefit of the Agent and the Company) to execute any documentation relating to a proposed amendment or waiver as soon as the requisite Lender consent is received (or on such later date as may be agreed by the Agent and Company). Without prejudice to the foregoing, the Finance Parties shall enter into any documentation necessary to implement an amendment or waiver once that amendment or waiver has been approved by the requisite number of Lenders determined in accordance with this Clause 36.

(p)	Any Declared Default, a Default or an Event of Default applicable to all Lenders may be revoked or, as the case may be, waived with the consent of the Majority Lenders. Any notice, demand, declaration or other step or action taken under or pursuant to Clause 21.18 (Acceleration) may be revoked with the consent of the Majority Lenders.

36.3	Transaction Security and Guarantees

(a)	An amendment or waiver that:

(i)	has the effect of changes or which relates to:

(A)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of any guarantee or indemnity granted pursuant to the Charged Property; or

(B)	the release of all or substantially all of the Transaction Security or the guarantees or indemnities granted under this Agreement,

shall require the consent of the Super Majority Lenders; and

(ii)	has the effect of charging or which relates to the manner in which the proceeds of enforcement of the Transaction Security are distributed shall not be made without the prior consent of all Lenders, in each case unless: (1) that release is to become effective on or following the prepayment and cancellation in full of the Facility (together with any applicable Call Price); (2) that release is otherwise contemplated under this Agreement (including Clause 36.3 (Transaction Security and Guarantees), Clause 36.2 (Exceptions) and Clause 36.4 (Replacement of Lender)) and/or made or permitted in accordance with another provision of the Finance Documents; and (3) the Company and/or assets are directly or indirectly the subject of a Disposal which is a Permitted Disposal or Permitted Transaction (including solvent liquidation, mergers and consolidations), and, in each case, related Structural Adjustment or intercreditor position, in which case approval for any item referred to in paragraphs (i) and (ii) above will be automatic and the Security Agent shall be authorised to release such guarantees or Transaction Security (provided that, where applicable, any such release shall be without prejudice to any obligation to provide replacement security).

(b)	Notwithstanding any other term, condition or restriction in any other Finance Document, the Parties agree that, in connection with any Structural Adjustment and implementation of any intercreditor position, the Company and the Third Party Security Provider are and the Security Agent is authorised to enter into any new Transaction Security Document and/or amend or waive any terms of an existing Transaction Security Document and/or release any asset from Transaction Security subject to the following conditions:

(i)	any new Transaction Security which secures the Facilities (or following a Structural Adjustment, such new Transaction Security) shall be:

(A)	subject to applicable law, granted in favour of the Security Agent for and on behalf of the relevant Lenders (as applicable) and the then existing Secured Parties;

(B)	(if applicable) on terms substantially the same (except that it shall also secure any Facilities arising as a result of or in connection with a Structural Adjustment) as the terms of the existing Transaction Security over equivalent asset(s); and

(C)	(in connection with a Structural Adjustment) treated as securing amounts not in priority to the then existing Transaction Security;

(ii)	any amendment or waiver of a Transaction Security Document or release or release and re-grant of Transaction Security shall only be undertaken:

(A)	if required under the terms of any Facilities arising as a result of or in connection with a Structural Adjustment or to the extent necessary under applicable law to ensure that any Facilities arising as a result of or in connection with a Structural Adjustment ranks in right of payment and security with the Facilities in accordance with the intercreditor position; and

(B)	if any asset is to be released from Transaction Security, promptly upon giving effect to that release, subject to applicable law, replacement Transaction Security is granted in favour of the Security Agent for and on behalf of the relevant Lenders and the existing Secured Parties on substantially the same terms of the Transaction Security released (except that it shall also secure any Facilities arising as a result of or in connection with a Structural Adjustment (together the “New Facilities”)) provided that, in each case, a release coupled with the retaking of Transaction Security shall only be effected where it is not otherwise possible for that New Facility, to so share the benefit of the Transaction Security and there is no reasonable alternative structure and, further, having commercially substantially the same effect (such as, for example, the existing Transaction Security not being released and re-taken, but instead subsequent ranking Transaction Security being granted in respect of that New Facility).

(c)	The Transaction Security Documents may be amended, varied, waived or modified with the agreement of the Company or Third Party Security Provider (as applicable) and the Security Agent acting in accordance with this Agreement.

36.4	Replacement of Lender

(a)	In the event that:

(i)	the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of the Super Majority Lenders or all the Lenders (or all the Lenders under a Facility, as the case may be); and

(iii)	the Majority Lenders (or the Majority Lenders under the relevant Facility, as the case may be) have consented or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment by the end of the period of 5 Business Days (or any other period of time notified by the Company, with the prior agreement of the Agent if the period for this provision to operate is less than 5 Business Days) of a request being made shall be deemed a “Non-Consenting Lender”.

(b)	If at any time:

(i)	any Finance Party becomes a Non-Consenting Lender;

(ii)	the Company or the Third Party Security Provider becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay any amounts pursuant to Clause 12.2 (Tax Gross Up), Clause 12.3 (Tax Indemnity) or 13.1 (Increased costs) to any Finance Party; or

(iii)	any Finance Party becomes or is a Defaulting Lender,

then the Company may, provided it gives at least five (5) Business Days prior written (a “Replacement Notice”) notice to the Agent and such Finance Party (a “Replaced Lender”):

(A)	replace a participation of such Replaced Lender by requiring such Replaced Lender to (and such Replaced Lender shall) transfer pursuant to Clause 22 (Changes to the Lenders) on such dates as specified in the Replacement Notice all or part only of its rights and obligations under this Agreement to a Lender constituting a New Lender under Clause 22.2 (Assignments and Transfers by Lenders) (a “Replacement Lender”) selected by the Company which confirms its (or their) willingness to assume and does assume all or part of the obligations of the Replaced Lender (including the assumption of the Replaced Lender’s participations or unfunded or undrawn participations (as the case may be) on the same basis as the Replaced Lender) for a purchase price in cash payable at the time of transfer in an amount equal to the applicable outstanding principal amount of such Replaced Lender’s participation in the outstanding Utilisations; and/or

(B)	prepay (or procure that another member of the Group prepays) on such dates as specified in the Replacement Notice, provided that, where a prepayment is made to a Non-Consenting Lender, such prepayment is funded directly or indirectly from New Shareholder Injection (or such other source as approved by the Majority Lenders) all or any part of such Lender’s participation in the outstanding Utilisations and all related costs and expenses then due and payable under the Finance Documents to that Replaced Lender in respect of such prepaid participation; and/or

(C)	cancel all or part of the undrawn Commitments of that Replaced Lender on such dates as specified in the Replacement Notice.

(c)	Any notice delivered under paragraph (b) above (or any subsequent notice for this purpose, as applicable) may be accompanied by a Transfer Certificate complying with Clause 22.7 (Procedure for transfers) and/or an Assignment Agreement complying with Clause 22.8 (Procedure for assignment) and any other related documentation to effect the transfer or assignment, which Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment (if attached) shall be promptly (and by no later than five (5) Business Days from receiving such Transfer Certificate, Assignment Agreement and any other related documentation) executed by the relevant Replaced Lender and returned to the Company. Notwithstanding the requirements of Clause 22 (Changes to the Lenders) or any other provisions of the Finance Documents, if a Replaced Lender does not execute and/or return a Transfer Certificate, an Assignment Agreement and any other related documentation to effect the transfer or assignment as required by this paragraph (c) within three (3) Business Days of delivery by the Company, the relevant transfer or transfers or assignment and assignments shall automatically and immediately be effected for all purposes under the Finance Documents on payment of the replacement amount to the Agent (for the account of the relevant Replaced Lender), and the Agent may (and is authorised by each Finance Party to) execute, without requiring any further consent or action from any other party, a Transfer Certificate, Assignment Agreement and any other related documentation to effect the transfer or assignment on behalf of the relevant Replaced Lender which is required to transfer its rights and obligations or assign its rights under this Agreement pursuant to paragraph (b) above which shall be effective for the purposes of Clause 22.7 (Procedure for transfers) and Clause 22.8 (Procedure for assignment). The Agent shall not be liable in any way for any action taken by it pursuant to this paragraph (c) and, for the avoidance of doubt, the provisions of Clause 25.10 (Exclusion of liability) shall apply in relation thereto.

(d)	The replacement of a Lender pursuant to this Clause 36.4 shall be subject to the following conditions:

(i)	the Company may only exercise its replacement or prepayment rights (pursuant to paragraph (b)(i) above in respect of any Non-Consenting Lender), at any time prior to the date falling 90 days after the Non-Consenting Lender notifies the Borrower and the Agent of its refusal to give a consent to any requested release, waiver or amendment; or (in the case of sub-paragraph (b)(ii) above) within 90 days of becoming aware of such circumstance; or (in the case of sub-paragraph (b)(iii) above) within 90 days of the delivery of the Replacement Notice;

(ii)	the Company shall have no right to replace the Agent or Security Agent in its capacity as such;

(iii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender; and

(iv)	in no event shall the Lender replaced under this Clause 36.4 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(e)	In the event that a transfer by a Finance Party of its rights and/or obligations under any relevant Finance Document, occurred or was deemed to occur by way of novation, the Company and the Third Party Security Provider explicitly agrees that all security interests and guarantees created under any Finance Document governed by Luxembourg law shall be preserved for the benefit of the New Lender and the other Finance Parties and, in respect of its rights and/or obligations governed by Luxembourg law, pursuant to article 1278 of the Luxembourg Civil Code.

36.5	Excluded Commitments

If:

(a)	a Lender does not accept or reject a request from a member of the Group (or the Agent on behalf of that member of the Group) for any consent or agreement in relation to a release, waiver or amendment of any provisions of the Finance Documents or other vote of Lenders under the terms of the Finance Documents within 10 Business Days, or if such Lender is a Defaulting Lender, 5 Business Days (or any other period of time specified by that member of the Group, but if shorter than 10 Business Days, agreed by the Agent) of the date of such request being made (the last day of such period, “Exclusion Date”); or

(b)	any Non-Consenting Lender fails to assist with any step required to implement the Company’s right to prepay that Non-Consenting Lender or to replace that Non-Consenting Lender pursuant to Clause 36.4 (Replacement of Lender) within 3 Business Days of a request to do so by the Company, then, in each case:

(i)	that Lender (an “Excluded Lender”) shall be automatically excluded from participating in that vote, and its participations, Commitments and vote (as the case may be) shall not be included (or, as applicable, required) with the Total Commitments or otherwise when ascertaining whether the approval of Majority Lenders, the Super Majority Lenders, all Lenders, or any other class of Lenders (as applicable) has been obtained with respect to that request for a consent or agreement; and

(ii)	for the purposes of paragraph (b) above only, its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve the request.

36.6	Disenfranchisement of Defaulting Lenders

(a)	In ascertaining the Majority Lenders, the Super Majority Lenders or any other class of Lenders (as applicable) or whether any given percentage (including, for the avoidance of doubt, unanimity) of any of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, a Defaulting Lender’s Commitments and participations will be deemed to be zero.

(b)	For the purposes of this Clause 36.6, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

37	CONFIDENTIALITY

37.1	Confidential Information

Subject to paragraph (b) below, each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information) and Clause 37.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Company or the Third Party Security Provider and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 25.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 22.12 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Company,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i) or (ii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking that is capable of being relied upon by the Company without requiring its signature and that cannot be materially amended without the consent of the Company, except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking that is capable of being relied upon by the Company without requiring its signature and that cannot be materially amended without the consent of the Company, or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; or

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances, and a copy of any such confidentiality undertaking and any amendment thereto shall be provided to the Company at least 3 Business Days prior to the provision of Confidential Information to the relevant person or the relevant amendment taking place;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including, without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party, and a copy of any such confidentiality undertaking and any amendment thereto shall be provided to the Company within ten (10) Business Days of request by the Company; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or Company if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

(e)	Nothing in any Finance Document shall prevent disclosure of any Confidential Information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

37.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities, and/or the Company and the Third Party Security Provider the following information:

(i)	names of the Company and the Third Party Security Provider;

(ii)	country of domicile of the Company and the Third Party Security Provider;

(iii)	place of incorporation of the Company and the Third Party Security Provider;

(iv)	the date of this Agreement;

(v)	the names of the Agent;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Termination Date for Facilities;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities, and/or the Company or Third Party Security Provider by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Company and Third Party Security Provider represent that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished, price-sensitive information.

(d)	The Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities, and/or the Company or Third Party Security Provider; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities, and/or the Company or Third Party Security Provider by such numbering service provider.

37.4	Entire agreement

This Clause 37 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

37.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 37.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37.

37.7	Continuing obligations

The obligations in this Clause 37 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 Months from the earlier of:

(a)	the date on which all amounts payable by the Company and the Third Party Security Provider under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

38	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document. Delivery of a counterpart of this Agreement by email attachment or telecopy shall be an effective mode of delivery.

39	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

40	ENFORCEMENT

40.1	Jurisdiction of English courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 40.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction of any EU member state or of a country party to the Lugano Convention 2007. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions. Nothing in this Agreement affects any right of a Party to apply for provisional, including protective measures, to enforce a judgment or to enforce against assets, in any jurisdiction.

40.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Company and Third Party Security Provider:

(i)	irrevocably appoints Aztiq UK Ltd, a private limited company incorporated under the laws of England and Wales, with registered office at Third Floor Kings House, 174 Hammersmith Road, London, England W6 7JP and with registered company number 07521076 (FAO: Danny Major) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the Company or the Third Party Security Provider of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company (on behalf itself and the Third Party Security Provider) must promptly (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Agent (acting reasonably and in good faith). Failing this, the Agent may appoint another agent for this purpose.

THIS AGREEMENT HAS BEEN ENTERED INTO ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT.

FACILITY AGREEMENT EXECUTION PAGES

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THIRD PARTY SECURITY PROVIDER

CELTIC BIDCO S.À R.L.
Represented by:

/s/ Carmen André
Name:	Carmen André
Title:	Class A Director

Address:	29 Avenue de la Porte Neuve
L-2227 Luxembourg
Attention:	Carmen André
Email address:

[Celtic – Signature Page – Facility Agreement]

COMPANY and BORROWER

CELTIC LUX HOLDINGS S.À R.L.
Represented by:

/s/ Tomas Ekman
Name:	Tomas Ekman
Title:	Director

Address:		Tegelstigen 20
Attention:	Tomas Ekman	Vaermdoe
Email address:		Sweden
Vaermdoe
13933

[Celtic – Signature Page – Facility Agreement]

ORIGINAL LENDER

ALINOR CAPITAL MASTER FUND SCA SICAV-RAIF
acting by Alinor Capital Management LLP as its duly authorized investment manager

/s/ Michael Sutton
Name:	Michael Sutton
Title:	Partner

Address:	33 Cavendish Square, London, United Kingdom
Attention:	Robbie Powell; Johannes Bolzano
Email address:

[Celtic – Signature Page – Facility Agreement]

AGENT

GLOBAL LOAN AGENCY SERVICES LIMITED

/s/ Luxman Jegatheeswaran
Name:	Luxman Jegatheeswaran
Title:	Head of TMG, UK

Address:	2nd Floor, 10 Old Bailey, London, EC4M 7NG, United Kingdom
Attention:	Transaction Management Group / CELTIC LUX HOLDINGS S.À R.L. (Celtic)
Email address:

[Celtic – Signature Page – Facility Agreement]

SECURITY AGENT

GLAS TRUST CORPORATION LIMITED

/s/ Luxman Jegatheeswaran
Name:	Luxman Jegatheeswaran
Title:	Head of TMG, UK

Address:	2nd Floor, 10 Old Bailey, London, EC4M 7NG, United Kingdom
Attention:	Transaction Management Group / CELTIC LUX HOLDINGS S.À R.L. (Celtic)
Email address:

[Celtic – Signature Page – Facility Agreement]